Filed Pursuant to Rule 424(b)(3)

Registration No. 333-239967

PROSPECTUS SUPPLEMENT NO. 11

(to Prospectus dated July 29, 2020)

AdaptHealth Corp.

Secondary Offering of

2,545,455 shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated July 29, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-239967). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on December 4, 2020 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time in one or more offerings by the selling securityholder identified in the Prospectus of up to 2,545,455 shares of our Class A Common Stock issuable upon conversion of our Series B-1 Preferred Stock issuable upon conversion of our Series B-2 Preferred Stock issued to Deerfield Partners, L.P. in a private placement on July 1, 2020.

Our Class A Common Stock is listed on the Nasdaq Capital Market and trades under the symbol “AHCO”. On December 4, 2020, the closing price of our Class A Common Stock was $34.94.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

__________________

See the section entitled “Risk Factors” beginning on page 9 of the Prospectus and any similar section contained in any applicable prospectus supplement to read about factors you should consider before buying our securities.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

__________________

The date of this prospectus supplement is December 7, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2020

AdaptHealth Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-38399	82-3677704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 West Germantown Pike, Suite 250 Plymouth Meeting, PA	19462
(Address of principal executive offices)	(Zip Code)

(610) 630-6357

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	AHCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into A Material Definitive Agreement.

Agreement and Plan of Merger

On December 1, 2020, AdaptHealth Corp., a Delaware corporation (the “Company”), AeroCare Holdings, Inc., a Delaware corporation (“AeroCare”), AH Apollo Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub I”), AH Apollo Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub II”), and Peloton Equity, LLC, a Delaware limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the AeroCare equityholders (the “Stockholder Representative”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company agreed to acquire AeroCare through (a) the merger of Merger Sub I with and into AeroCare, with AeroCare continuing as the surviving corporation of such merger (the “First Merger”) and (b) the merger of AeroCare with and into Merger Sub II, with Merger Sub II continuing as the surviving corporation of such merger (the “Second Merger” and, collectively with the First Merger, the “Acquisition”), subject to the satisfaction or waiver of certain conditions as further described below.

The purchase price for the Acquisition consists of $1.1 billion in cash plus shares (the “Common Shares”) of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of the Company, and shares (the “Preferred Shares” and, collectively with the Common Shares, the “Shares”) of a new series of preferred stock of the Company designated as “Series C Convertible Preferred Stock,” par value $0.0001 per share (“Series C Preferred Stock”), representing, in the aggregate, on an as-converted basis, the economic equivalent of 31,000,000 shares of Class A Common Stock, subject to customary adjustments to the cash portion of such consideration for cash, indebtedness, transaction expenses and net working capital (as compared to an agreed target net working capital amount) and certain other adjustments and subject to escrows to fund certain potential indemnification matters and potential amounts owed by AeroCare equityholders with respect to post-closing purchase price adjustments, if any.

The rights and preferences of the Series C Preferred Stock will be designated by the Company’s board of directors in a certificate of designations (the “Certificate of Designations”) forming part of the Company’s second amended and restated certificate of incorporation, which Certificate of Designations will be filed prior to the closing of the Acquisition with the Delaware Secretary of State in the form attached to the Merger Agreement.

The Series C Preferred Stock will rank senior to the Class A Common Stock with respect to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, having a liquidation preference equal to its par value of $0.0001 per share. The Series C Preferred Stock will participate equally and ratably on an as-converted basis with the holders of Class A Common Stock in all cash dividends paid on the Class A Common Stock.

The conversion of Series C Preferred Stock into Class A Common Stock is subject to Stockholder Approval (as defined and further described below); provided that, subject to certain exceptions in connection with a change of control, the holder thereof may elect to exchange the Series C Preferred Stock following the one-year anniversary of the issuance thereof for the cash value of such shares as calculated based on the volume-weighted average price per share of Class A Common Stock on the day immediately prior to the date of conversion, in lieu of delivery of shares of Class A Common Stock (if the issuance of the shares deliverable upon conversion would otherwise violate the Nasdaq Listing Rules (the “Nasdaq Rules”)). After the Stockholder Approval is obtained, the Company or the holder thereof may convert the Series C Preferred Stock into Class A Common Stock at its election. The Series C Preferred Stock will be non-voting.

Pursuant to the Merger Agreement, the Company agreed to hold a meeting of stockholders at which a proposal will be considered with respect to the Stockholder Approval and to prepare and file a preliminary proxy statement relating to such meeting as promptly as reasonably practicable and in any event no later than the 60th day following the closing of the Acquisition (the “Closing Date”). In addition, as further described below, on December 1, 2020, certain stockholders of the Company entered into agreements with the Stockholder Representative to vote all shares of common stock of the Company owned by such persons as of the applicable record date in favor of the Stockholder Approval.

Pursuant to the Merger Agreement, the Company agreed to increase the size of its board of directors by two members in order to elect to the board of directors, promptly following and in any event within five business days following the Closing Date, Ted Lundberg as a Class II director (and as the initial appointee of the Rights Holders as described below) and Stephen Griggs, the current President and Chief Executive Officer of AeroCare, as a Class I director. For as long as Peloton Equity AeroCare SPV I, L.P. and SkyKnight Aero Holdings, LLC (the “Rights Holders”) or their respective affiliates collectively among them hold beneficial ownership of at least 35% of the shares of Class A Common Stock and Series C Preferred Stock, on an as-converted basis, issued to the Rights Holders pursuant to the Merger Agreement, the Rights Holders will have the right to designate for nomination one director for election to the Company’s board of directors. In addition to the foregoing director designation right, for as long as the Rights Holders or their respective affiliates collectively among them hold beneficial ownership of at least 35% of the shares of Class A Common Stock and Series C Preferred Stock, on an as-converted basis, issued to the Rights Holders pursuant to the Merger Agreement, the Rights Holders will have the right to designate a non-voting observer to the board of directors of the Company.

The obligations of the Company and AeroCare to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of, among other closing conditions, the accuracy of the representations and warranties in the Merger Agreement, the compliance by the parties with the covenants in the Merger Agreement, the absence of any legal order barring the Acquisition, the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the receipt of certain regulatory approvals. The obligation of the Company to effect the closing is also subject to the satisfaction or waiver of the condition that no more than 3.5% of the shares of common stock of AeroCare issued and outstanding as of immediately prior to the closing have properly demanded appraisal for such shares pursuant to Section 262 of the General Corporation Law of the State of Delaware.

The Merger Agreement contains customary representations and warranties given by AeroCare, the Company, Merger Sub I and Merger Sub II, in each case generally subject to customary materiality qualifiers. The Company and AeroCare have also each made customary covenants in the Merger Agreement, including covenants by each of the parties relating to conduct of their respective businesses prior to the closing of the Acquisition. The Merger Agreement also contains a covenant by AeroCare not to, and to cause its affiliates, subsidiaries, officers, directors, employees and representatives not to, solicit, initiate or encourage the initiation of, participate in any discussions or negotiations regarding, or agree to any acquisition proposal by a third party.

Pursuant to the Merger Agreement, the parties are provided with customary termination rights, including the right of either party to terminate the Merger Agreement if the consummation of the Acquisition has not occurred on or prior to May 31, 2021 unless the party electing to terminate the Merger Agreement is in breach of its representations or obligations under the Merger Agreement and such breach caused the failure of a condition to closing or was the primary cause of the failure to consummate the closing prior to outside date. The Company will be required to pay a termination fee to AeroCare equal to $60 million if the Merger Agreement is terminated for breach by the Company that primarily gives rise to the failure of certain conditions to closing of AeroCare or for failure of the Company to close when required. The Acquisition is expected to close in the first quarter of 2021 subject to the satisfaction of the closing conditions as described above.

The representations, warranties and pre-closing covenants of AeroCare under the Merger Agreement do not survive the closing of the Acquisition, and the Company disclaims any remedies for any such matters following the closing; however, the Company and the surviving company following the Acquisition will be entitled to recovery with respect to certain losses as a result of, or in connection with, a specified matter solely out of an indemnity escrow account established pursuant to the Merger Agreement. The Company intends to bind a representations and warranties insurance policy in connection with the Acquisition.

Pursuant to the Merger Agreement, subject to certain exceptions, each equityholder of AeroCare receiving shares of Class A Common Stock and Series C Preferred Stock or Company options at the closing of the Acquisition is prohibited from transferring such consideration, or any Company securities issued on conversion or exercise of such consideration, (i) for a period of six months following the Closing Date and, (ii) solely with respect to two-thirds of such consideration, for a period of one year following the Closing Date.

The Company intends to fund the cash portion of the consideration for the Acquisition and associated costs through cash on hand and incremental debt and has entered into a debt commitment letter with Jefferies Finance LLC, as further described below.

The foregoing summary of the Merger Agreement is qualified in its entirety by the full text thereof, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Amendment to Amended and Restated Registration Rights Agreement

In connection with the entry into the Merger Agreement, the Company entered into an amendment (the “Registration Rights Agreement Amendment”) to that certain Amended and Restated Registration Rights Agreement, dated as of July 1, 2020 (as amended, the “Registration Rights Agreement”), by and among the Company, AdaptHealth Holdings LLC, a Delaware limited liability company and direct subsidiary of the Company, and certain other holders of the Company’s capital stock, pursuant to which, among other things, the stockholders of AeroCare receiving Class A Common Stock and Series C Preferred Stock pursuant to the Merger Agreement and that deliver a joinder to the Registration Rights Agreement to the Company, effective as of the closing of the Acquisition, will be provided with certain registration rights with respect to the shares of Class A Common Stock and the shares of Class A Common Stock issuable upon conversion (subject to the terms and conditions of the Certificate of Designations) of the Series C Preferred Stock to be issued pursuant to the Merger Agreement.

The foregoing summary of the Registration Rights Agreement Amendment is qualified in its entirety by the full text thereof, which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Debt Commitment Letter

In connection with the entry into the Merger Agreement, AdaptHealth LLC, a Delaware limited liability company and indirect subsidiary of the Company, entered into a debt commitment letter (the “Commitment Letter”), dated as of December 1, 2020, with Jefferies Finance LLC (“Jefferies Finance”), pursuant to which Jefferies Finance (together with any additional commitment parties party thereto) committed to provide to AdaptHealth LLC (i) a senior secured term loan B facility in an aggregate principal amount of up to $900,000,000 (the “Term B Facility”) and (ii) a senior unsecured bridge facility in an aggregate principal amount of up to $450,000,000 (the “Bridge Facility”); however, with respect to the Bridge Facility, AdaptHealth LLC expects to obtain long-term financing to fund the Acquisition in the debt capital markets on or before the consummation of the Acquisition contemplated by the Merger Agreement in lieu of drawing under the Bridge Facility.  On or prior to the consummation of the Acquisition contemplated by the Merger Agreement, the commitments in respect of the Term B Facility will be automatically reduced by certain debt incurrences and equity issuances by AdaptHealth LLC, its parent entities or any of their respective subsidiaries.

The Term B Facility and the Bridge Facility are available to (i) to finance the Acquisition in part, (ii) to refinance certain indebtedness of AdaptHealth LLC and AeroCare and (iii) to pay fees and expenses incurred in connection therewith.  The funding of the Term B Facility and the Bridge Facility provided for in the Commitment Letter is contingent on the satisfaction of customary conditions, including, among other things, (i) the execution and delivery of definitive documentation in accordance with the terms sets forth in the Commitment Letter and (ii) the consummation of the Acquisition in accordance with the terms of the Merger Agreement. The definitive documentation governing such debt financing has not been finalized, and, accordingly, the actual terms may differ from the description of such terms in the Commitment Letter.

Item 3.02. Unregistered Sale of Equity Securities.

A portion of the consideration to be issued pursuant to the Merger Agreement, as described in Item 1.01 of this report, which description is incorporated by reference into this Item 3.02, will consist of unregistered shares of Class A Common Stock and Series C Preferred Stock. Such shares will be issued in private placements exempt from registration under 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), because the offer and sale of such securities does not involve a “public offering,” as defined in Section 4(2) of the Securities Act, and other applicable requirements will be met.

Nasdaq Listing and Stockholder Approval; Registration

The Company’s Class A Common Stock is currently listed on The Nasdaq Capital Market, and the Company is subject to the Nasdaq Rules. Pursuant to the terms of the Merger Agreement, the Company has covenanted to seek approval of its stockholders (the “Stockholder Approval”) as may be required by the Nasdaq Rules, including pursuant to Nasdaq Rule 5635(a), applicable in connection with the removal of the conversion restrictions as will be applicable to the Series C Preferred Stock to prevent conversions of such Series C Preferred Stock into Class A Common Stock.

The Company plans to hold a meeting of stockholders at which a proposal to obtain the Stockholder Approval is considered as promptly as reasonably practicable following the closing of the Acquisition. In addition, on December 1, 2020, certain stockholders of the Company entered into agreements with the Stockholder Representative to vote all shares of common stock of the Company owned by such persons as of the applicable record date over which such persons have voting power as of the date hereof, amounting to greater than 50% of all current voting power of the Company, (i) in favor of the Stockholder Approval for the removal of the conversion restrictions applicable to the Series C Preferred Stock and (ii) against matters that would reasonably be expected to impede the Stockholder Approval. The Stockholder Representative may enter into additional voting agreements with other stockholders of the Company with such obligations.

Forward-looking Statements

This Current Report on Form 8-K includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the Company’s acquisition pipeline and the impact of the recent coronavirus (COVID-19) pandemic and our response to it. These statements are based on various assumptions and on the current expectations of Company management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including the outcome of judicial and administrative proceedings to which the Company may become a party or governmental investigations to which the Company may become subject that could interrupt or limit the Company’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in the Company’s clients’ preferences, prospects and the competitive conditions prevailing in the healthcare sector; and the impact of the recent coronavirus (COVID-19) pandemic and the Company’s response to it. A further description of such risks and uncertainties can be found in the Company’s filings with the Securities and Exchange Commission. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently knows or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits

4.1	Amendment to Amended and Restated Registration Rights Agreement, dated as of December 1, 2020, by and among the Company, AdaptHealth Holdings LLC and the other persons listed on the signature pages thereto.
10.1	Agreement and Plan of Merger, dated as of December 1, 2020, by and among the Company, AeroCare Holdings, Inc., AH Apollo Merger Sub Inc., AH Apollo Merger Sub II Inc. and Peloton Equity I, L.P., solely in its capacity as the representative, agent and attorney-in-fact of the AeroCare equityholders.
104	Cover Page lnteractive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: December 4, 2020

AdaptHealth Corp.

By:	/s/ Jason Clemens
Name: Jason Clemens
Title: Chief Financial Officer

Exhibit 4.1

EXECUTION VERSION

AMENDMENT TO
Amended and Restated REGISTRATION RIGHTS AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is made as of December 1, 2020 (the “Amendment Date”) and amends that certain Amended and Restated Registration Rights Agreement, dated as of July 1, 2020 (the “Existing Agreement”), by and among AdaptHealth Corp., a Delaware corporation (“Pubco”), and certain of its shareholders party thereto (each a “Investor” and, collectively, the “Investors”). This Amendment shall become effective as of the Apollo Closing (as defined below) pursuant to the Apollo Merger Agreement (as defined below). Capitalized terms used but not otherwise defined herein are defined in the Existing Agreement.

RECITALS:

WHEREAS, pursuant to Section 13(d) of the Existing Agreement, an amendment signed by Pubco and the holders of a majority of the Registrable Securities, will be binding on all Investors, whether or not party thereto; and

WHEREAS, Pubco and the holders of a majority of the Registrable Securities desire to amend the Existing Agreement as set forth herein and acknowledge and agree to the grant of registration rights in accordance with the terms hereof to any Target Investor that executes a Joinder to the Existing Agreement (as amended hereby) with Pubco on or after the date hereof, for which Pubco may update the Schedule of Investors to the Existing Agreement to include.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the parties hereto hereby agree and, pursuant to Section 13(d) of the Existing Agreement, all other Investors not party hereto are hereby deemed to agree as follows:

1.                  Amendment to Recitals. The Recitals of the Existing Agreement are hereby amended to include the following recital:

WHEREAS, Pubco entered into an Agreement and Plan of Merger, dated as of December 1, 2020 (the “Apollo Merger Agreement”), with each of AH Apollo Merger Sub Inc., a Delaware corporation (“Merger Sub”), AH Apollo Merger Sub II Inc., a Delaware corporation (“Merger Sub II”), AeroCare Holdings, Inc., a Delaware corporation (the “Target”), and Peloton Equity, LLC, a Delaware limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Equityholders (as defined therein), pursuant to which Pubco agreed to acquire the Target through (i) the merger of Merger Sub with and into the Target, with the Target continuing as the surviving corporation of such merger (the “First Merger”), immediately followed by (ii) the merger of the Target, as the surviving corporation of the First Merger, with and into Merger Sub II, with Merger Sub II continuing as the surviving company of such merger (the “Second Merger”, and together with the First Merger, the “Mergers”), in each case, upon the terms and subject to the conditions set forth in the Apollo Merger Agreement;

2.                  Amendment to Section 1(a). Section 1(a) of the Existing Agreement is hereby amended and restated as follows:

Registration Statement Covering Resale of Registrable Securities. Pubco filed with the Commission a Registration Statement on Form S-1 (“Form S-1”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Investors of all of the Registrable Securities held by the Investors (other than OEP and the Target Investors) (the “Existing Resale Shelf Registration Statement”). Pubco shall use reasonable best efforts to keep the Existing Resale Shelf Registration Statement continuously effective to be supplemented and amended to the extent necessary to ensure that such Existing Resale Shelf Registration Statement is available or, if not available, to ensure that another Registration Statement is available (which replacement Registration Statement shall be deemed an Existing Resale Shelf Registration Statement), under the Securities Act at all times until such date as all Registrable Securities covered by the Existing Resale Shelf Registration Statement, including the Registrable Securities held by the OEP Parties and the Target Investors to be added to the Existing Resale Shelf Registration Statement in accordance with Section 1(b) or 1(f), as applicable, have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”); provided, that Pubco may amend the Existing Resale Shelf Registration Statement in accordance with Section 1(b), Section 1(d) and Section 1(f), as applicable. Without limiting the foregoing or any of Pubco’s obligations under this Agreement, the Company will take such actions, including filing supplements to the prospectus included in such Registration Statement, as shall be necessary to ensure that the Existing Resale Shelf Registration Statement remains effective and available for the resale of all of the shares of Common Stock issuable upon conversion or otherwise in respect of any Series B-1 Preferred Stock (in addition to all of the other Registrable Securities covered by the Existing Resale Shelf Registration Statement) in accordance with the plan of distribution set forth therein. The Existing Resale Shelf Registration Statement shall contain a Prospectus in such form as to permit any Investor to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to lock-up restrictions provided in this Agreement and in the Lock-Up Agreements), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Investors; provided, that Pubco may amend the Existing Resale Shelf Registration Statement in accordance with Section 1(b), Section 1(c), Section 1(d), Section 1(e), Section 1(f) or Section 1(g).

3.                  Amendment to Section 1(f). Section 1(f) of the Existing Agreement is hereby moved to Section 1(h), and a new Section 1(f) is hereby added as follows:

Pubco shall use its reasonable best efforts to prepare and file or cause to be prepared and filed with the SEC no later than the date that is sixty (60) days prior to the six month anniversary of the Apollo Closing Date, either, at the sole discretion of Pubco, (x) a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act (provided, that such Registration Statement replaces and becomes the Existing Resale Shelf Registration Statement) or (y) an amendment or prospectus supplement to the Existing Resale Shelf Registration Statement registering the resale from time to time by the Target Investor Parties of all of the Registrable Securities held by the Target Investor Parties (such Registration Statement, as amended, the “Merger Resale Shelf Registration Statement”); provided, that it is understood and agreed that the registration of such shares prior to the Restricted Period Termination Date (as defined in the Apollo Merger Agreement) shall not affect the restrictions on transfer applicable to Prohibited Shares set forth in Section 6.13(a) of the Apollo Merger Agreement. The Merger Resale Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to Pubco, on Form S-1 or such other appropriate form permitting Registration of the Registrable Securities for resale by the Target Investor Parties. The Merger Resale Shelf Registration Statement shall contain a Prospectus in such form as to permit the Target Investor Parties to sell the Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) at any time beginning on the effective date for the Merger Resale Shelf Registration Statement (subject to the lock-up or transfer restrictions pursuant to Section 6.13(a) of the Apollo Merger Agreement, as affirmed in any letter of transmittal or support agreement delivered in connection therewith, and in this Agreement), and shall provide that the Registrable Securities held by the Target Investor Parties may be sold pursuant to any method or combination of methods legally available to, and requested by, the holders of a majority of the Registrable Securities held by all Target Investor Parties (the “Target Investor Majority”). Pubco shall use its reasonable best efforts to cause the Merger Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but in no event later than the six month anniversary of the Apollo Closing Date. Without limiting any of the foregoing provisions of this Section 1(f), as soon as practicable, but in no event later than five (5) business days, following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review, Pubco shall file a request for acceleration of effectiveness of such Registration Statement (to the extent required, by declaration or ordering of effective, of such Registration Statement or amendment by the SEC) to a time and date not later than two (2) business days after the submission of such request. No later than two (2) business days after the Registration Statement becomes effective, Pubco shall file with the SEC the final prospectus included in the Registration Statement pursuant to Rule 424 (or successor thereto) under the Securities Act. Once effective, Pubco shall use its reasonable best efforts to keep the Merger Resale Shelf Registration Statement continuously effective and in compliance with the Securities Act and useable for the resale of the Registrable Securities covered by the Merger Resale Shelf Registration Statement, including by filing successive replacement or renewal Merger Resale Shelf Registration Statements upon the expiration of the Merger Resale Shelf Registration Statement, until such time as the Target Investor Parties no longer hold Registrable Securities. The Target Investor Parties shall be entitled, at any time and from time to time when the Merger Resale Shelf Registration Statement is effective (subject to the lock-up or transfer restrictions pursuant to Section 6.13(a) of the Apollo Merger Agreement, as affirmed in any letter of transmittal or support agreement delivered in connection therewith, and in this Agreement), to sell any or all of the Registrable Securities covered by the Merger Resale Shelf Registration Statement. Pubco shall pay all Registration Expenses in connection with the filing of the Merger Resale Shelf Registration Statement.

4.                  Amendment to Section 1(g). A new Section 1(g) is hereby added as follows:

Each transferee of a Target Investor Party that qualifies as a Target Investor Party (without taking into account the proviso thereto) will be provided the opportunity, in connection with such transfer, to execute a Joinder to this Agreement that would entitle it to the benefits of this Agreement as are applicable to a Target Investor Party, and upon the execution and delivery thereof shall be deemed a Target Investor Party hereunder. Subject to applicable securities laws, Pubco agrees to provide in the Merger Resale Shelf Registration Statement (and in any prospectus or prospectus supplement forming a part of such Merger Resale Shelf Registration Statement) that all such transferees shall, by virtue of receiving Registrable Securities in a Permitted Transfer, be deemed to be selling stockholders under the Merger Resale Registration Statement (or any such prospectus or prospectus supplement) with respect to such Registrable Securities. If any Target Investor Party becomes a holder of Registrable Securities after the Merger Resale Shelf Registration Statement is declared effective in accordance with Section 1(f), then Pubco shall, as promptly as is reasonably practicable following delivery of written notice to Pubco of such Target Investor Party becoming a holder of Registrable Securities and requesting for its name to be included as a selling securityholder in the Prospectus related to the Merger Resale Shelf Registration Statement:

(i)               if required and permitted by applicable law, file with the Commission a supplement to the related Prospectus or a post-effective amendment to the Merger Resale Shelf Registration Statement so that such Target Investor Party is named as a selling securityholder in the Merger Resale Shelf Registration Statement and the related Prospectus in such a manner as to permit such Target Investor Party to deliver a prospectus to purchasers of the Registrable Securities in accordance with applicable law; provided, however, that Pubco shall not be required to file more than one post-effective amendment or a supplement to the related prospectus for under this Section 1(g) in any 45-day period;

(ii)              if, pursuant to Section 1(g)(i), Pubco shall have filed a post-effective amendment to the Merger Resale Shelf Registration Statement that is not automatically effective, use its reasonable best efforts to cause such post-effective amendment to become effective under the Securities Act as promptly as is reasonably practicable; and

(iii)             notify such Target Investor Party as promptly as is reasonably practicable after the effectiveness of any post-effective amendment filed pursuant to Section 1(g)(i).

5.                  Amendment to Section 2(b). Section 2(b) of the Existing Agreement is hereby amended and restated as follows:

Long-Form Registrations. (i) The OEP Parties may request an aggregate of three (3), (ii) the Target Investor Majority may request an aggregate of three (3), (iii) the Deerfield Parties may request an aggregate of one (1) and (iv) the Investors (other than any OEP Parties and the Target Investors) holding a majority of the Registrable Securities (other than those held by the OEP Parties and the Target Investors) may request an aggregate of one (1) Long-Form Registration in which Pubco shall pay all Registration Expenses whether or not any such Long-Form Registration has become effective; provided that, Pubco shall not be obligated to effect, or to take any action to effect, any Long-Form Registration unless the aggregate market price of the Registrable Securities requested to be registered in such Long-Form Registration exceeds $20,000,000 at the time of request; provided, further, that Pubco shall only be obligated to effect, or take any action to effect, three (3) Long-Form Registrations in the case of any request therefor by any of the OEP Parties, three (3) Long-Form Registrations in the case of any request therefor by the Target Investor Majority, one (1) Long-Form Registrations in the case of any request therefor by any of the Deerfield Parties and one (1) Long-Form Registration in the case of any request therefor by Investors (other than any OEP Parties and the Target Investors) holding a majority of the Registrable Securities (other than those held by the OEP Parties and the Target Investors). A registration shall not count as a permitted Long-Form Registration until it has become effective and unless the holders of Registrable Securities are able to register and sell at least 90% of the Registrable Securities requested to be included in such registration; provided that in any event Pubco shall pay all Registration Expenses in connection with any registration initiated as a Long-Form Registration whether or not it has become effective and whether or not such registration has counted as one of the permitted Long-Form Registrations hereunder.

6.                  Amendment to Section 2(c). Section 2(c) of the Existing Agreement is hereby amended and restated as follows:

Short-Form Registrations. In addition to the Long-Form Registration provided pursuant to Section 2(b), each of (i) the Investors holding a majority of the Common Units not held by Pubco, (ii) the Investors holding a majority of the Founder Shares, (iii) the Investors holding a majority of the PIPE Shares (including any Common Stock issuable in respect of any Series B-1 Preferred Stock that was exchanged for PIPE Shares), (iv) the Deerfield Parties, (v) the Target Investor Majority and (vi) the OEP Parties, in each case, shall be entitled to request an unlimited number of Short-Form Registrations in which Pubco shall pay all Registration Expenses whether or not any such Short-Form Registration has become effective; provided, however, that Pubco shall not be obligated to effect any such Short-Form Registration: (i) if the holders of Registrable Securities, together with the holders of any other securities of Pubco entitled to inclusion in such Short-Form Registration, propose to sell Registrable Securities with an aggregate market price at the time of request of less than $5,000,000, or (ii) if Pubco has, within the twelve (12) month period preceding the date of such request, already effected three (3) Short-Form Registrations for the holders of Registrable Securities requesting a Short-Form Registration pursuant to this Section 2(c). Demand Registrations shall be Short-Form Registrations whenever Pubco is permitted to use any applicable short form registration and if the managing underwriters (if any) agree to the use of a Short-Form Registration. For so long as Pubco is subject to the reporting requirements of the Exchange Act, Pubco shall use its reasonable best efforts to make Short-Form Registrations available for the offer and sale of Registrable Securities. If Pubco is qualified to and, pursuant to the request of the holders of a majority of the Registrable Securities, has filed with the Commission a registration statement under the Securities Act on Form S-3 pursuant to Rule 415 (a “Shelf Registration”), then Pubco shall use its reasonable best efforts to cause the Shelf Registration to be declared effective under the Securities Act as soon as practicable after filing, and, if Pubco is a WKSI at the time of any such request, to cause such Shelf Registration to be an Automatic Shelf Registration Statement, and once effective, Pubco shall cause such Shelf Registration to remain effective (including by filing a new Shelf Registration, if necessary) for a period ending on the earlier of (i) the date on which all Registrable Securities included in such registration have been sold or distributed pursuant to the Shelf Registration or (ii) the date as of which all of the Registrable Securities included in such registration are able to be sold within a 90-day period in compliance with Rule 144 under the Securities Act. If for any reason Pubco ceases to be a WKSI or becomes ineligible to utilize Form S-3, Pubco shall prepare and file with the Commission a registration statement or registration statements on such form that is available for the sale of Registrable Securities.

7.                  Amendment to Section 2(d). Section 2(d) of the Existing Agreement is hereby amended to include “, the Merger Resale Shelf Registration Statement” after “the Deerfield Resale Shelf Registration Statement”.

8.                  Amendment to Section 2(f)(i). Section 2(f)(i) of the Existing Agreement is hereby amended and restated as follows:

Pubco shall not be obligated to effect any Demand Registration within 30 days prior to Pubco’s good faith estimate of the date of filing of an underwritten Public Offering of Pubco’s securities and for such a period of time after such a filing as the managing underwriters request, provided that such period shall not exceed 90 days from the effective date of any such underwritten Public Offering. Pubco may postpone, for up to 60 days from the date of the request (the “Suspension Period”), the filing or the effectiveness of a registration statement for a Demand Registration or suspend the use of a prospectus that is part of any Resale Shelf Registration (and therefore suspend sales of the Registrable Securities included therein) by providing written notice to the holders of Registrable Securities if the board of directors of Pubco reasonably determines in good faith that the offer or sale of Registrable Securities would be expected to have a material adverse effect on any proposal or plan by Pubco or any subsidiary thereof to engage in any material acquisition or disposition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization or similar transaction or would require Pubco to disclose any material nonpublic information which would reasonably be likely to be detrimental to Pubco and its subsidiaries; provided that in such event, the holders of Registrable Securities initially requesting such Demand Registration or Takedown Demand shall be entitled to withdraw such request. Pubco may delay or suspend the effectiveness of a Demand Registration or the use of a prospectus that is part of any Resale Shelf Registration (and the sales of the Registrable Securities included therein) pursuant to this Section 2(f)(i) only once in any consecutive twelve-month period; provided that, for the avoidance of doubt, Pubco may in any event delay or suspend the effectiveness of such Demand Registration or the use of such prospectus that is part of any Resale Shelf Registration (and such sales of Registrable Securities included therein) in the case of an event described under Section 5(g) to enable it to comply with its obligations set forth in Section 5(f). Pubco may extend the Suspension Period for an additional consecutive 60 days with the consent of the Applicable Approving Party.

9.                  Amendment to Section 3(a). Section 3(a) of the Existing Agreement is hereby amended to include “, Merger Resale Shelf Registration Statement” after “OEP Resale Shelf Registration Statement”.

10.              Amendment to Section 3(e). Section 3(e) of the Existing Agreement is hereby amended and restated as follows:

Entire Agreement; Effectiveness. If Pubco has previously filed a Registration Statement with respect to Registrable Securities pursuant to Section 2 or pursuant to this Section 3, and if such previous registration has not been withdrawn or abandoned, then Pubco shall not be required to file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form) at the request of any holder or holders of such securities until a period of at least 90 days has elapsed from the effective date of such previous registration; provided, however, that Pubco shall at all times remain obligated to file or amend, as applicable, (i) any OEP Resale Shelf Registration Statement in accordance with Section 1(b) and/or Section 1(c) in the time periods specified therein, (ii) any Deerfield Resale Shelf Registration Statement in accordance with Section 1(d) and/or Section 1(e) in the time periods specified therein and (iii) any Merger Resale Shelf Registration Statement in accordance with Section 1(f) and/or Section 1(g) in the time periods specified therein.

11.              Amendment to Section 5. Section 5 of the Existing Agreement is hereby amended to include “, Merger Resale Shelf Registration Statement” after “OEP Resale Shelf Registration Statement”.

12.              Amendment to Section 8(b). Section 8(b) of the Existing Agreement is hereby amended to include “or Target Investor” after “OEP Party” and to include “or Apollo Merger Agreement” after “OEP Investment Agreement”.

13.              Amendment to Definitions.

(a)               The definition of as-converted basis is hereby amended to include “, Series C Preferred Stock” after “Series B-2 Preferred Stock” in each place such words appear in such definition.

(b)               Clause (ix) of the definition of Registrable Securities is hereby moved to Clause (xi) of such definition and the reference to “(viii)” in such Clause is hereby amended to refer to “(x)”. A new Clause (ix) and (x) is hereby added to such definition as follows:

(ix) any Common Stock issued to the Target Investors pursuant to the Apollo Merger Agreement (whether or not such shares of Common Stock are subsequently transferred to any Target Investor Party) held by any Target Investor Party, (x) any Common Stock issued or issuable upon conversion of the Series C Preferred Stock issued to any Target Investor pursuant to the Apollo Merger Agreement (whether or not such shares of Series A Preferred Stock or Common Stock are subsequently transferred to any Target Investor Party) held by any Target Investor Party

(c)               The definition of Shelf Participant is hereby amended to include “Merger Resale Shelf Registration Statement,” after “OEP Resale Shelf Registration Statement, ” in each place such words appear in such definition.

(d)               Section 12 of the Existing Agreement is hereby amended by adding the following definitions in appropriate alphabetical order:

“Apollo Closing” means the closing of the First Merger pursuant to the Apollo Merger Agreement.

“Apollo Closing Date” means the date of the Apollo Closing.

“Series C Preferred Stock” means the Series C Convertible Preferred Stock, par value $0.0001 per share, of Pubco.

7

“Target Investors” means each recipient of Common Stock or Series C Preferred Stock of Pubco pursuant to the Apollo Merger Agreement that executes a Joinder to this Agreement with Pubco.

“Target Investor Party” or “Target Investor Parties” means (i) any Target Investor, (ii) any Person that receives Registrable Securities from a Target Investor if such Target Investor is an affiliate (as defined under applicable securities laws) of Pubco at the time of transfer or was an affiliate within ninety-days prior to such transfer and (iii) any transferee of any Target Investor to whom 300,000 or more shares of Registrable Securities (on an as converted basis) are transferred pursuant to Section 6.13 of the Apollo Merger Agreement; provided, that, in each case of clause (ii) and (iii), such transferee executes a Joinder to this Agreement in connection with such transfer as contemplated Section 1(g) of this Agreement.

14.              No Additional Changes. This Amendment shall be automatically effective as of the Apollo Closing, without further action by any party hereto or to the Existing Agreement. Prior to the Apollo Closing, the Existing Agreement shall remain in effect. If the Apollo Merger Agreement is terminated for any reason, then this amendment shall be void and of no force and effect. Except as expressly and specifically amended by this Amendment, all provisions of the Existing Agreement shall remain in full force and effect according to their terms, and the Investors shall continue to be bound by such Existing Agreement as modified by this Amendment. In the event of any conflict between any provision of the Existing Agreement and this Amendment, this Amendment shall control. From and after the date hereof, all references in the Existing Agreement to “this Agreement” shall mean the Existing Agreement as amended by this Amendment.

15.              Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Rights Agreement.

16.              Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument; provided that in the event that any signature is delivered by facsimile transmission or by e-mail delivery of a .pdf format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature were the original thereof.

17.              Choice of Law. This Amendment is governed by the laws of the State of Delaware, without regard to its conflict of laws provisions.

*          *          *          *          *

8

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Registration Rights Agreement as of the date first written above.

COMPANY:

ADAPTHEALTH HOLDINGS LLC

By:	/s/ Luke McGee
Name: Luke McGee
Title: Chief Executive Officer

[Signature page to the Amendment to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Registration Rights Agreement as of the date first written above.

PUBCO:

ADAPTHEALTH CORP.

By:	/s/ Luke McGee
Name: Luke McGee
Title: Chief Executive Officer

[Signature page to the Amendment to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Registration Rights Agreement as of the date first written above.

INVESTOR:

ARIMAR, LLC

By:	/s/ Rich Roberts
Name: Rich Roberts
Title: Authorized Signatory

[Signature page to the Amendment to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Registration Rights Agreement as of the date first written above.

INVESTOR:

GREGG HOLST

/s/ Gregg Holst
Gregg Holst

[Signature page to the Amendment to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Registration Rights Agreement as of the date first written above.

INVESTOR:

WHEATFIELD LLC

By:	/s/ Gregg Holst
Name: Gregg Holst
Title: Managing Director, Member

[Signature page to the Amendment to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Registration Rights Agreement as of the date first written above.

INVESTOR:

JOSHUA PARNES

/s/ Joshua Parnes
Joshua Parnes

[Signature page to the Amendment to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Registration Rights Agreement as of the date first written above.

INVESTOR:

RICHARD BARASCH

/s/ Richard Barasch
Richard Barasch

[Signature page to the Amendment to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Registration Rights Agreement as of the date first written above.

INVESTOR:

CLIFTON BAY OFFSHORE INVESTMENTS L.P.

By: Clifton Bay Management Ltd.
Its: General Partner

By:	/s/ Susan V. Demers
Name: Susan V. Demers for Vicali Services (BVI) Inc.
Title: Director

[Signature page to the Amendment to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Registration Rights Agreement as of the date first written above.

INVESTOR:

2321 CAPITAL LLC

By:	/s/ Luke McGee
Name: Luke McGee
Title: Authorized Signatory

[Signature page to the Amendment to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Registration Rights Agreement as of the date first written above.

INVESTOR:

BLUE RIVER NJ LLC

By: Still Water Nevada Trust

By:	/s/ Luke McGee
Name: Luke McGee
Title: Authorized Signatory

[Signature page to the Amendment to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Registration Rights Agreement as of the date first written above.

INVESTOR:

FRESH POND INVESTMENT LLC

By:	/s/ Luke McGee
Name: Luke McGee
Title: Authorized Signatory

[Signature page to the Amendment to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Registration Rights Agreement as of the date first written above.

INVESTOR:

LBM DME HOLDINGS LLC

By:	/s/ Luke McGee
Name: Luke McGee
Title: Authorized Signatory

[Signature page to the Amendment to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Registration Rights Agreement as of the date first written above.

INVESTOR:

QUAD CAPITAL LLC

By: Still Water Nevada Trust

By:	/s/ Luke McGee
Name: Luke McGee
Title: Authorized Signatory

[Signature page to the Amendment to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Registration Rights Agreement as of the date first written above.

INVESTOR:

LUKE MCGEE

/s/ Luke McGee
Luke McGee

[Signature page to the Amendment to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Registration Rights Agreement as of the date first written above.

INVESTOR:

MAYAID2001 LLC

By:	/s/ Christopher Joyce
Name: Christopher Joyce
Title: Authorized Signatory

[Signature page to the Amendment to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Registration Rights Agreement as of the date first written above.

INVESTOR:

OEP AHCO Investment Holdings LLC

By:	/s/ Brad Coppens
Name: Brad Coppens
Title: Representative

[Signature page to the Amendment to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Registration Rights Agreement as of the date first written above.

INVESTOR:

QUADRANT MANAGEMENT, INC.

By:	/s/ Marco Vega
Name: Marco Vega
Title: Chief Operating Officer

[Signature page to the Amendment to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Registration Rights Agreement as of the date first written above.

INVESTOR:

SHAW RIETKERK

/s/ Shaw Rietkerk
Shaw Rietkerk

[Signature page to the Amendment to the Registration Rights Agreement]

Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ADAPTHEALTH CORP.,

AH APOLLO MERGER SUB INC.,

AH APOLLO MERGER SUB II INC.,

AEROCARE HOLDINGS, INC.,

and

PELOTON EQUITY, LLC,

as Stockholder Representative

December 1, 2020

(continued)

ARTICLE I DEFINITIONS		12
1.1	Definitions	12
1.2	Construction	12
ARTICLE II PURCHASE AND SALE; CLOSING; CLOSING DELIVERIES		13
2.1	The Mergers	13
2.2	Closing	14
2.3	Deliveries at Closing	15
2.4	First Merger Conversion of Securities	17
2.5	Payment for Securities	19
2.6	Dissenting Shares	21
2.7	Treatment of Company Options	21
2.8	Excess Capital Equipment Adjustment; Estimated Aggregate Merger Consideration; Parent Stock	23
2.9	Closing Date Estimates and Post-Closing Reconciliation	24
2.10	Withholding	29
2.11	[INTENTIONALLY OMITTED]	29
2.12	Second Merger Conversion of Securities	29
2.13	Equitable Adjustments	29
ARTICLE III ESCROW AND REPRESENTATIVE EXPENSE AMOUNT		30
3.1	Escrow Deposit; Disbursements	30
3.2	Deposit of Representative Expense Amount	30
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPANY		31
4.1	Organization; Existence and Good Standing	31
4.2	Authority; Enforceability	31
4.3	No Violations	32
4.4	Consents	32
4.5	Capitalization; Subsidiaries	32
4.6	Legal Requirements and Permits	34
4.7	Legal Proceedings	38
4.8	Tax Matters	38
4.9	Financial Statements and Other Financial Matters	40
4.10	Absence of Certain Changes	42
4.11	Employee Benefit Plans	42
4.12	Employment and Labor	45
4.13	Contracts	47
4.14	Real Property	49
4.15	Personal Property	50
4.16	Intellectual Property	50
4.17	Insurance	52
4.18	Related Party Transactions	52
4.19	Material Customers, Suppliers, Payors and Referral Sources	52
4.20	Privacy	53

(continued)

4.21	Brokers’ Fees	55
4.22	Sufficiency of Assets	55
4.23	[RESERVED]	55
4.24	Environmental Matters	55
4.25	Product Liability	56
4.26	COVID-19 Laws	56
4.27	No Other Representations and Warranties	56
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT, Merger Sub and merger sub ii		57
5.1	Organization; Existence and Good Standing	57
5.2	Authority; Enforceability	57
5.3	No Violations	58
5.4	Consents	58
5.5	Legal Proceedings	58
5.6	Brokers’ Fees	59
5.7	Financing	59
5.8	[RESERVED]	60
5.9	Capitalization	60
5.10	Shares	61
5.11	SEC Reports; Financial Statements	61
5.12	Compliance with Legal Requirements	63
5.13	Listing and Maintenance Requirements	63
5.14	No Disqualification Events	63
5.15	Solvency	63
5.16	Tax Matters	63
5.17	No Other Representations and Warranties	64
ARTICLE VI COVENANTS AND OTHER AGREEMENTS		64
6.1	Interim Operation of Business	64
6.2	Public Announcements	68
6.3	Indemnification and Insurance	69
6.4	Pre-Closing Access	70
6.5	Regulatory and Other Approvals	71
6.6	Efforts to Consummate	73
6.7	Preservation of Records; Post-Closing Access	73
6.8	Post-Closing Employee Matters	74
6.9	Section 280G	75
6.10	401(k) Plan	76
6.11	Parent’s Financing	76
6.12	Exclusivity	80
6.13	Transfer Restrictions	80
6.14	Parent Stockholder Approval	82
6.15	Company Written Consent; Company Voting and Support Agreements; Stockholder Notice	83

(continued)

6.16	Accredited Investor Certifications	83
6.17	Board Rights	84
6.18	Information Rights	86
6.19	Tax Matters	87
6.20	VDR	88
6.21	Listing	88
6.22	[INTENTIONALLY OMITTED]	88
6.23	Form S-8	88
6.24	Excess Capital Equipment	88
6.25	Section 16 Matters	89
6.26	Related Party Transactions	89
ARTICLE VII CONDITIONS TO CLOSING		89
7.1	Conditions Precedent to Obligations of Parent, Merger Sub and Merger Sub II	89
7.2	Conditions Precedent to Obligations of the Company	90
ARTICLE VIII INDEMNIFICATION		92
8.1	Representation and Warranty Insurance	92
8.2	Indemnification by Company Equityholders	92
8.3	Survival	92
8.4	Limitations on Indemnification; Procedures	92
8.5	Defense of the Special Matter	93
8.6	Sole and Exclusive Recourse	93
8.7	[INTENTIONALLY OMITTED]	93
8.8	Treatment for Tax Purposes	93
8.9	Acknowledgement; Waiver	94
8.10	No Reliance	95
8.11	Non-Recourse	95
ARTICLE IX TERMINATION		96
9.1	Termination of Agreement	96
9.2	Effect of Termination	98
ARTICLE X GENERAL		100
10.1	Entire Agreement	100
10.2	Successor and Assigns; Third-Party Beneficiaries	100
10.3	Amendments	101
10.4	Notices	101
10.5	Governing Law; Venue; Service of Process; Waiver of Jury Trial	103
10.6	Severability	104
10.7	Transaction Costs and Expenses	104
10.8	Specific Enforcement	105
10.9	Disclosure Schedule	106
10.10	Appointment of the Stockholder Representative	107

(continued)

10.11	Counterparts	110
10.12	Further Assurance	110
10.13	Legal Representation	110

v

(continued)

EXHIBITS

Page
Exhibit A	Definitions
Exhibit B	[Intentionally Omitted]
Exhibit C	[Intentionally Omitted]
Exhibit D	[Intentionally Omitted]
Exhibit E	[Intentionally Omitted]
Exhibit F	Form of Stock Letter of Transmittal
Exhibit G	[Intentionally Omitted]
Exhibit H	Form of Stockholder Consent
Exhibit I	Form of Company Voting and Support Agreement
Exhibit J	Form of Accredited Investor Questionnaire
Exhibit K	[Intentionally Omitted]
Exhibit L	Form of Certificate of Designations
Exhibit M	[Intentionally Omitted]
Exhibit N	Preparation Methodology
Exhibit O	Form of Parent Voting and Support Agreement
Exhibit P	Schedule of Competitors

GLOSSARY OF DEFINED TERMS

The location of the definition of each capitalized term used in this Agreement is set forth in this Glossary:

401(k) Plans	76
Accredited Investor	116
Accredited Investor Questionnaire	85
Accredited Investor Questionnaire Deadline	85
Acquisition Proposal	81
Adjustment Escrow Account	116
Adjustment Escrow Deposit	116
Affiliate	116
Affordable Care Act	116
Aggregate Exercise Amount	116
Aggregate Merger Consideration	116
Aggregate Parent Stock Value	116
Aggregate Shares	116
Aggregate Stimulus Funds	117
Agreement	11
AI Aggregate Shares	117
Amended and Restated Registration Rights Agreement	117
AML Laws	37
Anti-Corruption Laws	117
Antitrust Division	71
Antitrust Laws	72
Board Representatives	85
Borrowed Money Debt	117
Business	117
Business Day	117
Business IP	50
Capitalization Date	60
CARES Act	117
Cash on Hand	117
Cash Option Consideration	117
Certificate	19
Certificate of Designations	117
Certificates	19
Change in Control Payment	118
Charter Documents	118
Claim	118
Class A Common Stock	60
Class B Common Stock	60
Closing	14
Closing Cash	118
Closing Consideration Schedule	24
Closing Date	15
Closing Indebtedness	118
Closing Statement	25
Code	118
Collection Costs	99
Common Per Share Amount	118
Common Per Share Cash Amount	118
Common Per Share Stock Issuance Amount	118
Common Stock	60
Common Stock Share Consideration	119
Common Stockholder	119
Company	11
Company Burdensome Condition	73
Company Capital Stock	119
Company Common Stock	119
Company Equity Plan	119
Company Equityholders	119
Company Financial Statements	40
Company Option	119
Company Optionholder	119
Company Real Property	49
Company Related Party	52
Company Releasing Related Parties	100
Company Series C Preferred Stock	119
Company Systems	119
Company Voting and Support Agreements	84
Company Written Consent	84
Company’s Counsel	89
Company’s Replacement Counsel	92
Compliant	119
Confidentiality Agreement	120
Consent	120
Continuation Period	74
Continuing Employee	74
Contract	120

Conversion Rate	120
Covered Person	120
COVID-19	120
COVID-19 Measures	120
Data Treatment	120
date hereof	11
date of this Agreement	11
Deal Communications	112
Debt Financing	59
Debt Financing Commitment	59
Debt Financing Sources	120
Derivative Instruments	120
DGCL	121
Disclosure Schedule	30
Dissenting Shares	21
Dividend Recapitalization	68
DMEPOS	35
Employee Option	121
Employee Plan	121
Enforceability Exceptions	31
Environmental Laws	121
Equity Securities	121
ERISA	121
ERISA Affiliate	122
Escrow Agent	122
Escrow Agreement	122
Estimated Aggregate Merger Consideration	122
Estimated Closing Cash	23
Estimated Closing Indebtedness	23
Estimated Closing Statement	23
Estimated M&A Adjustment	23
Estimated Net Working Capital Adjustment Amount	23
Estimated Selling Expenses	23
Excess Capital Equipment	122
Excess Capital Equipment Adjustment	23
Exchange Act	57
Exchange Ratio	22
Excluded Information	122
Ex-Im Laws	122
Financing Parties	123
First Certificate of Merger	14
First Effective Time	14
First Merger	11
First Surviving Company	13
Fraud	123
FTC	71
Fundamental Representations	123
GAAP	123
Goodwin	111
Governmental Entity	123
Grant Date	33
Hazardous Substances	123
Health Care Laws	123
HIPAA Laws	55
Holdings Stock Options	60
HSR Act	124
Indebtedness	124
Indemnification Agreement	87
Indemnified Parties	93
Independent Accounting Firm	27
Information Rights Holder	125
Intellectual Property	125
Interim Company Financial Statements	41
IRS	125
Joint Instruction Letter	30
Knowledge	125
Latest Audited Balance Sheet	40
Latest Balance Sheet	41
Latest Balance Sheet Date	41
Leased Real Property	49
Legal Proceeding	125
Legal Requirement	125
Liabilities	125
Licenses for Generally Commercially Available Software	125
Lien	126
Losses	126
M&A Adjustment	126
M&A Costs	126
M&A Purchase	126
M&A Target	126
Marketing Period	126
Material Adverse Effect	127
Material Contract	47
Material Payor	53
Material Permits	34
Material Referral Source	53
Material Suppliers	52
Measurement Time	128
Merger Sub	11

Merger Sub II	11
Mergers	11
Multiemployer Plan	128
NASDAQ	128
Net Working Capital	128
Net Working Capital Adjustment Amount	129
Net Working Capital Target	129
Nomination Right Board Representative	85
Nomination Rights Holders	85
Non-Employee Option	129
Non-Party Affiliates	97
Notices	102
Objection Notice	26
Observer Rights Holder	86
Option Cash Amount	22
Option Consideration	129
Order	129
Ordinary Course of Business	129
Ordinary Rep	129
Other Board Representative	85
Outside Date	97
Owned Intellectual Property	50
Parachute Payment Waivers	75
Parent	11
Parent Board of Directors	85
Parent Burdensome Condition	73
Parent Indemnitees	93
Parent Material Adverse Effect	129
Parent Option	22
Parent Plans	74
Parent Related Parties	99
Parent Stock Awards	60
Parent Stock Value	129
Parent Stockholder Approval	57
Parent Stockholders’ Meeting	84
Parent’s Counsel	89
Parent’s Replacement Counsel	91
Parties	11
Party	11
Paying Agent	19
Payoff Amount	15
Payoff Letter	15
Per Share Cash Consideration	129
Per Share Mixed Consideration	129
Permit	34
Permitted Liens	129
Permitted Transfer	82
Person	130
Personal Data	130
PHI	55
Post-Closing Covenants	93
Post-Closing Tax Period	130
Pre-Closing Covenants	93
Preferred Stock	60
Preferred Stock Share Consideration	130
Preparation Methodology	130
Previously Owned Real Property	49
Privacy Laws and Requirements	54
Privileged Deal Communications	112
Prohibited Shares	81
Proprietary Software	50
Provider Relief Adjustment	131
Proxy Statement	58
Purchasing Expenses	131
Real Property Leases	131
Referral Source	37
Rental Equipment	131
Representative Expense Amount	131
Representative Losses	110
Required Financial Information	131
Restricted Cash	132
Restricted Period Termination Date	82
SEC	61
SEC Reports	61
Second Certificate of Merger	14
Second Effective Time	14
Second Merger	11
Second Surviving Company	13
Section 280G Approval	76
Securities	132
Securities Act	57
Security Breach	132
Selling Expenses	132
Series C Preferred Stock	133
Series C Preferred Stockholders	133
Share Consideration	133
Share Consideration Amount	133
Shortfall Amount	28
Special Escrow Account	133
Special Escrow Deposit	133
Special Matter	133

Special Matter Termination Date	93
Special Policy	93
Stock Letter of Transmittal	19
Stock Plan	60
Stockholder	133
Stockholder Notice	84
Stockholder Representative	11
Straddle Period	133
Subsidiaries	133
Subsidiary	133
Substitute Financing	77
Substitute Option Consideration	134
Surviving Companies	134
Tail Policy	69
Tangible Personal Property	50
Tax	134
Tax Representation Letters	89
Tax Return	134
Taxes	134
Taxing Authority	134
Termination Fee	99
Third Party Payor Programs	134
Third Party Payors	134
Trade Secrets	125
Trading Day	134
Transaction Documents	134, 135
Transfer	135
Transfer Taxes	88
Unaffiliated Shareholders	135
Value of the Common Per Share Stock Issuance Amount	135
VDR	13
Vested Cash-Out Options	135
Vested Company Option	135
Vested Substitute Options	136
Voting Debt	60
Waived 280G Benefits	75
Waiving Party	95

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (including the exhibits and schedules hereto, each as amended or restated from time to time in accordance with Section 10.3, this “Agreement”), dated as of December 1, 2020 (the “date hereof” or the “date of this Agreement”), is by and among (i) AdaptHealth Corp., a Delaware corporation (“Parent”); (ii) AH Apollo Merger Sub Inc., a Delaware corporation and a wholly-owned direct Subsidiary of Parent (“Merger Sub”); (iii) AH Apollo Merger Sub II Inc., a Delaware corporation and wholly-owned direct Subsidiary of Parent (“Merger Sub II”); (iv) AeroCare Holdings, Inc., a Delaware corporation (the “Company”); and (v) Peloton Equity, LLC, a Delaware limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Equityholders (the “Stockholder Representative”). The foregoing parties are collectively referred to as the “Parties” and each individually is a “Party.”

RECITALS

WHEREAS, each of Parent, Merger Sub, Merger Sub II and the Company desire to effect the acquisition of the Company by Parent through (a) the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation of such merger (the “First Merger”), immediately followed by (b) the merger of the Company, as the surviving corporation of the First Merger, with and into Merger Sub II, with Merger Sub II continuing as the surviving company of such merger (the “Second Merger”, and together with the First Merger, the “Mergers”), in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL. Upon consummation of the Mergers, the Company and Merger Sub will cease to exist and Merger Sub II will continue as a wholly-owned Subsidiary of Parent;

WHEREAS, the board of directors of the Company has (a) determined that it is in the best interests of the Company and the Stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the First Merger and the other transactions contemplated hereby to which the Company is a party, and (c) recommended that the Stockholders adopt this Agreement and approve the First Merger;

WHEREAS, promptly following the execution and delivery of this Agreement, it is anticipated that Stockholders holding sufficient type and number of shares of Company Capital Stock to adopt this Agreement and approve the First Merger in accordance with the DGCL and the Company’s Charter Documents will execute and deliver to the Company, and the Company shall deliver to Parent, the Company Written Consent;

WHEREAS, the board of directors of Parent has (a) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, and (b) approved the execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby;

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its stockholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the First Merger and the other transactions contemplated hereby, and (c) recommended its stockholder (in its capacity as its stockholder) adopt this Agreement and approve the First Merger;

WHEREAS, the board of directors of Merger Sub II has (a) determined that it is in the best interests of Merger Sub II and its stockholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Second Merger and the other transactions contemplated hereby, and (c) recommended its stockholder (in its capacity as its stockholder) adopt this Agreement and approve the Second Merger;

WHEREAS, for U.S. federal income Tax purposes, Parent, Merger Sub, Merger Sub II and the Company intend that the Mergers will be treated as an integrated plan that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, contemporaneously with the execution hereof, Parent has delivered to the Company Voting and Support Agreements by and between Parent and certain of its stockholders (the “Parent Voting and Support Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENTS

ARTICLE I
DEFINITIONS

1.1            Definitions. In addition to the terms defined in the body of this Agreement, capitalized terms used herein will have the meanings given to them in Exhibit A. The Glossary of Defined Terms, which follows the Table of Contents, sets forth the location in this Agreement of the definition for each capitalized term used herein.

1.2            Construction. All article, section, subsection, schedule and exhibit references used in this Agreement are to this Agreement unless otherwise specified. All schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein. Unless the context of this Agreement clearly requires otherwise: (a) the singular includes the plural and the plural includes the singular wherever and as often as may be appropriate, (b) the words “includes” or “including” mean “including without limitation,” (c) the word “or” is not exclusive, (d) the words “this Agreement,” “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not any particular section or article in which such words appear and (e) the words “as amended” mean “as amended from time to time.” All references to Dollars or “$” are to United States dollars. All references to “days” are to calendar days. Any reference to a particular Legal Requirement means such Legal Requirement as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time. For purposes of Article IV, with respect to any document, the words “provided”, “delivered”, “made available”, “furnished” or similar phrase shall mean that the referenced document was posted and accessible to Parent and its representatives in the Company’s electronic data room hosted and maintained by Datasite for “Project Apollo” no less than one (1) Business Day prior to the date of this Agreement and remained so posted and accessible through the date hereof (the “VDR”). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

ARTICLE II
PURCHASE AND SALE; CLOSING; CLOSING DELIVERIES

2.1            The Mergers.

(a)               Pursuant to the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time, Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the First Merger (the “First Surviving Company”). Pursuant to the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Second Effective Time, the First Surviving Company shall be merged with and into Merger Sub II. As a result of the Second Merger, the separate corporate existence of the First Surviving Company shall cease, and Merger Sub II shall continue as the surviving corporation of the Second Merger (the “Second Surviving Company”). The Mergers shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing: (i) at the First Effective Time, all of the property, rights, privileges, immunities, powers and franchises of Merger Sub and the Company shall vest in the First Surviving Company, and all of the debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the First Surviving Company; and (ii) at the Second Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the First Surviving Company and Merger Sub II shall vest in the Second Surviving Company, and all of the debts, liabilities and duties of the First Surviving Company and Merger Sub II shall become the debts, liabilities and duties of the Second Surviving Company.

(b)               At the First Effective Time, by virtue of the First Merger and without the necessity of further action by the Company or any other Person but subject to Section 6.3, (i) the certificate of incorporation of the First Surviving Company shall be amended so as to be in customary form as reasonably agreed by the Parties, and as so amended shall be the certificate of incorporation of the First Surviving Company until thereafter changed or amended as provided therein or by applicable Legal Requirement and (ii) the bylaws of the First Surviving Company shall be amended so as to be in customary form as reasonably agreed by the Parties, and as so amended shall be the bylaws of the First Surviving Company until thereafter changed or amended as provided therein or by applicable Legal Requirement. At the Second Effective Time, by virtue of the Second Merger and without the necessity of further action by the First Surviving Company or any other Person but subject to Section 6.3, (i) the certificate of incorporation of Merger Sub II as of immediately prior to the Second Effective Time shall be the certificate of incorporation of the Second Surviving Company until thereafter changed or amended as provided therein or by applicable Legal Requirement and (ii) the bylaws of Merger Sub II as of immediately prior to the Second Effective Time shall be the bylaws of the Second Surviving Company until thereafter changed or amended as provided therein or by applicable Legal Requirement.

(c)               The Company shall take all appropriate action such that, at the First Effective Time, by virtue of the First Merger and without the necessity of further action by the Company or any other Person, the officers and directors of Merger Sub immediately prior to the First Effective Time shall become the officers of the First Surviving Company. At the Second Effective Time, by virtue of the Second Merger and without the necessity of further action by Merger Sub II or any other Person, the officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Second Surviving Company, each to hold office, from and after the Second Effective Time, in accordance with the certificate of incorporation and bylaws of the Second Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Second Surviving Company.

(d)               At the Closing, the Company and Merger Sub shall cause a certificate of merger in customary form as reasonably agreed by the Parties (the “First Certificate of Merger”), to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL and shall make all other filings required under the DGCL. The First Merger shall become effective at the time the First Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such later time as may be specified in the First Certificate of Merger as mutually agreed by Parent and the Stockholder Representative (such date and time hereinafter referred to as the “First Effective Time”). Immediately following the First Effective Time, the First Surviving Company and Merger Sub II shall cause a certificate of merger in customary form as reasonably agreed by the Parties (the “Second Certificate of Merger”), to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Second Merger shall become effective at the time the Second Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such later time as may be specified in the Second Certificate of Merger as mutually agreed by Parent and the Stockholder Representative (such date and time hereinafter referred to as the “Second Effective Time”).

2.2            Closing. Subject to the satisfaction of the conditions set forth in this Agreement (or the waiver thereof by the Party entitled to waive any such condition), the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m., New York City time, by the electronic exchange of executed documents or, if mutually agreed by the Parties, at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, in either case on the second (2nd) Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article VII (other than conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, is agreed to in writing by the Parent and Company; provided, however, that without the consent of Parent, the Closing shall not occur prior to January 31, 2021.  Notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) any Business Day during the Marketing Period as may be specified by Parent on no less than two (2) Business Days’ prior written notice to the Company and (b) the second (2nd) Business Day following the final day of the Marketing Period. The date on which the Closing will occur is referred to in this Agreement as the “Closing Date.”

2.3            Deliveries at Closing.

(a)           By Company. Subject to the terms and conditions of this Agreement, at the Closing, Company shall execute and deliver, or cause to be executed and delivered, each of the following documents (where the execution or delivery of the documents is contemplated), deliver, or cause to be delivered, each of the following items (where the delivery of the items is contemplated), and will take or cause to be taken, each of the following actions (where the taking of action is contemplated), in each case, to the Parent (unless otherwise specified):

(i)                     a customary payoff letter (each, a “Payoff Letter”), in form and substance reasonably satisfactory to Parent, and related release and/or termination documents from each financial institution or other lender (or the agents representing the foregoing) to which the Company or any of its Subsidiaries is obligated with respect to the repayment of Borrowed Money Debt confirming (x) the total payment required to be made as of the Closing Date to repay in full all Borrowed Money Debt, including all principal, interest, fees, prepayment premiums and penalties, if any (the aggregate of all such amounts being referred to as the “Payoff Amount”), together with pay-off instructions for making such repayment on the Closing Date, and (y) that upon payoff of such amounts, all obligations and all Liens securing such Borrowed Money Debt will be satisfied, discharged and terminated and/or released;

(ii)                    final invoices or estimates with respect to the Selling Expenses (described in clause (a) of the definition thereof) and the instructions for paying the same;

(iii)                    a certificate, dated as of the Closing Date, executed by an authorized officer of Company (in his or her capacity as such and not individually) certifying that the conditions set forth in Section 7.1(a), Section 7.1(b) and Section 7.1(e) have been satisfied;

(iv)                   the First Certificate of Merger, duly executed by the Company;

(v)                     a properly executed statement, dated as of the Closing Date, that satisfies the requirements of Treasury Regulations Section 1.1445-2(c)(3), together with the required notice to the IRS pursuant to Treasury Regulations Section 1.897-2(h) and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing;

(vi)                   a certificate, dated the Closing Date, duly executed by an authorized executive officer of the Company, certifying that true and complete copies of resolutions of the Company’s board of directors authorizing the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder as in effect on the Closing Date, are attached to such certificate;

(vii)                  evidence with respect to the resignation or removal of the directors and officers of the Company and its Subsidiaries if and to the extent identified in writing by the Parent at least two (2) Business Days prior to the Closing Date;

(viii)                 [INTENTIONALLY OMITTED];

(ix)                    evidence of the valid termination of each of the Contracts listed on Section 2.3(a)(ix) of the Disclosure Schedule;

(x)                     a certificate of good standing of the Company, dated no more than thirty (30) days prior to the Closing, issued by the Secretary of State of the State of Delaware (or the equivalent entity); and

(xi)                   the Escrow Agreement, duly executed by the Stockholder Representative.

(b)           By Parent. Subject to the terms and conditions of this Agreement, at the Closing, Parent shall execute and deliver, or cause to be executed and delivered, each of the following documents (where the execution or delivery of the documents is contemplated), deliver, or cause to be delivered, each of the following items (where the delivery of other items is contemplated) and take, or cause to be taken, each of the following actions (where the taking of action is contemplated), in each case, to the Stockholder Representative (unless otherwise specified):

(i)                      a certificate, dated as of the Closing Date, executed by an authorized officer of Parent (in his or her capacity as such and not individually) certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(e) have been satisfied;

(ii)                     Parent or Merger Sub shall (i) deposit, or cause to be deposited, with the Paying Agent an amount of cash sufficient to pay the sum of (A) the aggregate Per Share Cash Consideration to be paid to the holders of Company Capital Stock who are not Accredited Investors pursuant to Section 2.4(a), plus (B) the aggregate Common Per Share Cash Amount payable to holders of Company Capital Stock who are Accredited Investors, plus (C) cash to be paid in lieu of fractional shares of Share Consideration pursuant to Section 2.8(c), less (D) the portion of the Adjustment Escrow Deposit attributable to holders of Company Capital Stock based on all such holders’ Pro Rata Shares, less (E) the portion of the Special Escrow Deposit attributable to holders of Company Capital Stock based on all such holders’ Pro Rata Shares, less (F) the portion of the Representative Expense Amount attributable to holders of Company Capital Stock based on all such holders’ Pro Rata Shares, (ii) deposit with, cause to be deposited with or otherwise cause the Second Surviving Company to have, an amount of cash sufficient to pay the Option Cash Amount and (iii) instruct Parent’s transfer agent to deliver to the Paying Agent a number of shares of Share Consideration equal to the aggregate Common Per Share Stock Issuance Amount payable to holders of Company Capital Stock who are Accredited Investors to pay the aggregate consideration to which holders of Company Capital Stock shall be entitled at the First Effective Time pursuant to Section 2.4 or Section 2.5 of this Agreement, as applicable;

(iii)                   Parent shall pay by wire transfer of immediately available funds pursuant to instructions given by the Escrow Agent, (A) to the Adjustment Escrow Account, the Adjustment Escrow Deposit and (B) to the Special Escrow Account, the Special Escrow Deposit;

(iv)                   Parent shall pay by wire transfer of immediately available funds to the Stockholder Representative, pursuant to instructions given by the Stockholder Representative, the Representative Expense Amount;

(v)                    Parent shall pay by wire transfer of immediately available funds, on behalf of Company, the Selling Expenses according to instructions furnished by Company in writing by Company in the Estimated Closing Statement;

(vi)                   Parent shall pay by wire transfer of immediately available funds, pursuant to instructions in the Payoff Letters, the Payoff Amount;

(vii)                  a counterpart to a joinder to the Amended and Restated Registration Rights Agreement executed by Parent in favor of each Accredited Investor that has delivered an executed joinder to the Amended and Restated Registration Rights Agreement to Parent; and

(viii)                  the Escrow Agreement, duly executed by Parent.

Notwithstanding anything to the contrary in the foregoing, Parent may, in lieu of certain of the payments required to be paid by Parent under this Section 2.3(b), cause the Company to pay such amounts using the Cash on Hand of the Company.

(c)            By Escrow Agent. The Parties will request that the Escrow Agent execute and deliver the Escrow Agreement to Parent and Company at the Closing.

2.4           First Merger Conversion of Securities. At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub, Merger Sub II, the Company, the holders of any of the following securities or any other Person:

(a)           Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time but excluding any shares of Company Common Stock issuable to holders of Company Options that is held by a Person who is an Accredited Investor, other than shares of Company Common Stock to be cancelled pursuant to Section 2.4(c) or Dissenting Shares, shall be converted solely into the right to receive the Per Share Mixed Consideration (including, for the avoidance of doubt, amounts distributable to such Company Stockholder in respect of such Company Common Stock pursuant to Sections 2.9, 8.4(a) and 10.10(g)) upon surrender of such shares of Company Common Stock in accordance with Section 2.5. Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (but excluding any shares of Company Common Stock issuable to holders of Company Options) that is held by a Person who is not an Accredited Investor, other than shares of Company Common Stock to be cancelled pursuant to Section 2.4(c) or Dissenting Shares, shall be converted solely into the right to receive the Per Share Cash Consideration (including, for the avoidance of doubt, amounts distributable to such Company Stockholder in respect of such Company Common Stock pursuant to Sections 2.9, 8.4(a) and 10.10(g)) upon surrender of such shares of Company Common Stock in accordance with Section 2.5. As of the First Effective Time, all shares of Company Common Stock but excluding any shares of Company Common Stock issuable to holders of Company Options shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Mixed Consideration or the Per Share Cash Consideration, as applicable, to be paid in accordance with Section 2.5 (other than Dissenting Shares which shall be entitled only to those rights set forth in Section 2.6(a)).

(b)           Conversion of Company Series C Preferred Stock. Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the First Effective Time that is held by an Accredited Investor, other than shares of Company Series C Preferred Stock to be cancelled pursuant to Section 2.4(c) or Dissenting Shares, shall be converted solely into the right to receive an amount equal to the product of (A) multiplied by (B), where (A) is the aggregate number of shares of Company Common Stock issuable upon the conversion of such share of Company Series C Preferred Stock outstanding as of immediately prior to the First Effective Time, and (B) is the Per Share Mixed Consideration (including, for the avoidance of doubt, amounts distributable to such Company Stockholder in respect of such Company Common Stock pursuant to Sections 2.9, 8.4(a) and 10.10(g)), in each case, upon surrender of such share of Company Series C Preferred Stock in accordance with Section 2.5. As of the First Effective Time, all shares of Company Series C Preferred Stock and all shares of Company Common Stock into which such shares of Company Series C Preferred Stock are convertible as described in the immediately preceding sentence shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the foregoing consideration to be paid in accordance with Section 2.5 (other than Dissenting Shares which shall be entitled only to those rights set forth in Section 2.6(a)).

(c)            Cancellation of Certain Company Capital Stock. Each issued and outstanding share of Company Capital Stock held by the Company as treasury stock immediately prior to the First Effective Time shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(d)           Effect on Merger Sub Equity. Each share of common stock of Merger Sub issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the First Surviving Company and shall constitute the only outstanding shares of capital stock of the First Surviving Company.

(e)           Reduction of Consideration. Notwithstanding the foregoing, a portion of the cash consideration payable to each Stockholder pursuant to Section 2.4(a) or Section 2.4(b) shall be reduced pursuant to the escrow provisions of Section 2.7 hereof and shall be subject to adjustment as provided herein.

(f)            No Interest. No interest will be paid or accrued, and no Stockholder shall be entitled to receive, any interest upon surrender of any Company Capital Stock.

(g)           Allocation. The parties acknowledge and agree that the purpose and intent of this Section 2.4 is to allocate the consideration payable hereunder in accordance with the terms of the Company’s Charter Documents.

2.5            Payment for Securities.

(a)           Paying Agent. Promptly following the date hereof, Parent and the Company shall engage a reputable bank, trust or administrator company reasonably acceptable to the Parent and the Company, or Parent’s transfer agent, to act as the paying agent for purposes of effecting the payment of the cash consideration in connection with the First Merger (other than with respect to compensatory payments for Tax purposes) (the “Paying Agent”). Parent and the Company shall each be responsible for one-half of the fees and expenses of the Paying Agent.

(b)           Procedures for Surrender of Certificates. As soon as practicable after the First Effective Time, to the extent not previously delivered, Parent shall cause the Paying Agent to mail to each Person that was, immediately prior to the First Effective Time, a holder of record of Company Capital Stock, which shares of Company Capital Stock were converted into the right to receive the consideration set forth in Section 2.4 at the First Effective Time, and who has not returned a Stock Letter of Transmittal and the physical certificates or instruments that immediately prior to the First Effective Time represented issued and outstanding Company Capital Stock (the “Certificates” and each, a “Certificate”) to the Paying Agent prior to the Closing Date: (A) a letter of transmittal substantially in the form attached hereto as Exhibit F (a “Stock Letter of Transmittal”); and (B) instructions for effecting the surrender of such holder’s Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.5(e)) in exchange for payment of the cash consideration set forth in Section 2.4. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.5(e)) to the Paying Agent, and upon delivery of a Stock Letter of Transmittal, in accordance with the terms of such Stock Letter of Transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Section 2.4 for each share of Company Capital Stock formerly represented by such Certificate, and any Certificate so surrendered shall forthwith be cancelled. If payment of such consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the reasonable satisfaction of Parent that such Taxes either have been paid or are not required to be paid. Until surrendered or cancelled as contemplated hereby, each Certificate shall be deemed at any time after the First Effective Time to represent only the right to receive the consideration set forth in Section 2.4, except for Certificates representing shares of Company Capital Stock held by holders of Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such shares of Company Capital Stock in accordance with and to the extent provided by Section 262 of the DGCL.

(c)           Transfer Books; No Further Ownership Rights in Company Capital Stock. At the First Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Capital Stock shall thereafter be made. If, after the First Effective Time, Certificates are presented to Parent or any Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Agreement. From and after the First Effective Time, each holder of shares of Company Capital Stock outstanding immediately prior to the First Effective Time shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of Company Capital Stock (other than shares to be cancelled pursuant to Section 2.4(c) or Dissenting Shares), the right to surrender such holder’s shares of Company Capital Stock in accordance with this Section 2.5 in exchange for the consideration set forth in Section 2.4, or in the case of a holder of Dissenting Shares, the right to perfect such holder’s right to receive payment pursuant to Section 262 of the DGCL.

(d)           Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) and Share Consideration made available to the Paying Agent at the Closing that remains unclaimed by the holders of Certificates on the first anniversary of the First Effective Time will be returned to Parent or an Affiliate thereof designated by Parent, upon demand, and any such holder who has not prior to such time provided a duly executed Stock Letter of Transmittal to Parent and/or has not tendered its Certificates for the consideration set forth in Section 2.4, in each case in accordance with Section 2.5(b), shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Legal Requirements) for delivery of such consideration, without interest, in respect of such holder’s surrender of such holder’s Certificates in compliance with the procedures in Section 2.5(b). Any consideration remaining unclaimed by the holders of Certificates immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Legal Requirements, become the property of Parent or an Affiliate thereof designated by Parent, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, Merger Sub II, the Surviving Companies, the Paying Agent or their respective Affiliates will be liable to any holder of Certificates for consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirements. Any portion of the consideration made available to the Paying Agent to pay for shares of Company Capital Stock for which appraisal rights have been perfected shall be returned to Parent or an Affiliate thereof designated by Parent upon demand.

(e)            Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of a customary affidavit (containing customary indemnification obligations) of that fact by the holder thereof, the consideration payable in respect thereof pursuant to Section 2.4 (subject to the delivery of a Stock Letter of Transmittal in accordance with Section 2.5(b)).

2.6            Dissenting Shares.

(a)            Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.6), shares of Company Capital Stock outstanding immediately prior to the First Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of Company Capital Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares of Company Capital Stock, the “Dissenting Shares”) shall not be converted into the right to receive the consideration set forth in Section 2.4. At the First Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under Section 262 of the DGCL, subject to the immediately following sentence. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL, then such Dissenting Shares shall be deemed to have been converted, as of the First Effective Time, into, and shall represent only, the right to receive (upon surrender in accordance with Section 2.5) the consideration set forth in Section 2.4, without interest.

(b)           Prior to the Closing Date, the Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL (and of any similar demand purportedly made under other applicable Legal Requirements) and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Closing Date, the Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), make any payment with respect to any such demands or offer to settle or settle any such demands other than as required by Legal Requirements or pursuant to a final court order. Prior to the Closing Date, any written communication to be made by the Company to any holder of Company Capital Stock with respect to such demands shall be submitted to Parent in advance and the Company shall consider in good faith any input from Parent with regards to such written communication.

2.7            Treatment of Company Options.

(a)            At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub, Merger Sub II, the Company, the Company Optionholders or any other Person, each Vested Company Option shall be converted into the right to receive the Option Consideration (as further described in Sections 2.7(b) and 2.7(c)) with respect to each such Vested Company Option (including, for the avoidance of doubt, if applicable, amounts distributable to such Company Optionholder in respect of such Vested Company Option pursuant to Sections 2.9, 8.4(a) and 10.10(g)). Each Company Option that is not a Vested Company Option shall be cancelled as of immediately prior to the First Effective Time and shall cease to exist (including for all computations required by this Agreement), and no consideration shall be delivered in exchange therefor. For the avoidance of doubt, each Company Option shall, as of the First Effective Time, cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, whether or not the holder of such Company Option is entitled to any consideration under this Section 2.7.

(b)           At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub, Merger Sub II, the Company, the Company Optionholders or any other Person, each Vested Company Option that is a Vested Substitute Option shall be assumed by Parent and automatically substituted with a non-qualified stock option (each, a “Parent Option”) to purchase a number of shares of Class A Common Stock equal to, rounded down to the nearest whole share of Class A Common Stock, (i) the total number of shares of Company Common Stock underlying such Vested Substitute Option, multiplied by (ii) a ratio, the numerator of which is the Common Per Share Amount and the denominator of which is the Parent Stock Value (such ratio, the “Exchange Ratio”), with each Parent Option having a per share exercise price equal to, rounded up to the nearest cent, (A) the exercise price per share of Company Common Stock underlying such Vested Substitute Option, divided by (B) the Exchange Ratio. The conversion and substitution of the Vested Substitute Options hereunder is intended to comply with Section 409A of the Code and the applicable regulations thereunder (including Treas. Reg. Section 1.409A-1(b)(5)(v)(D)) and, for the avoidance of doubt, each Parent Option shall otherwise continue to have and be subject to substantially the same terms and conditions as were applicable to such Vested Substitute Option immediately before the First Effective Time (including, but not limited to, expiration date and exercise provisions). The shares of Class A Common Stock subject to the Parent Options will be granted pursuant to the Stock Plan and are intended to be exempt from shareholder approval in accordance with Nasdaq listing rule 5635(c)(3) and shall not count against the share reserve under the Stock Plan.

(c)           The Cash Option Consideration payable to the holders of Vested Cash-Out Options pursuant to Section 2.7(a) (less (x) the amount, with respect to the applicable holder, equal to such holder’s Pro Rata Share of the Adjustment Escrow Deposit, (y) the amount, with respect to the applicable holder, equal to such holder’s Pro Rata Share of the Special Escrow Deposit and (z) the amount, with respect to the applicable holder, equal to such holder’s Pro Rata Share of the Representative Expense Amount, in each case, pursuant to Section 3.1) (in the aggregate, the “Option Cash Amount”) shall be paid (i) in respect of each Vested Cash-Out Option that is an Employee Option, through the Second Surviving Company’s payroll system (or the payroll system of Parent or a Subsidiary of Parent), less any required withholding Taxes in accordance with Section 2.10, no later than the first regularly scheduled payroll date of the Company that is at least five (5) Business Days following the Second Effective Time, and (ii) in respect of each Vested Cash-Out Option that is a Non-Employee Option, directly by the Second Surviving Company (or Parent or a Subsidiary of Parent) within five (5) Business Days following the Second Effective Time.

(d)           Prior to the First Effective Time, the board of directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and the Company shall take, or cause to be taken, all other actions reasonably necessary or appropriate, including obtaining any required consents and providing any required notices (whether under the Company Equity Plan or otherwise) to effect the transactions described in this Section 2.7, and to ensure that no holder of Company Options shall have any rights from and after the First Effective Time with respect to any Company Options to acquire any Company Capital Stock or to receive any payment, right or benefit with respect to any award previously granted under the Company Equity Plan, except the right to receive a payment with respect thereto as provided in this Section 2.7 and Section 2.9, as applicable.

2.8            Excess Capital Equipment Adjustment; Estimated Aggregate Merger Consideration; Parent Stock.

(a)           Excess Capital Equipment Adjustment. The Company shall engage a nationally-recognized or regionally-recognized independent accounting firm to conduct a physical count of all of the Excess Capital Equipment within ten (10) days prior to the Closing, which physical count may be observed by Parent and its accounting advisors if in compliance with applicable Legal Requirements (including, if applicable, by allowing the Parent and its accounting advisors to observe by electronic video means). The parties acknowledge and agree that the Excess Capital Equipment will be valued in accordance with GAAP, using a lower of cost or market methodology, which value shall be the “Excess Capital Equipment Adjustment”; provided, that in no event shall the Excess Capital Equipment Adjustment exceed $9,639,062. The Excess Capital Equipment Adjustment shall be deemed to be final and binding on the Parties and shall not be subject to adjustment pursuant to Section 2.9.

(b)           Estimated Aggregate Merger Consideration. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”) setting forth (i) the Company’s good faith estimate of (A) the Selling Expenses (the “Estimated Selling Expenses”), (B) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (C) the Closing Cash (the “Estimated Closing Cash”), (D) the Net Working Capital as of the Measurement Time, (E) the Net Working Capital Adjustment Amount as of the Measurement Time (the “Estimated Net Working Capital Adjustment Amount”), (F) the M&A Costs and the M&A Adjustment (the “Estimated M&A Adjustment”), (G) the Excess Capital Equipment Adjustment determined pursuant to Section  2.8(a)and (H) the Provider Relief Adjustment, and based thereon the calculation of the Estimated Aggregate Merger Consideration, and (ii) wire instructions for repayment of the Estimated Selling Expenses described in clause (a) of the definition of Selling Expenses. The Estimated Closing Statement shall be accompanied by a schedule showing the Company’s reasonably detailed calculation of the items set forth thereon. The Company shall provide Parent with supporting documentation reasonably requested and shall afford Parent and its representatives reasonable access during normal business hours to the financials, books, and records pertaining to the Company and its Subsidiaries and to the Company’s and its Subsidiaries’ accountants (subject to the execution of any access letters that such accountants may reasonably require in connection with the review of such work papers) and employees, in each case to the extent reasonably necessary, for Parent to evaluate the Estimated Closing Statement and the calculations set forth therein; provided, that neither the Company nor any of its Subsidiaries shall have any obligation to provide information or access to information, materials or persons if doing so would reasonably be expected to (i) interfere unreasonably with the conduct of the Business, (ii) result in the waiver of any attorney-client privilege or (iii) violate any applicable Legal Requirement. The Company shall consider in good faith and update the Estimated Closing Statement to reflect any mutually agreed comments by Parent on such Estimated Closing Statement with which it agrees (acting in good faith); provided, that the Closing shall not be delayed if Parent and the Company are unable to agree on any such comments, and in the case of any such disagreement, the estimated numbers and calculations proposed by the Company shall be used for purposes of determining the Estimated Aggregate Merger Consideration (without limiting any of the provisions of this Agreement, including Section 2.9).

(c)            Share Consideration. To determine the type of Share Consideration received hereunder, the following priority shall be used: first (A) the holders of Vested Substitute Options shall receive Parent Options to purchase Class A Common Stock, then (B) each Company Stockholder that is an Accredited Investor shall be allocated the remaining Common Stock Share Consideration pro rata based on the number of shares of shares of Company Common Stock held by each such Company Stockholder (rounded down to the nearest whole number of shares of Class A Common Stock resulting therefrom for each such Company Stockholder), then (C) each Company Stockholder shall receive its remaining Share Consideration (including the incremental portion that was rounded down in clause (B) hereof) as Series C Preferred Stock (rounded down to the nearest whole number of Class A Common Stock into which such Series C Preferred Stock is convertible (without taking into account the Share Cap (as defined in the Certificate of Designations)) for each such Company Stockholder (i.e. rounded down to the nearest one-hundredth of a share of Series C Preferred Stock)), and (D) any amounts rounded down in clause (C) shall be paid in cash in an amount equal to (x) the fraction of a share of Series C Preferred Stock that was rounded down, multiplied by (y) the Conversion Rate, multiplied by (z) the Parent Stock Value.

2.9            Closing Date Estimates and Post-Closing Reconciliation.

(a)           At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule (the “Closing Consideration Schedule”), which schedule shall be certified as complete and correct by an officer of the Company and which shall accurately set forth as of such date and based upon the Estimated Closing Statement:

(i)                      the Common Per Share Amount;

(ii)                    all Common Stockholders and their respective email and physical addresses (to the extent known to the Company), the number of shares of Company Common Stock held by each Common Stockholder, including their respective Certificate numbers, whether each such Common Stockholder is an Accredited Investor and the aggregate consideration to be paid to each Common Stockholder pursuant to Section 2.4 at the Closing, including the cash amount and number of shares of Share Consideration (as allocated in accordance with Section 2.8(c), together with the amount of cash to be paid in lieu of any fractional shares in accordance with Section 2.8(c)) to be delivered to each Common Stockholder who is an Accredited Investor or the cash amount to be delivered to each Common Stockholder who is not an Accredited Investor, as applicable;

(iii)                   all Series C Preferred Stockholders and their respective email and physical addresses (to the extent known to the Company), the number of shares of Company Series C Preferred Stock held by each Series C Preferred Stockholder (including their respective Certificate numbers) and the aggregate consideration to be paid to each Series C Preferred Stockholder pursuant to Section 2.4 at the Closing, including the cash amount and number of shares of Share Consideration (as allocated in accordance with Section 2.8(c), together with the amount of cash to be paid in lieu of any fractional shares in accordance with Section 2.8(c)) to be delivered to each Series C Preferred Stockholder;

(iv)                   all Company Optionholders and their respective email and physical addresses (to the extent known to the Company), along with (A) the number of shares of Company Common Stock underlying each Company Option held by such Company Optionholder as of the Closing (including, as applicable, whether each such Company Option is a Vested Company Option (and, if so, whether such Vested Company Option is a Vested Cash-Out Option or Vested Substitute Option) or an Employee Options or Non-Employee Option), (B) the exercise price per share of Company Common Stock underlying each such Company Option, (C) whether each such Company Optionholder is an Accredited Investor, and (D) the Company’s calculation of the applicable Option Consideration payable at the Closing, if any, to be delivered to such Company Optionholder, including the number of Parent Options to be granted to such Company Optionholder (if any) and the exchange ratio applicable to such Parent Options;

(v)                    the percentage of the Adjustment Escrow Deposit contributed by each Company Equityholder based on their Pro Rata Share;

(vi)                   the percentage of the Special Escrow Deposit contributed by each Company Equityholder based on their Pro Rata Share;

(vii)                  the percentage of the Representative Expense Amount contributed by each Company Equityholder based on their Pro Rata Share; and

(viii)                the percentage of any amount to be paid by Parent pursuant to Section 2.9(b)(v) payable to each Company Equityholder based on their Pro Rata Share.

Parent shall be entitled to rely conclusively on the Closing Consideration Schedule, and, as between the Common Stockholders, Series C Preferred Stockholders, and Company Optionholders, on the one hand, and Parent, the First Surviving Company and the Second Surviving Company, on the other hand, any amounts delivered by Parent, the First Surviving Company or the Second Surviving Company to any Common Stockholders, Series C Preferred Stockholders, Company Optionholders or delivered by Parent to the Paying Agent for delivery in accordance with the Closing Consideration Schedule in effect from time to time shall be deemed for all purposes to have been delivered to the applicable Common Stockholders, Series C Preferred Stockholders, Company Optionholders in full satisfaction of Parent’s obligations under this Article II.

(b)           Post-Closing Reconciliation.

(i)                     As promptly as practicable, but no later than ninety (90) days following the Closing Date, Parent will prepare and deliver to the Stockholder Representative a statement (the “Closing Statement”) setting forth Parent’s good faith calculation of: (i) the Selling Expenses; (ii) the Closing Indebtedness; (iii) the Closing Cash; (iv) the Net Working Capital (as of the Measurement Time); (v) the Net Working Capital Adjustment Amount (as of the Measurement Time, in a manner consistent with and using only those specific line items set forth in the Preparation Methodology); (vi) the M&A Costs and the M&A Adjustment; (vii) the Final Provider Relief Adjustment and (viii) the Excess Capital Equipment Adjustment determined pursuant Section  2.8(a), and based thereon a calculation of the Aggregate Merger Consideration.

The Closing Statement and the components thereof (and all calculations of Net Working Capital, the Net Working Capital Adjustment Amount, Closing Cash, Closing Indebtedness, Selling Expenses, M&A Costs, the M&A Adjustment, Final Provider Relief Adjustment and Aggregate Merger Consideration) shall be prepared and calculated in accordance with GAAP, the Preparation Methodology, and the definitions herein, except that the Closing Statement and the components thereof (and all calculations of Net Working Capital, the Net Working Capital Adjustment Amount, Closing Cash, Closing Indebtedness, Selling Expenses, M&A Costs, the M&A Adjustment, Final Provider Relief Adjustment and Aggregate Merger Consideration) shall: (A) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; be based on facts and circumstances as they exist immediately prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing except to the extent such act, decision or event provides information about circumstances that existed immediately prior to Closing; and (B) not reflect, directly or indirectly, any additional reserve or accrual that is not reflected on the Latest Balance Sheet, except those that (1) result from material developments occurring after the date of the Latest Balance Sheet but prior to the Closing or (2) would be required to be reflected on the face of a balance sheet prepared in accordance with GAAP, the Preparation Methodology, and the definitions herein. The Parties agree that the purpose of preparing the Closing Statement and components thereof (and all calculations of Net Working Capital, the Net Working Capital Adjustment Amount, Closing Cash, Closing Indebtedness, Selling Expenses, M&A Costs, the M&A Adjustment, Final Provider Relief Adjustment and Aggregate Merger Consideration) is solely to assess the accuracy of the amounts depicted in the Closing Statement and the calculation of the Aggregate Merger Consideration derived therefrom, and such processes are not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from those used to calculate the amounts set forth in the Preparation Methodology.

(ii)                     During the thirty (30) days after delivery of the Closing Statement, Parent will provide the Stockholder Representative and its accountants with reasonable supporting documentation and reasonable access, during normal business hours and upon reasonable notice, to (x) review the financial books and records of the Second Surviving Company, any of Parent’s accountants’ work papers related to the calculation of amounts related to the Closing Statement (subject to the execution of any access letters that such accountants may reasonably require in connection with the review of such work papers), and (y) the employees and other representatives of Parent who were responsible for the preparation of the Closing Statement to respond to questions relating to the preparation of the Closing Statement and the calculation of the items thereon, in each case solely to allow the Stockholder Representative to determine the accuracy of Parent’s calculation of the items set forth on the Closing Statement. Neither Parent nor any of its Subsidiaries shall have any obligation to provide information or access to information, materials or persons if doing so would reasonably be expected to (i) interfere unreasonably with the conduct of the Business, (ii) result in the waiver of any attorney-client privilege or the disclosure of any trade secrets or (iii) violate any applicable Legal Requirement. If the Stockholder Representative disagrees with any of Parent’s calculations set forth in the Closing Statement, the Stockholder Representative may, within thirty (30) days after delivery of the Closing Statement, deliver a written notice (the “Objection Notice”) to Parent disagreeing with such calculations. Any Objection Notice shall specify those items or amounts with which the Stockholder Representative disagrees, together with a reasonably detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Stockholder Representative’s calculation, based on such objections, of the Selling Expenses, the Closing Indebtedness, the Closing Cash, the Net Working Capital as of the Measurement Time and the Net Working Capital Adjustment Amount as of the Measurement Time, the M&A Costs and the M&A Adjustments, the Excess Capital Adjustment determined pursuant to Section  2.8(a), the Final Provider Relief Adjustment, and based thereon a calculation of the Aggregate Merger Consideration. To the extent not set forth in the Objection Notice, the Stockholder Representative shall be deemed to have agreed with Parent’s calculation of all other items and amounts contained in the Closing Statement and such amounts shall be final and binding on the parties. If the Stockholder Representative does not deliver an Objection Notice within such thirty-day period, then the amounts set forth in the Closing Statement shall be deemed to be final and binding on the parties.

(iii)                    If an Objection Notice is timely delivered pursuant to Section  2.9(b)(ii), the Stockholder Representative and Parent shall, during the thirty (30) days following such delivery, use their reasonable best efforts to reach agreement on the value of the disputed items or amounts. If, during such period, the Stockholder Representative and Parent are unable to reach agreement on all disputed items, they shall promptly thereafter mutually engage and submit such dispute to a nationally-recognized or regionally-recognized independent accounting firm as is mutually agreed to by Parent and the Stockholder Representative (the “Independent Accounting Firm”) for final and binding resolution. The Independent Accounting Firm (i) shall consider only those items or amounts disputed by the Stockholder Representative in the Objection Notice which remain in dispute; (ii) shall not assign a value to any item or amount in dispute greater than the greatest value for such item or amount assigned by the Stockholder Representative, on the one hand, or Parent, on the other hand, or less than the smallest value for such item or amount assigned by the Stockholder Representative, on the one hand, or Parent, on the other hand; and (iii) shall act as an expert and not as an arbitrator. The Independent Accounting Firm’s determination will be based solely on presentations by the Stockholder Representative and Parent which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review) and the Stockholder Representative and Parent shall cause the Independent Accounting Firm to deliver to the Stockholder Representative and Parent as promptly as practicable (but in any event within thirty (30) days of its retention) a written report setting forth its determination of the amounts in dispute. Such report shall be final and binding on the parties. The cost of such review and report shall be borne (and paid) by the Stockholder Representative (solely on behalf of the Company Equityholders, in accordance with the percentages contributed to the Adjustment Escrow Amount set forth on the Closing Consideration Schedule (which may for convenience be paid by the Stockholder Representative out of the Representative Expense Amount)), on the one hand, and Parent, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if closing accounts receivable is the only disputed item, and Parent claims that closing accounts receivable is $1,000 less than the amount determined by the Stockholder Representative, and the Stockholder Representative contests only $500 of the amount claimed by Parent, and if the independent accountant ultimately resolves the dispute by awarding Parent $300 of the $500 contested, then the cost of such review and report will be allocated 60% (i.e., 300 divided by 500) to the Stockholder Representative (solely on behalf of the Company Equityholders) and 40% (i.e., 200 divided by 500) to Parent.

(iv)                   If the Aggregate Merger Consideration, as finally determined pursuant to this Section 2.9, is less than the Estimated Aggregate Merger Consideration, then, within five (5) Business Days of the final determination of the Aggregate Merger Consideration, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to deliver to Parent the amount of such difference (the “Shortfall Amount”) from the Adjustment Escrow Account. In the event that the funds available in the Adjustment Escrow Account are in excess of the Shortfall Amount (such excess, the “Escrow Excess Amount”), Parent and the Stockholder Representative shall, in the same joint written instruction described in the preceding sentence, instruct the Escrow Agent to pay the Escrow Excess Amount (i) to the Paying Agent, for further distribution to the Company Equityholders (other than holders of Vested Company Options that are Employee Options) and (ii) to the Parent for further distribution to the holders of Vested Company Options that are Employee Options on the next regularly scheduled payment date, through the payroll system of Parent or a Subsidiary of Parent subject to applicable Tax withholding, in each case based on percentages specified on the Closing Consideration Schedule. The Company Equityholders shall not have any liability for any amount due pursuant to this Section 2.9(b)(v) except to the extent of the funds available in the Adjustment Escrow Account.

(v)                     If the Aggregate Merger Consideration, as finally determined pursuant to this Section 2.9, is greater than the Estimated Aggregate Merger Consideration, then (A) the amount of such excess shall be paid in cash by Parent (1) within five (5) Business Days of the final determination of the Aggregate Merger Consideration to the Paying Agent, for further distribution to the Company Equityholders (other than holders of Vested Company Options that are Employee Options) and (2) on the next regularly scheduled payment date to the holders of Vested Company Options that are Employee Options, through the payroll system of Parent or a Subsidiary of Parent subject to applicable Tax withholding, in each case, based on the Pro Rata Share of each such Company Equityholder, and (B) Parent and the Stockholder Representative shall, within five (5) Business Days of the final determination of the Aggregate Merger Consideration, instruct the Escrow Agent to pay the amount in the Adjustment Escrow Account (1) to the Paying Agent, for further distribution to the Company Equityholders (other than holders of Vested Company Options that are Employee Options) and (2) to the Parent for further distribution to the holders of Vested Company Options that are Employee Options on the next regularly scheduled payment date, through the payroll system of Parent or a Subsidiary of Parent subject to applicable Tax withholding, in each case, based on the Pro Rata Share of each such Company Equityholder. Parent shall not have any liability for any amount due pursuant to this Section 2.9(b)(v) in excess of an amount equal to the Adjustment Escrow Deposit.

(vi)                   Any payment(s) made pursuant to this Section 2.9 shall be deemed, for Tax purposes, to be an adjustment to the cash consideration payable to the Company Equityholders in consideration for the First Merger.

2.10        Withholding. Merger Sub, Parent, the First Surviving Company, the Second Surviving Company and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations or under any applicable Tax Legal Requirement; provided, however, assuming the Company complies with its obligations under Section 2.3(a)(v), if either the Merger Sub, Parent, the First Surviving Company, the Second Surviving Company or the Paying Agent, as applicable, determines that it is obligated to deduct or withhold any amounts from any non-compensatory consideration payable or otherwise deliverable pursuant to this Agreement (other than in respect of backup withholding), such Person shall (i) provide such payee with prior written notice of its intent to deduct and withhold (together with information setting forth the amount and reason for such deduction or withholding), and (ii) afford such payee a reasonable opportunity to reduce or eliminate such deduction or withholding. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Entity by Merger Sub, Parent, the First Surviving Company, the Second Surviving Company or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding anything to the contrary, any compensatory payments for Tax purposes payable pursuant to or as contemplated by this Agreement shall be paid through the Second Surviving Company’s payroll system (or a payroll system of Parent or a Subsidiary of Parent) subject to applicable Tax withholding. For the avoidance of doubt, any such amount withheld shall reduce the cash consideration payable to such Company Equityholder regardless of whether the withholding is in respect of cash or equity consideration payable hereunder.

2.11        [INTENTIONALLY OMITTED]

2.12        Second Merger Conversion of Securities. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the First Surviving Company or Merger Sub II:

(a)               Each share of common stock of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall be cancelled and retired and shall cease to exist.

(b)               Each share of common stock of the First Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be converted into one share of common stock of the Second Surviving Company.

2.13        Equitable Adjustments. If at any time after the date of this Agreement and prior to the Closing Date any change in the outstanding shares of Class A Common Stock or Preferred Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, any number or amount contained in this Agreement which is based on the price or the number of shares of Class A Common Stock or Preferred Stock of Parent shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect with respect to such shares of capital stock as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

ARTICLE III
ESCROW AND REPRESENTATIVE EXPENSE AMOUNT

3.1            Escrow Deposit; Disbursements.

(a)               At the Closing, pursuant to Section 2.3(b)(iii), Parent shall deliver the Adjustment Escrow Deposit and the Special Escrow Deposit to the Escrow Agent to be, in separate and segregated accounts, held, safeguarded, invested and released pursuant to the terms of this Agreement and the Escrow Agreement. Parent and the Company (as a Selling Expense) shall each be responsible for one-half of the fees and expenses of the Escrow Agent. Parent shall be deemed to have contributed the percentages of the Adjustment Escrow Deposit and the Special Escrow Deposit with respect to each Company Equityholder (including with respect to any Vested Cash-Out Options held thereby immediately prior to the Closing) as set forth on the Closing Consideration Schedule and the cash consideration payable to each Company Equityholder pursuant to Section 2.4, Section 2.5, or Section 2.7, as applicable, shall be reduced by such amounts based on each such Company Equityholder’s Pro Rata Share.

(b)               The Escrow Agreement will provide that disbursements from the Adjustment Escrow Account and the Special Escrow Account shall only be made in accordance with written instructions jointly signed by Parent and the Stockholder Representative in such form reasonably acceptable to the Escrow Agent, Parent and the Stockholder Representative (each, a “Joint Instruction Letter”) or pursuant to a final judgment rendered pursuant to Section 10.5 of this Agreement.

(c)               If either Parent or the Stockholder Representative fails to timely execute and deliver a Joint Instruction Letter when required under this Agreement, Parent or Company, as applicable, shall be entitled to seek an order (in accordance with Section 10.8) that will enable the Escrow Agent to distribute to the Paying Agent and the Company, on behalf of the Company Equityholders or the Parent, as applicable, the funds to which it is entitled.

(d)               Amounts released from the Adjustment Escrow Account and/or the Special Escrow Account to the Company Equityholders will be treated, for Tax and all other purposes, as additional consideration for the First Merger.

3.2            Deposit of Representative Expense Amount.

(a)               At the Closing, pursuant to Section 2.3(b)(iv), Parent shall deliver the Representative Expense Amount to the Stockholder Representative. Parent shall be deemed to have contributed the percentage of the Representative Expense Amount with respect to each Company Equityholder (including with respect to any Vested Cash-Out Options held thereby immediately prior to the Closing) as set forth on the Closing Consideration Schedule and the cash consideration payable to each Company Equityholder pursuant to Section 2.4, Section 2.5, or Section 2.7, as applicable, shall be reduced by such amount based on each such Company Equityholder’s Pro Rata Share.

(b)               Any portion of the Representative Expense Amount released to the Company Equityholders will be treated, for Tax and all other purposes, as additional consideration for the First Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent in connection with this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants, as of the date hereof and as of the Closing Date, to Parent as follows in this ARTICLE IV.

4.1            Organization; Existence and Good Standing. Each of the Company and each of its Material Subsidiaries (i) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its state or other jurisdiction of incorporation or organization, (ii) has full corporate or other power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases (other than with respect to any inaccuracies that are corrected by the Company at no cost and without liability to any of Parent, Merger Sub or Merger Sub II prior to the Closing); and (iii) is in good standing and is duly qualified or licensed to do business as a foreign corporation or other entity in each jurisdiction wherein the character of the properties owned by it, or the nature of its business makes such licensing or qualification necessary, except with respect to clause (i) (in the case of the Material Subsidiaries) and with respect to clause (iii) (in the case of the Company and its Material Subsidiaries), where the failure to so qualify or be in good standing or of clause (iii) would not, individually or in the aggregate, have a Material Adverse Effect.

4.2            Authority; Enforceability.

(a)               The Company has the full corporate power and authority to execute this Agreement and the other Transaction Documents to which it is or will be a party, and, subject to receipt of the Company Written Consent, to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution and delivery of, and the performance of the Company’s obligations under, this Agreement and the other Transaction Documents to which the Company is a party have been duly and validly authorized by the Company’s board of directors and, except for (i) receipt of the Company Written Consent and (ii) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Delaware Secretary of State, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is a party. On or prior to the date hereof, the Company’s board of directors has unanimously (x) resolved that this Agreement and the Transaction Documents to which it is a party and the consummation of the First Merger and the other transactions contemplated hereby and thereby are fair to and in the best interests of the Company and the Stockholders, (y) approved and declared advisable this Agreement, the Transaction Documents and the First Merger and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL, and (z) has recommended that the Company’s Stockholders adopt this Agreement and approve the First Merger. Assuming the due authorization, execution and delivery by the other Parties to this Agreement and the other Transaction Documents, this Agreement and the other Transaction Documents to which the Company is a party, as the case may be, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with each of their respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity) (together, the “Enforceability Exceptions”).

(b)               The Company Written Consent is the only action of the Stockholders in their capacity as such required to approve (i) this Agreement and the Transaction Documents to which the Company or its equityholders are a party, (ii) the First Merger Agreement and (iii) the other transactions contemplated hereby and thereby.

4.3            No Violations. The execution and delivery of this Agreement by the Company and the execution and delivery of the other Transaction Documents to which the Company is a party does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by the Company and the consummation of the transactions contemplated hereby and thereby by the Company will not (with or without notice or passage of time, or both), except, with respect to clause (c), as would not be material to the Company:

(a)               violate, conflict with, result in a breach of or constitute a default under any of the provisions of the Charter Documents of the Company, or any of its Subsidiaries;

(b)               violate or conflict with any provision of, or cause a default under, any Legal Requirement applicable to the Company or any of its Subsidiaries; or

(c)               except as set forth on Section 4.3(c) of the Disclosure Schedule, require any notice or filing with respect to, result in a violation or breach of, or cause acceleration of any right or obligation under, or require any notice or constitute a default, or give rise to any right of termination, amendment, modification, cancellation, loss of benefit or acceleration under, any of the terms, conditions or provisions of or result in a Lien on any of the assets of the Company or its Subsidiaries pursuant to, any Material Contract or Material Permit to which the Company or any of its Subsidiaries is a party.

4.4            Consents. No material approval, consent, waiver, authorization or other order of, and no declaration, notice, filing, registration, qualification or recording with, any Governmental Entity is or will be required to be obtained or made by or on behalf of the Company or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the consummation of the Closing hereunder, except for those (a) set forth in Section 4.4 of the Disclosure Schedule and (b) under the HSR Act.

4.5            Capitalization; Subsidiaries.

(a)               As of the date of this Agreement, the total number of shares of all classes of capital stock which the Company is authorized to issue is 90,087,434 shares, which consists of (i) 72,000,000 shares of Company Common Stock and (ii) 18,087,434 shares of Company Series C Preferred Stock. As of the date of this Agreement, there are 42,384,693 shares of Company Common Stock outstanding, and 18,087,434 shares of Company Series C Preferred Stock outstanding, in each case, held by the Stockholders as set forth in the attached “Capitalization Schedule.” As of the date of this Agreement, (i) 2,271,035 shares of Company Common Stock remained available for issuance pursuant to the Company Equity Plans and (ii) Company Options to purchase 8,853,750 shares of Company Common Stock pursuant to the Company Equity Plan were outstanding and held by the Company Optionholders as set forth on the Capitalization Schedule, including, with respect to each Company Option, the holder of such Company Option, the date such Company Option was granted, the expiration date, the number of shares of Company Common Stock subject to such Company Option and the applicable exercise price. All of the issued and outstanding shares of Company Common Stock and Company Series C Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or similar rights. The Company has made available to Parent an accurate and complete copy of the Charter Documents of the Company.

(b)               The attached “Capitalization Schedule” accurately sets forth the authorized and outstanding equity interests of each of the Company’s Subsidiaries and the name and number of equity interests held by each stockholder or member. All of such issued and outstanding equity interests have been duly authorized and validly issued and are fully paid non-assessable (to the extent such concepts are applicable) and free of preemptive or similar rights. No Subsidiary of the Company has outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect.

(c)               Except as may be set forth on the attached Capitalization Schedule, there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any of the Company or any of its Subsidiaries is a party or which is binding upon the Company or any of its Subsidiaries that provides for the issuance, disposition or acquisition of any of its equity, income appreciation or any rights or interests exercisable therefor or obligating the Company or any of its Subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution, subscription or otherwise) in any other Person. Except as set forth in the Capitalization Schedule, there are no outstanding or authorized equity appreciation, profit, phantom stock or similar rights with respect to the Company or any of its Subsidiaries. Except as may be set forth on the attached Capitalization Schedule or as accrued (but not declared) on the Company Series C Preferred Stock, there are no declared or accrued and unpaid dividends on any of the equity interests in the Company or commitments to issue additional shares of capital stock. Except as set forth on Section 4.5(c) of the Disclosure Schedule, there are no outstanding equityholder or other agreements or obligations (contingent or otherwise) with respect to the voting (including voting trusts and proxies) or sale, redemption, acquisition or transfer of any equity interests of the Company or any of its Subsidiaries, other than such rights as are in favor of the Company or one of its Subsidiaries.

(d)               With respect to each Company Option and each other equity award granted by the Company or any of its Subsidiaries, (i) each such grant was duly authorized no later than the date on which the grant of such grant was by its terms effective (the “Grant Date”) by all necessary corporate action, and the award agreement governing such grant was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (ii) each grant was made in compliance in all material respects with all applicable Legal Requirements (including all applicable federal, state and local securities laws) and all of the terms and conditions of the applicable Employee Plan and, each Company Option has an exercise price that is equal or greater than the fair market value of the underlying shares of Company Common Stock on the applicable Grant Date, (iii) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company, and (iv) no modifications have been made to any Company Options following the Grant Date. No offer letter or other agreement with a current or former employee or other service provider of the Company or any of its Subsidiaries contemplates a grant of, or right to purchase or receive (i) options or other equity awards with respect to the equity of the Company (or any of its Subsidiaries), or (ii) other securities of the Company or any of its Subsidiaries, that in each case, have not been issued or granted as of the date of this Agreement. The treatment of Company Options under this Agreement, complies in all respects with applicable Legal Requirements and with the terms and conditions of the applicable Employee Plans and the applicable Company Option agreements.

(e)               Each of the Subsidiaries of the Company are set forth on Section 4.5(e) of the Disclosure Schedule. Except as set forth on Section 4.5(e) of the Disclosure Schedule, the Company holds direct or indirect legal and beneficial title to all of the issued and outstanding equity interests of its Subsidiaries, free and clear of all Liens (other than Permitted Liens and any transfer restrictions imposed by federal and state securities laws). Except as set forth on the Capitalization Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or equity interests of any Person.

(f)                Each of the Company’s Subsidiaries (other than the Material Subsidiaries) (i) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its state or other jurisdiction of incorporation or organization, (ii) has full corporate or other power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases; and (iii) is in good standing and is duly qualified or licensed to do business as a foreign corporation or other entity in each jurisdiction wherein the character of the properties owned by it, or the nature of its business makes such licensing or qualification necessary, except with respect to clause (i) and clause (iii), where the failure to so qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

4.6            Legal Requirements and Permits.

(a)               Except as set forth on Section 4.6(a) of the Disclosure Schedule, the Company and each of its Subsidiaries is, and since December 31, 2016 has been, in compliance in all material respects with all applicable Legal Requirements, including Health Care Laws, and neither the Company nor any of its Subsidiaries has received written notice of any investigation with respect to any alleged material violation of any applicable Legal Requirements including Health Care Laws. To the Knowledge of the Company, no investigation or review by any Governmental Entity concerning any material violation of a Health Care Law by the Company, any of its Subsidiaries or any of their respective directors, limited liability company managers (or equivalent governing authority), officers, employees, or independent contractors is currently pending or threatened. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors or employees, nor to the Company’s Knowledge, any agent or other third party representative acting on behalf of the Company, is currently, or has been since December 31, 2016, in violation of any Anti-Corruption Laws or Trade Control Laws in any material respect.

(b)               The Company and each of its Subsidiaries has been granted all material licenses, permits, consents, registrations, accreditations, certificates, approvals, franchises and other authorizations under any Legal Requirement (each, a “Permit”) necessary for the conduct of the Business as currently conducted (collectively, the “Material Permits”). The Material Permits held by the Company and its Subsidiaries are valid and in full force and effect and neither the Company nor any of its Subsidiaries is in material default under any such Material Permit. Except as set forth on Section 4.6(b) of the Disclosure Schedule, no Governmental Entity has given notice of or, to the Company’s Knowledge, threatened any revocation, suspension or restriction of any Material Permit issued to the Company or any of its Subsidiaries, except as would not be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have made, since December 31, 2016, all material declarations and filings with applicable Governmental Entities, in each case that are necessary to enable them to lawfully carry on their respect operations as then or as currently conducted (as applicable). Except as set forth in Section 4.6(c) of the Disclosure Schedule, since December 31, 2016, there has been no suspension or restriction of any Material Permit issued to the Company or any of its Subsidiaries.

(c)               Except as set forth in Section 4.6(c) of the Disclosure Schedule, neither the Company, nor any Subsidiary of the Company, nor, to the Knowledge of the Company, any officer, director, employee, independent contractor, agent or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in the Company or any Subsidiaries: (i) has been excluded by the Office of Inspector General for the Department of Health and Human Services, the System for Award Management or the General Services Administration from participation in any “Federal Health Care Program” or “State Health Care Program” (each as defined in 42 U.S.C. § 1320a-7a(f) and 42 U.S.C. § 1320a-7(h)), including Medicare or Medicaid; (ii) has been charged with or convicted of a criminal offense related to any Health Care Law or been charged with or convicted of a criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service, or in connection with a program operated by or financed in whole or in part by a Federal Health Care Program or State Health Care Program; (iii) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act (42 U.S.C. § 1320a-7a) or any regulations promulgated thereunder; (iv) is currently listed on the System for Award Management published list of parties excluded from federal procurement programs and non-procurement programs; (v) is the target or subject of any current or potential investigation relating to any offense related to Medicare, Medicaid or any other state or federal healthcare program; or (vi) has a continuing obligation in respect of any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement (e.g., deferred prosecution agreement) with any Governmental Entity concerning compliance with any Health Care Law.

(d)               Except as set forth in Section 4.6(d) of the Disclosure Schedule, no Person has filed, or, has threatened in writing to file, against the Company or any of its Subsidiaries an action under any Health Care Law, including any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. Section 3729 et seq.).

(e)               The Company and each of its Subsidiaries are, and have at all relevant times since December 31, 2016 been duly accredited, certified, enrolled, and in good standing to participate in and receive reimbursement under all Third Party Payor Programs in which the Company or any of its Subsidiaries have participated and/or to which the Company or any of its Subsidiaries have provided services or products and (i) are not subject to any suspension, revocation proceedings, or other limitation on such participation status; (ii) are in compliance in all material respects with the conditions of participation and all applicable conditions of payment for such Third Party Payor Programs; and (iii) are in compliance in all material respects with the Medicare Durable Medical Equipment, Prosthetics, Orthotics and Supplies (“DMEPOS”) Supplier Standards listed in 42 C.F.R. 424.56(c) and the DMEPOS Quality Standards established by Center for Medicare and Medicaid Services under the Medicare Modernization Act of 2003. Except as set forth in Section 4.6(e) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notice since December 31, 2016 of any actual or alleged material violation of, or failure to be in material compliance with any Third Party Payor Program.

(f)                The billing practices of the Company and its Subsidiaries with respect to all Third Party Payors and Third Party Payor Programs are currently and have since the Latest Balance Sheet Date been in material compliance with all applicable Health Care Laws as well as the provisions of any other Third Party Payor Program agreement to which it is bound. Neither the Company nor any of its Subsidiaries has billed, received and retained any payment or reimbursement in excess of amounts allowed by (a) applicable Health Care Laws, (b) the applicable reimbursement rates established from time to time by Third Party Payor Programs, or (c) the terms of each participating provider agreement or similar contract or arrangements between the Company or its Subsidiaries, on one hand, and Third Party Payor Programs, on the other, except for routine, billing errors that would not, in the aggregate, require a repayment of $50,000 (Fifty Thousand Dollars) or more.

(g)               Except as set forth on Section 4.6(g) of the Disclosure Schedule, the Company and each of its Subsidiaries does and has at all times since December 31, 2016 (i) filed all reports and billings required to be filed with respect to each Third Party Payor in compliance in all material respects with applicable Legal Requirement and applicable Third Party Payor requirements, and (ii) paid all material known and undisputed refunds, overpayments, discounts and adjustments due with respect to any such report or billing. There are no material pending or, to the Company’s Knowledge, threatened audits, investigations, appeals, adjustments or Legal Proceedings relating to such claims. All claims submitted by the Company and its Subsidiaries were for medically necessary goods actually sold or services actually performed by the billing Company or Subsidiary to eligible patients. The Company and each of its Subsidiaries maintains sufficient documentation that is required by Legal Requirement or the applicable Third Party Payor to support all of the Company’s and each Subsidiary’s billings to Third Party Payors. Since December 31, 2016, to the extent that the Company or any of its Subsidiaries has identified any material overpayments from any Federal Health Care Program, the Company or such Subsidiary has notified the applicable agency and returned such overpayments in accordance in all material respects with the requirements under the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended.

(h)               Except as set forth on Section 4.6(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding material liabilities as of the date hereof, except for routine recoupments, refunds, set-offs, and adjustments subject to reconciliation in the ordinary course of the Business; (i) to any Third Party Payor or Third Party Payor Program or (ii) to any third party contractor administering claims for any Third Party Payor or Third Party Payor Program, for the recoupment of any material amounts previously paid to the Company or its Subsidiaries by any such Third Party Payor, Third Party Payor Program, or third party contractor administering claims for any Third Party Payor or Third Party Payor Program, nor to the Knowledge of the Company, is there a basis for any such recoupments, except as recorded as a contingent or actual liability, as applicable. There are no material claims, actions or appeals pending before any Governmental Entity, including the Centers for Medicare and Medicaid Services or other Governmental Entity, with respect to any Government Program claims filed by the Company or any of its Subsidiaries in connection with any Third Party Payor Program, nor have there been any disallowances by any commission, board or agency in connection with any audit inquiry or review of such claims which are not recorded on the Company Financial Statements. To the Knowledge of the Company, no event has occurred which would provide the basis for termination of (a) the Company’s or any Subsidiary’s Medicare or Medicaid provider agreement; or (b) any participating provider agreement or similar contract or arrangements between the Company or any of its Subsidiaries on one hand, and Third Party Payors on the other.

(i)                 The Company and its Subsidiaries maintain, and have at all times since December 31, 2016 maintained, a compliance program in conformance in all material respects with the elements of a corporate compliance and ethics program identified in U.S.S.G. § 8B2.1 and the criteria established by the Office of Inspector General of the Department of Health and Human Services (OIG). The Company and its Subsidiaries have provided to Parent complete and accurate copies of all current compliance program materials.

(j)                 Except as set forth on Section 4.6(j) of the Disclosure Schedule, the Company and its Subsidiaries and, to the Company’s Knowledge, their respective directors, limited liability company managers (or equivalent governing authority), officers, personnel (whether employed or engaged as independent contractors) and authorized representatives, are operating and since December 31, 2016 have operated in compliance in all material respects with all applicable federal and state Health Care Laws with respect to direct and indirect compensation arrangements, ownership interests or other relationships between such person and any past, present or potential patient, physician, supplier, contractor, customer, Third Party Payor or other person in a position to refer, recommend or arrange for the referral of patients or other health care business (each a “Referral Source”) or to whom such person refers, recommends or arranges for the referral of patients or other health care business.

(k)               The proceeds of any loans or funds received by the Company and its Subsidiaries under the Medicare Advanced Payment Program or Health and Human Services Provider Relief Fund under the CARES Act have in all material respects either (i) been used for purposes permitted under such program or fund under the CARES Act, or (ii) otherwise remain deposited in a segregated account owned by the Company and its Subsidiaries. No material breach has occurred in respect of any attestation or the Terms and Conditions associated with the Medicare Advanced Payment Program or Health and Human Services Provider Relief Fund under the CARES Act. No material written (or, to the Knowledge of the Company and its Subsidiaries, oral) notices or communications with the Department of Health and Human Services related to non-compliance with the terms of the Medicare Advanced Payment Program or Health and Human Services Provider Relief Fund under the CARES Act, or non-eligibility for receipt of funds in connection with the Medicare Advanced Payment Program or Health and Human Services Provider Relief Fund under the CARES Act, have been received by the Company and its Subsidiaries, and there are, to the Knowledge of the Company and its Subsidiaries, no facts upon which any such material claim of non-compliance or non-eligibility might reasonably be justified.

(l)                 The Company and its Subsidiaries are in compliance in all material respects with all anti-money laundering laws, rules, regulations and orders of jurisdictions applicable to the Company and its Subsidiaries (collectively, “AML Laws”), including the USA PATRIOT Act. No proceeding involving the Company, with respect to AML Laws, is currently pending or, to the Knowledge of the Company, threatened which in each case would reasonably be expected to result in a material violation of this representation. Neither the Company nor its Subsidiaries are required to be registered with the U.S. Department of the Treasury as a money services business, as such term is defined by federal law or regulation, and neither the Company nor its Subsidiaries are required to be registered or licensed as a money services business, money transmitter, or equivalent enterprise under the applicable Legal Requirements of any other jurisdiction.

4.7            Legal Proceedings. Except as set forth in Section 4.7 of the Disclosure Schedule, there are no, and since December 31, 2016 there have not been any, material Legal Proceedings pending or, to the Knowledge of the Company, threatened against or relating to (a) the Company or any of its Subsidiaries (or the Company or any of its Affiliates relating to the Business), including, without limitation, any Legal Proceeding (i) seeking equitable or injunctive relief as its principal remedy, (ii) alleging criminal wrongdoing by the Company or any of its Subsidiaries or (iii) related to the transactions contemplated hereby, or (b) any director, officer or, to the Knowledge of the Company, employee of the Company or any of its Subsidiaries in such Person’s capacity as such. Neither the Company nor any of its Subsidiaries is, or since December 31, 2016 has been, subject to, or bound by, any Order. As of the date hereof, neither the Company nor or any of its Subsidiaries are engaged in any Legal Proceeding to recover damages sustained by it.

4.8            Tax Matters.

(a)               Each of the Company and its Subsidiaries has duly and timely filed with the appropriate Governmental Entities all income and other material Tax Returns required to be filed by or with respect to it (taking into account any applicable extensions to file such Tax Returns). All such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes due and owing by or with respect to the Company and its Subsidiaries on or before the date hereof (whether or not shown on any Tax Returns) have been timely paid in full (or adequate reserves have been established therefor in accordance with GAAP).

(b)               Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice, in each case, except to the extent contemplated by this Agreement.

(c)               No material deficiencies for any Taxes with respect to the Company or its Subsidiaries been proposed, claimed or assessed, in each case, in writing, by any Governmental Entity. There are no pending audits, assessments, investigations, disputes, claims or other actions for or relating to any liability in respect of the Company or its Subsidiaries nor any such audits, assessments, investigations, disputes, claims or other actions is asserted by any Governmental Entity. No claim has ever been made in writing by a Governmental Entity in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the applicable Person is or may be subject to taxation by, or required to file Tax Return in, that jurisdiction, nor is any such assertion threatened.

(d)               The Company has delivered or made available to Parent complete and accurate copies of federal, state and foreign income Tax Returns and all other material Tax Returns of the Company or its Subsidiaries and their respective predecessors for all taxable years beginning on or after January 1, 2018, including, upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company or its Subsidiaries (or any of their respective predecessors) since January 1, 2018, with respect to Taxes of any type.

(e)              Neither the Company nor its Subsidiaries (nor any predecessor of any such Person) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, other than, in each case, with respect to routine extensions to file Tax Returns. No closing agreement, private letter ruling, technical advice memoranda or similar agreements or ruling with respect to Taxes has been requested of any Governmental Entity by or on behalf of the Company or its Subsidiaries.

(f)               There are no Liens for Taxes upon any property or asset of the Company or its Subsidiaries (other than for current Taxes not yet delinquent or that are being contested in good faith for which sufficient reserves have been established in accordance with GAAP).

(g)              Each of the Company and its Subsidiaries has deducted, withheld, collected, deposited or paid to the appropriate Governmental Entity all material amounts of Taxes required to have been deducted, withheld, collected, deposited or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other third party, and each of the Company and its Subsidiaries has complied in all material respects with all reporting and record keeping requirements.

(h)              Neither the Company nor its Subsidiaries has been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated, joint, unitary or combined federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes (other than a group the common parent of which is the Company). Neither the Company nor its Subsidiaries has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than any agreement, arrangement or other Contract not principally related to Taxes).

(i)               There are no material Tax sharing agreements, Tax allocation agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving the Company or its Subsidiaries (other than any agreement, arrangement or other Contract not principally related to Taxes).

(j)               Neither the Company nor its Subsidiaries has been a party to a transaction that is a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any predecessor thereof.

(k)              Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(l)               Neither the Company nor its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(m)             Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising or entered into in a taxable period (or portion thereof) ending on or before the Closing, (iii) a prepaid amount received or deferred revenue realized on or prior to the Closing outside of the Ordinary Course of Business, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Legal Requirement) executed on or prior to the Closing, or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Legal Requirement).

(n)               Neither the Company nor its Subsidiaries has ever had a permanent establishment in a country other than the country of its organization.

(o)               Each of the Company and its Subsidiaries has properly (i) collected and remitted all material amounts of sales, use, valued added and similar Taxes with respect to sales or leases made or services provided to its customers and (ii) for all sales, leases or provision of services that are exempt from sales, use, valued added and similar Taxes and that were made without charging or remitting sales, use, valued added or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale, lease or provision of services as exempt.

(p)               Neither the Company nor its Subsidiaries has (i) claimed any Tax credit pursuant to Section 2301 of the CARES Act, (ii) deferred any Liability for Taxes pursuant to Section 2302 of the CARES Act or any other COVID-19 related Legal Requirements, or (iii) claimed any Tax credit pursuant to Section 7001 or 7003 of the Families First Coronavirus Response Act of 2020.

(q)               Neither the Company nor its Subsidiaries has taken or agreed to take any action, or has Knowledge of the existence of any fact or circumstance, that would reasonably be expected to impede or prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.9            Financial Statements and Other Financial Matters.

(a)               Set forth in Section 4.9(a) of the Disclosure Schedule are the following financial statements (collectively, the “Company Financial Statements”):

(i)                       the audited, consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 (the “Latest Audited Balance Sheet”), and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended;

(ii)                    the audited, consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2018, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended; and

(iii)                  the unaudited, consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2020 (such balance sheet, the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”), and the related consolidated income statements and statement of cash flows for the nine-month period then ended (the “Interim Company Financial Statements”).

(b)               Except as set forth on Section 4.9(b) of the Disclosure Schedule, the Company Financial Statements have been prepared from the books and records of the Company in all material respects and in accordance with GAAP consistently applied throughout the period, subject, in the case of the Interim Company Financial Statements, to the absence of explanatory footnote disclosures and normal year-end adjustments required by GAAP (none of which are material in amount or scope) and fairly present in all material respects the financial position and results of operations of the Company and its Subsidiaries at the respective dates and for the respective periods described above.

(c)               The Company and each of its Subsidiaries has established and maintain a system of internal accounting controls sufficient to provide reasonable assurances for a company of its size and private ownership that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and provide reasonable assurance regarding the prevention or timely detection of fraud. Since December 31, 2016, no officer, director or employee of the Company or any of its Subsidiaries has refused to execute any certification of any nature whatsoever required by Legal Requirement or requested by any accounting, banking, financial or legal firm or entity.

(d)               Since the Latest Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any obligation or liability (whether accrued, absolute, contingent or otherwise), other than any such liabilities or obligations (i) incurred or arising (A) in the Ordinary Course of Business (including pursuant to any Contract to which the Company or any of its Subsidiaries is party but excluding any obligation or Liability arising out of any breach thereof), or (B) in connection with this Agreement or the transactions contemplated hereby; (ii) disclosed, reflected or reserved against in the Latest Balance Sheet or in the notes thereto; (iii) taken into account in the calculation of Selling Expenses, Closing Indebtedness or Net Working Capital, each as finally determined pursuant to Section 2.9; (iv) that are described in Section 4.9(c) of the Disclosure Schedule; and (v) which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(e)               Neither the Company nor any of its Subsidiaries is a party to any off-balance sheet joint venture, off-balance sheet partnership or any similar off-balance sheet arrangement.

(f)                Inventory. The Company or a Subsidiary thereof, as applicable, owns all of its material inventory, whether or not reflected in the Company Financial Statements, free and clear of all Liens, other than Permitted Liens. All material inventory of the Company and its Subsidiaries consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value.  The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are reasonable in the present circumstances of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries holds any inventory or other goods pursuant to any consignment arrangement and has no liabilities relating to consigned inventory or other goods.

4.10        Absence of Certain Changes. Since the Latest Audited Balance Sheet Date, except as would not be material to the Companies or its Subsidiaries, taken as a whole, and except as contemplated or permitted by this Agreement, or as reasonably taken in good faith as a result of or in connection with any COVID-19 Measure, (i) there has not occurred any Material Adverse Effect, (ii) the Company and its Subsidiaries have conducted business in the Ordinary Course of Business and in substantially the same manner as conducted during the period covered by the Company Financial Statements, and (iii) the Company and its Subsidiaries have not taken or omitted to take any action that, if taken after the date hereof, would require the consent of Parent under Section 6.1.

4.11        Employee Benefit Plans.

(a)               Section 4.11(a) of the Disclosure Schedule sets forth a true and complete list of each material Employee Plan (excluding employment agreements and offer letters that (x) do not materially differ from a form agreement provided, (y) provide for employment “at-will” and do not include for any severance or other company-paid post-termination obligations, and (z) provide for annual base salary in the aggregate of less than $150,000). With respect to each Employee Plan required to be scheduled on Section 4.11(a) of the Disclosure Schedule, the Company has delivered a true and complete copy, to the extent applicable, of: (i) each current writing constituting a part of such Employee Plan and all amendments thereto, and if unwritten, a written description of such Employee Plan; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any summaries of material modifications; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by the Company or any of its Subsidiaries from the IRS regarding the tax-qualified status of such Employee Plan; (vi) the most recent written results of all required compliance testing; and (vii) copies of any material, correspondence with the IRS, Department of Labor or other Governmental Entity since December 31, 2016. There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(b)               Each Employee Plan (and each related trust, insurance contract or fund) has been established, administered and funded in accordance in all material respects with its express terms, and in compliance in all material respects with all applicable Legal Requirements, including ERISA and the Code. There are no pending or, to the Knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Employee Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Plans with respect to the operation of such plans (other than routine benefits claims). Neither the Company, its Subsidiaries nor, to the Knowledge of the Company, any “party in interest” or “disqualified person” with respect to an Employee Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the Knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to an Employee Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Employee Plan. To the Knowledge of the Company no Employee Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Entity. All payments required to be made by the Company or any of its Subsidiaries under, or with respect to, any Employee Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods since December 31, 2016 have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Employee Plans, applicable Legal Requirements and GAAP. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to an Employee Plan or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code.

(c)               With respect to each Employee Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has at all times since its adoption been so qualified and has received a current determination letter (or is the subject of a current opinion or advisory letter in the case of any prototype plan) from the IRS on which the Company and its Subsidiaries can rely that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. No stock or other securities issued by the Company or any of its Subsidiaries forms or has formed any part of the assets of any Employee Plan that is intended to qualify under Section 401(a) of the Code.

(d)               No Employee Plan is, and none of the Company, its Subsidiaries or any ERISA Affiliate of the Company or its Subsidiaries have ever sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Company or its Subsidiaries has withdrawn at any time within the preceding six years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

(e)               No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries by reason of their affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) lien, or (iii) other liability imposed by ERISA, the Code or other applicable Legal Requirements, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Company or its Subsidiaries).

(f)                Each Employee Plan that is subject to Affordable Care Act has been established, maintained and administered in compliance in all material respects with the requirements of the Affordable Care Act, including all notice and coverage requirements, and the Company, its Subsidiaries and each ERISA Affiliate offer minimum essential health coverage, satisfying the affordability and minimum value requirements, to their full time employees (as defined by the Affordable Care Act) sufficient to prevent liability for assessable payments under Section 4980H of the Code. None of the Company or its Subsidiaries has attempted to maintain the grandfathered heath plan status under the Affordable Care Act of any Employee Plan. None of the Employee Plans provide medical, health, life or other welfare benefits for former employees or for present employees after termination of employment, except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Legal Requirement or at the sole expense of the participant or the participant’s beneficiary. No Employee Plan is a self-insured arrangement by the Company or any of its Subsidiaries or funded through a trust and no event has occurred and no condition exists that could reasonably be expected to result in a material increase in the premium costs of any Employee Plans that are fully-insured. None of the Company or its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(g)               Except as set forth on Schedule 4.14(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries or with respect to any Employee Plan; (ii) increase any benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment or vesting of (other than Company Options) any such compensation or benefits, or the forgiveness of indebtedness of any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Employee Plan. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h)               After giving effect to the Section 280G Approval pursuant to Section 6.9 below, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i)                 Each Employee Plan which constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies, and has at all relevant times complied, with the operational and documentary requirements of Section 409A in all material respects.

(j)                 No Employee Plan covers any employees, officers, directors or other individual service providers of the Company or any of its Subsidiaries residing or working outside of the United States.

4.12        Employment and Labor.

(a)               The Company and its Subsidiaries are, and since December 31, 2016 have been, in compliance in all material respects with all applicable Legal Requirements relating to the hiring of employees and employment of labor, including all applicable Legal Requirements relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes. Each of the Company and its Subsidiaries has met in all material respects all Legal Requirements relating to the employment of foreign citizens, and none of the Company or its Subsidiaries currently employs, or, since December 31, 2016, has employed, any Person who was not authorized to work in the jurisdiction in which such Person was employed. The Company and its Subsidiaries have complied since December 31, 2016 in all material respects with all applicable Legal Requirements that require overtime to be paid to any current or former employee of the Company or its Subsidiaries, and no Person, since December 31, 2016, has brought a claim, and no claim brought is a prior period is still outstanding, for unpaid compensation or employee benefits, including overtime amounts and, to the Knowledge of the Company, no current or former employee of the Company or its Subsidiaries has threatened to bring any such claim.

(b)               None of the Company or its Subsidiaries is delinquent in payment to any of its current or former employees, officers, directors or other individual service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such employees, officers, directors or other individual service providers or in payments owed upon any termination of such person’s employment or service in any material respect.

(c)               None of the Company or its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union, works council or similar organization applicable to employees of the Company or its Subsidiaries (in their capacity as such) and, to the Knowledge of the Company, there are no activities or proceedings of any labor union, works council or similar organization to organize any such employees as of the date hereof. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Entity relating to the Company, any of its Subsidiaries or any employee or other individual service provider thereof; (ii) there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, and none of the Company or its Subsidiaries has, since December 31, 2016, experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) there is no representation claim or petition pending before any applicable Governmental Entity; and (iv) there are no charges with respect to or relating to the Company or any of its Subsidiaries pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices.

(d)               To the Knowledge of the Company, no employee or other individual service provider of the Company or its Subsidiaries is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Entity that would materially interfere with the Person’s ability to provide services to the Company and its Subsidiaries or that would materially conflict with the business of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company, as of the date hereof, (i) no officer or key employee, or group of key employees, intends to terminate their employment with the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has a present intention to terminate the employment of any of the foregoing, and (ii) no officer or key employee has received an offer to join a business that is competitive with the business activities of the Company and its Subsidiaries.

(e)               Any individual who performs or, since December 31, 2016, had performed services for the Company or its Subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or its Subsidiaries is not an employee under applicable Legal Requirements or for any purpose, including, without limitation, for Tax withholding purposes or Employee Plan purposes, and none of the Company or its Subsidiaries has any liability by reason of any individual who performs or performed services for Company or its Subsidiaries, in any capacity, being improperly excluded from participating in any Employee Plan. Each current and former employee of Company and its Subsidiaries is, and at all relevant times since December 31, 2016, has been, properly classified by the Company as “exempt” or “non-exempt” under applicable Legal Requirements.

(f)                To the Knowledge of the Company, since December 31, 2016, (i) no allegations of sexual harassment or sexual misconduct have been made against any director, officer or other managerial employee of the Company or its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any managerial employee, officer or director of the Company or any of its Subsidiaries.

(g)               The Company and each of its Subsidiaries has (i) taken commercially reasonable steps consistent with market practice to minimize potential workplace exposure in light of COVID-19 and (ii) delivered accurate and complete copies of all applicable (A) workplace communications from the Company and its Subsidiaries to employees regarding actions or changes in workplace schedules or employee hours, employee travel, remote work practices, onsite meetings, implementation and enforcement of health and safety, social distancing and return-to-work practices and protocols or other changes that have been implemented in response to COVID-19; (B) contingency plans for workplace cessation in light of COVID-19; and (C) policies implemented in relation to COVID-19.

4.13        Contracts.

(a)               Section 4.13(a) of the Disclosure Schedule sets forth a correct and complete list of the following Contracts (including any amendment, supplement or modification (whether written or verbal) thereto) (other than Employee Plans) to which the Company or any of its Subsidiaries is a party or bound, in each case pursuant to which the Company, its applicable Subsidiary or any other party thereto has any continuing obligation (each, as amended, supplemented or modified to date, a “Material Contract”):

(i)                    each Real Property Lease and each other Contract pursuant to which the Company or its applicable Subsidiary currently leases or subleases real or personal property to or from any Person, in each case, for rent amounts of more than $250,000 per annum;

(ii)                   each Contract (A) for employment of any officer or individual employee of the Company or any of its Subsidiaries on a full-time or part-time basis providing annual cash compensation in excess of $150,000 (other than offer letters that are not required to be disclosed on Section 4.11(a) of the Disclosure Schedule), or (B) for the engagement of any consultant or other service provider of the Company or any of its Subsidiaries which (I) provides for annual cash compensation in excess of $150,000 or (II) is not terminable on thirty (30) days’ notice or less without material liability;

(iii)                  [INTENTIONALLY OMITTED];

(iv)                  each collective bargaining agreement, labor contract or other written agreement or arrangement with any labor union or any employee organization or contract, agreement or arrangement with a professional employer organization, co-employer organization, human resources or benefits outsourcing entity, or similar vendor or provider;

(v)                   each Contract providing for severance or other post-termination compensation payment in excess of $150,000 to any officer, individual employee, or other Person on a full-time, part-time, consulting or other basis which has any outstanding payment obligation or which is not terminable on less than thirty (30) days’ notice;

(vi)                  each Contract (other than purchase orders and invoices entered into by the Company or its applicable Subsidiary in the Ordinary Course of Business) that involves future payments, performance of services or delivery of goods or materials to or by the Company or its applicable Subsidiary of any amount or value reasonably expected to exceed $250,000 in the current fiscal year or the next fiscal year;

(vii)                 each Contract related to material Intellectual Property owned or licensed by the Company or any of its Subsidiaries, including (A) Contracts by which any material Intellectual Property is licensed by or to the Company or any of its Subsidiaries or that involves annual individual license or maintenance fees in excess of $500,000 and (B) co-existence, concurrent use, and consent to use Contracts (excluding Licenses for Generally Commercially Available Software and non-exclusive licenses granted to customers, contractors or service providers of the Company or any of its Subsidiaries in the Ordinary Course of Business);

(viii)               each joint venture or partnership with a third party, including any Contract involving the sharing of the Company’s and/or its Subsidiaries’ profits with such third party;

(ix)                  each Contract that prohibits the Company or any of its Subsidiaries from competing in any line of business or in any geographic area or with any Person or that restricts the Company’s or one of its Subsidiary’s ability to (A) purchase or deliver any products or services, (B) solicit or hire any person as an employee (excluding any agreements relating primarily to confidentiality or nondisclosure which are entered into by the Company or such Subsidiary in the Ordinary Course of Business) or (C) charge certain prices pursuant to a “most-favored nation” or similar clause;

(x)                   each Contract set forth or required to be set forth on Section  4.18 of the Disclosure Schedule;

(xi)                  any Contract pursuant to which the Company or any of its Subsidiaries has granted or otherwise permitted to exist a Lien (other than any Permitted Lien) on any material asset or group of assets of the Company;

(xii)                 each settlement, conciliation or similar Contract (A) with any Governmental Entity or (B) pursuant to which the Company or any of its Subsidiaries has any outstanding obligation after the date of this Agreement in excess of $100,000;

(xiii)                each Contract with a Third Party Payor from which the Company has received reimbursement in excess of $250,000 in any twelve (12) month period;

(xiv)                each Contract with a Referral Source involving payment in excess of $250,000;

(xv)                 each Contract with any Material Customer or Material Supplier (other than purchase orders entered into by the Company or its applicable Subsidiary in the Ordinary Course of Business);

(xvi)                involving acquisitions or dispositions (in each case whether by merger, purchase or sale of assets or stock or otherwise) by the Company or any of its Subsidiaries of any company (or a material portion of its assets), business or line of business, (A) entered into since December 31, 2016 or (B) as to which the Company or any of its Subsidiaries has any continuing payment obligations or any material indemnification or other material obligations;

(xvii)               each Contract under which the Company or any of its Subsidiaries has made advances or loans to another Person in excess of $100,000; and

(xviii)              each Contract relating to the voting or control of equity securities, preemptive rights, registration rights, transfer restrictions, information rights, preferential purchase rights, tag-along rights, or drag-along obligations, in each case, relating to securities of the Company or any of its Subsidiaries (other than wholly-owned Subsidiaries) or the holders of any such securities;

(xix)               each Contract governing the terms of any Indebtedness or any guaranty in respect thereof.

(b)               The Company has provided Parent with a true and complete copy of each Material Contract, together with all amendments, waivers or other changes thereto, and in the case of any oral contract that is also a Material Contract, a true and complete written description of the terms thereof. With respect to each Material Contract, (i) such Material Contract is the legal and valid obligation of the Company or its applicable Subsidiary party thereto, enforceable against such Person in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions, (ii) to the Knowledge of the Company, such Material Contract is the legal and valid obligation of each other party thereto, enforceable against such Person in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions, and (iii) such Material Contract is in full force and effect, and neither the Company nor its applicable Subsidiary party thereto, nor, to the Knowledge of the Company, any other party thereto, is in material breach or default thereunder and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default or permit the termination or acceleration of any payment under any such Material Contract.

(c)               The ability of the Company to perform all obligations required to be performed by it under the Material Contracts has not been materially limited or adversely affected by or as a result of COVID 19 or any COVID 19 Measure in any material respect. To the Knowledge of the Company, the ability of each other party to each Material Contract to perform all obligations required to be performed by it under the applicable Material Contracts has not been materially limited or adversely affected by or as a result of COVID-19 or any COVID 19 Measure in any material respect.

4.14        Real Property.

(a)               Neither the Company nor any of its Subsidiaries owns, nor has owned since December 31, 2016 (“Previously Owned Real Property” ), any real property. Neither the Company, nor any of its Subsidiaries, has any outstanding or continuing obligations (whether pursuant to any contract or otherwise) with respect to any Previously Owned Real Property.

(b)               Section 4.14(b) of the Disclosure Schedule provides the addresses of all material real property in which the Company or one of its Subsidiaries owns a leasehold interest (the “Leased Real Property” or the “Company Real Property”) and a complete list of the material Real Property Leases (including the date, address and name of the parties to each such Real Property Lease document) applicable thereto. The Company’s and each of its applicable Subsidiary’s title in and to the leasehold interests in the Leased Real Property is free and clear of Liens, except for Permitted Liens and such Liens as registered in the land registers in the applicable jurisdiction or as would not be material.

(c)               The Company Real Property constitutes all of the material real property currently used in the conduct of the Business. The Leased Real Property is, in all material respects, in good condition and repair, and are sufficient for the operation of the Business as currently conducted. The Company’s or its applicable Subsidiary’s possession and quiet enjoyment of the Leased Real Property have not been disturbed. There are no leases, subleases, assignments, occupancy agreements or other agreements granting to any Person (other than the Company or one of its Subsidiaries) the right of use or occupancy of any Company Real Property except in connection with any co-location agreement with any customer of the Company or one of its Subsidiaries as provided in Section 4.14(a) of the Disclosure Schedule. There are no pending or ongoing, or, to the Company’s Knowledge, threatened, Legal Proceedings with respect to any Real Property Lease. The Company has not collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.

4.15        Personal Property.

(a)               The Company or one of its Subsidiaries is vested with good title in and to, or valid right to use, each material item of inventory, equipment, machinery, supply, furniture, computer hardware, raw material, inventory, car, truck, trailer and other rolling stock and each other item of tangible personal property reflected on the Latest Balance Sheet other than the Rental Equipment and any other goods held by the Company or its Subsidiaries pursuant to consignment arrangements, items sold, leased or otherwise disposed of in the Ordinary Course of Business since the Latest Balance Sheet Date (the “Tangible Personal Property”). The Tangible Personal Property is in all material respects in good working order and repair, ordinary wear and tear excepted, and, in all material respects, is adequate and sufficient, and in satisfactory condition to support the current operations of the Company and its Subsidiaries.

(b)               Taken as a whole, the Rental Equipment has been maintained, serviced and refurbished in all material respects in accordance with standard industry practices.

4.16        Intellectual Property.

(a)               Section 4.16(a) of the Disclosure Schedule lists all issuances, registrations and pending applications pertaining to Intellectual Property owned by or registered to the Company or any of its Subsidiaries (together with all other Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, the “Owned Intellectual Property”). All Owned Intellectual Property is subsisting, valid and enforceable in all material respects. All necessary registration, maintenance and renewal fees in connection with Owned Intellectual Property have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant authorities for the purposes of perfecting, prosecuting and maintaining the foregoing.

(b)               Section  4.16(b) of the Disclosure Schedule sets forth a true, accurate, and complete list of all material computer software owned, or purported to be owned by, the Company (the “Proprietary Software”).

(c)               (i) The Company or one of its Subsidiaries exclusively owns and possesses all right, title and interest in and to all Owned Intellectual Property and Proprietary Software and (ii) the Company and its Subsidiaries have sufficient rights pursuant to a valid and enforceable Contract to all other Intellectual Property used in or necessary for the current operations of the Business (together with the Owned Intellectual Property, the “Business IP”), in each case of clause (i) and (ii), free and clear of all Liens, other than Permitted Liens and non-exclusive licenses of Intellectual Property. The Company and its Subsidiaries have sufficient seat, server, case or other unit licenses for all software or services licensed from a third party for the conduct of the Business as currently conducted. The Company and its Subsidiaries have taken all reasonable steps under the circumstances to protect, preserve and maintain all Owned Intellectual Property and any other Trade Secrets used by any of them, except for Owned Intellectual Property that is not material to the Business and the Company or applicable Subsidiary has determined not to protect, preserve or maintain in its reasonable business judgment. No Trade Secrets in the Owned Intellectual Property have been disclosed or authorized to be disclosed to any Person, other than in the Ordinary Course of Business pursuant to a written confidentiality agreement. To the Knowledge of the Company, no Person is in breach of any such obligation.

(d)               None of the Company, any of its Subsidiaries or the Business is infringing, misappropriating, diluting or otherwise violating, or have since December 31, 2016, infringed, misappropriated, diluted or otherwise violated, any Intellectual Property of any other Person. Neither the Company nor any of its Subsidiaries has received or sent any written or, to the Knowledge of the Company, oral notice, claim, complaint, demand, challenge or other communication regarding any infringement, misappropriation, dilution or violation of any Intellectual Property, or challenging the enforceability, use, ownership, scope, licensing or validity of any Intellectual Property (other than actions received from the US Patent and Trademark Office and counterpart foreign offices in the ordinary course of registering Intellectual Property), including of any other Person or request for indemnification in relation to Intellectual Property. No other Person is infringing, misappropriating, diluting or otherwise violating any of the Owned Intellectual Property.

(e)               Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Intellectual Property for, on behalf of or under the direction or supervision of the Company or any of its Subsidiaries or any Owned Intellectual Property has executed and delivered to the Company a valid written Contract providing for (i) the non-disclosure by such Person of all Trade Secrets of the Company or any of its Subsidiaries and (ii) the assignment by such Person (by way of a present grant of assignment) to the Company or any of its Subsidiaries of all right, title and interest in and to such Intellectual Property or otherwise arising out of such Person’s employment by, engagement by, or Contract with the Company or any of its Subsidiaries. To the Knowledge of the Company, no Person is in breach of any such Contract.

(f)               The Company Systems are sufficient in all material respects for the current needs of the Company and its Subsidiaries. Since December 31, 2016, there have been no failures, crashes, Security Breaches or other similar adverse events affecting the computer software, computer hardware, firmware, networks and related systems used by the Company or its Subsidiaries or other Company Systems which have had a material effect on the operations of the Business. The Company and its Subsidiaries have taken reasonable precautions to (i) protect the confidentiality, integrity and security of the Company Systems and all information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person and (ii) ensure that all Company Systems are (A) fully functional and operate and run in a reasonable and efficient business manner in all material respects, and (B) free from any material bug, virus, malware or programming, design or documentation error or corruption or defect. The Company and its Subsidiaries have implemented, maintained and tested adequate and commercially reasonable disaster recovery procedures and facilities. The Company Systems do not contain any computer code or any other mechanisms which may (i) to the Knowledge of the Company, maliciously disrupt, disable, erase or harm in any way the Proprietary Software’s operation, or maliciously cause the Company Systems to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any Person to access the Company Systems without authorization.

4.17        Insurance. The Company has made available to Parent all material policies of insurance (other than any Employee Plan) owned or held by the Company as of the date of this Agreement. All such material policies are, as of the date of this Agreement, in full force and effect and, since December 31, 2016, all premiums due and payable have been paid prior to the date hereof in accordance with their terms. The Company has not received written notice that it is in material default (whether as to the payment of premium or otherwise, under the terms of any such policy), and neither the Company nor any of its Subsidiaries has received notice of cancellation or non-renewal or, to the Knowledge of the Company, threatened cancellation or non-renewal of any insurance policy held by the Company or its applicable Subsidiary and there are no material claims pending under any such insurance policies for which coverage has been denied or disputed by the applicable insurance carrier (other than pursuant to a customary reservation of rights notice). Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled since January 1, 2018 and, to the Knowledge of the Company, no threat has been made to the Company in writing to cancel any insurance policy insuring the Company during such period. Except as set forth in Section 4.17 of the Disclosure Schedule, none of such material insurance policies will terminate or lapse as a result of the consummation of the transactions contemplated by this Agreement.

4.18        Related Party Transactions. Except as set forth in Section 4.18 of the Disclosure Schedule, (a) neither the Company nor any of its Subsidiaries (i) is party to any Contract with any Affiliate of the Company or any of its Subsidiaries, any Company Equityholder or any shareholder, executive manager, officer or director of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any employee of the Company or any of its Subsidiaries (each, a “Company Related Party”) other than Contracts governing an employee’s services to the Company or its Subsidiaries and employee benefits (including pursuant to any Employee Plan), (ii) owes or has outstanding any indebtedness (for monies actually borrowed or lent) in excess of $50,000 to any Company Related Party, and (b) no Company Related Party owns any material asset used by the Company or any of its Subsidiaries in and necessary for the operation of the business or has any right, title, license or interest in or to any material Business IP, in each case, other than through any direct or indirect ownership interest in the Company.

4.19        Material Customers, Suppliers, Payors and Referral Sources.

(a)               Section 4.19(a) of the Disclosure Schedule sets forth (i) the twenty (20) largest customers of the Company and its Subsidiaries, taken as a whole, by revenue (“Material Customers”), and (ii) the twenty (20) largest suppliers of the Company and its Subsidiaries, taken as a whole, by expense (“Material Suppliers”), in each case for each of the current calendar year and the immediately preceding calendar year. Since January 1, 2020, no Material Customer or Material Supplier, has (x) notified the Company or any of its Subsidiaries in writing that it intends to discontinue or materially and adversely change its relationship with the Company or its Subsidiaries, or (y) actually discontinued or materially and adversely changed its relationship with the Company or its Subsidiaries.

(b)               Section 4.19(b) of the Disclosure Schedule sets forth the twenty (20) largest Third Party Payors of the Company and its Subsidiaries, taken as a whole, by actual payments received by the Company and each of its Subsidiaries from such Third Party Payors, in each case, for each of the current calendar year and the immediately preceding calendar year (each a “Material Payor”). Since January 1, 2020, no Material Payor has (x) notified the Company or any of its Subsidiaries in writing that it intends to discontinue or materially and adversely modify its relationship with the Company or its Subsidiaries or (y) actually discontinued or materially and adversely changed its relation with the Company or its Subsidiaries.

(c)               Section 4.19(c) of the Disclosure Schedule sets forth the twenty (20) largest Referral Sources to the Company and its Subsidiaries, taken as a whole, by actual payments received by the Company and each of its Subsidiaries in respect of such Referral Sources during the current calendar year and the immediately preceding calendar year (each a “Material Referral Source”). Since January 1, 2020, no Material Referral Source has (x) notified the Company or any of its Subsidiaries in writing that it intends to discontinue or materially and adversely modify its relationship with the Company or its Subsidiaries or (y) actually discontinued or materially and adversely changed its relation with the Company or its Subsidiaries.

4.20        Privacy.

(a)               Other than as set forth on Section 4.20 of the Disclosure Schedule, no Security Breach materially affecting the Business and no violation or unauthorized access to any Personal Data that is collected, used, or held for use or otherwise subject to Data Treatment by or on behalf of by the Company or its Subsidiaries, has occurred since December 31, 2016 or, to the Knowledge of the Company, is threatened.

(b)               The Company and its Subsidiaries materially comply and have materially complied since December 31, 2016 with all (A) applicable laws, statutes, directives, rules, and regulations concerning data protection, privacy, security or other similar laws (including any security breach notification requirements), including, in each case, to the extent applicable, the HITECH Act, Fair Credit Reporting Act, Fair and Accurate Credit Transaction Act, Privacy Act of 1974, CAN-SPAM Act, Telephone Consumer Protection Act, Telemarketing and Consumer Fraud and Abuse Prevention Act, state social security number protection laws, state data breach notification laws, and state consumer protection laws, (B) contractual obligations (including, but not limited to, those with identified customers) relating to data privacy, security, confidentiality, breach, and/or processing for Personal Data, (C) internal and public-facing data privacy, security, confidentiality, breach and/or processing policies of the Company or its Subsidiaries, which policies are sufficient to comply in all material respects with all applicable laws, statutes, directives, rules and regulations, (D) rules of applicable self-regulatory organizations relating to privacy, data handling and/or security policies or practices, (E) the Payment Card Industry Data Security Standard, and other applicable rules and requirements of payment card brands; and (F) applicable published industry standards, in each case, including relating to (i) the privacy of users of any web properties, products and/or services of the Company or its Subsidiaries; (ii) the creation, receipt, transmission, collection, use, security, storage, retention, disclosure, transfer, disposal, or any other processing or Data Treatment of any Personal Data collected or used by the Company or its Subsidiaries; or (iii) the transmission of marketing and/or commercial messages containing or using Personal Data through any means, including, without limitation, via email, text message and/or any other means ((A) through (F), collectively, “Privacy Laws and Requirements”). To the extent required by any Legal Requirement, the Company has executed agreements, which require all third parties that have, or have had, access to Personal Data collected or subject to Data Treatment by or on behalf of the Company or its subsidiaries, to comply in a commercially reasonable manner with all applicable Privacy Laws and Requirements.

(c)               The Company and each of its Subsidiaries maintains privacy policies, procedures and rules that describe their policies with respect to the creation, receipt, maintenance, transmission, collection, use, security, storage, retention, disclosure, transfer, disposal or other processing or Data Treatment of Personal Data, which policies are sufficient to comply in all material respects with all applicable Privacy Laws and Requirements. Each such privacy policy has included information and made disclosures to users or customers in material compliance with Privacy Laws and Requirements. The Company and each of its Subsidiaries have obtained all necessary consents from data subjects, in each case required for the operation of the Business, and abided by any privacy choices (including opt-out preferences) of data subjects relating to Personal Data, except in each instance, as would not be material to the Company and its Subsidiaries, taken as a whole. None of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any Privacy Laws and Requirements, except in each instance, as would not be material to the Company and its Subsidiaries, taken as a whole.

(d)               There is not, and has not been, any complaint, notice, demand, challenge or other communication made to, or any Legal Proceeding, audit, proceeding, investigation (formal or informal) or claim currently pending, threatened in writing, or to the Knowledge of the Company, threatened orally against the Company by any private party, the Federal Trade Commission, the Officer for Civil Rights, any state attorney general or similar state official, or any other Governmental Entity or other Person, with respect to the privacy, security, creation, receipt, maintenance, transmission, collection, use, security, storage, retention, disclosure, transfer, storage, disposal or other processing of Personal Data, Privacy Laws and Regulations, Security Breach or Data Treatment, except in each instance, as would not be material to the Company and its Subsidiaries, taken as a whole. The Company has taken steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures, controls, procedures, protocols, and safeguards with respect to administrative, technical and physical security) to protect Personal Data against loss, breach, or unauthorized access, acquisition, use, modification, disclosure or other misuse, except in each instance, as would not be material to the Company and its Subsidiaries, taken as a whole.

(e)               Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have established and are materially in compliance with a written information security program that: (i) includes commercially reasonable and appropriate administrative, technical and physical safeguards designed to safeguard the availability, confidentiality, and integrity of transactions and Personal Data; and (ii) is commercially reasonable and designed to protect against unauthorized access to the Company Systems or Personal Data.

(f)                The Company and each of its Subsidiaries has since December 31, 2016 conducted its businesses in material compliance with HIPAA and applicable regulations, including those regulations addressing the security of electronic Protected Health Information (“PHI”), notification obligations in the case of breaches of unsecured PHI, and the privacy of individually identifiable health information that are promulgated at 45 C.F.R. Parts 160 and 164 (collectively, the “HIPAA Laws”). The Company and each of its Subsidiaries has adopted and implemented reasonable and appropriate internal policies and procedures and safeguards to maintain privacy and security of PHI, including, without limitation, electronic PHI, in compliance in all material respects with its obligations under the HIPAA Laws.

4.21        Brokers’ Fees. Except as set forth in Section 4.21 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated by this Agreement.

4.22        Sufficiency of Assets. Except as set forth on Section 4.22 of the Disclosure Schedule, and assuming the receipt of all required third-party or governmental consents, waivers and approvals required in connection with the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents, the property, assets, and rights of every type and description, whether real or personal, tangible or intangible, of the Company and its Subsidiaries, and the services and rights contemplated to be provided to Parent, any of its Affiliates and/or the Business pursuant to the Transaction Documents, constitute all material properties, assets and rights necessary to the conduct of the Business and in all material respects as conducted by the Company and its Subsidiaries during the twelve (12)-month period immediately preceding the Closing Date.

4.23        [RESERVED].

4.24        Environmental Matters. Except as set forth on Section 4.24 of the Disclosure Schedule: (i) the Company and each of its Subsidiaries is currently and since December 31, 2016 has been in material compliance with all Environmental Laws; (ii) without limiting the generality of the foregoing, the Company and each of its Subsidiaries has obtained and complied with, and is currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to Environmental Laws; (iii) neither the Company, the Company nor any of the Company’s Subsidiaries has received since December 31, 2016 any notice, report or other information regarding any actual or alleged violation of or liabilities under any Environmental Laws; (iv) there are no Legal Proceedings, orders or claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to violations of or liabilities under Environmental Laws; and (v) neither the Company nor any of its Subsidiaries, nor any of their respective predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any person to any Hazardous Substance, or owned or operated any property or facility contaminated by any Hazardous Substance, in each case, as has given or would give rise to liabilities or obligations under any Environmental Laws that would be material to the Company or its Subsidiaries, taken as a whole. The Company and its Subsidiaries have furnished to Parent all environmental and occupational safety and health related audits, reports and other material documents relating to its past or current properties or operations which are in its possession or under its reasonable control.

4.25        Product Liability. The Company and each of its Subsidiaries (i) have not received written notice and, to the Company’s Knowledge, have no other notice of any statements, citations or decisions by any Governmental Entity declaring any of the goods, products or inventory used, distributed, refurbished or produced by the Company or its Subsidiaries to be defective or unsafe; (ii) have not received written notice and, to the Company’s Knowledge, have no other notice of any recalls ordered by any Governmental Entity with respect to any of their goods, products or inventory; and (iii) have no liability for products engineered, designed, manufactured, fabricated, filled, distributed, refurbished or sold prior to the date hereof, including any liability pursuant to any applicable Contract or warranty (whether express or implied), that is reasonably likely to give rise to or result in damages (other than any damages that would be covered by vendor warranties or insurance in effect prior to the Closing if Parent used commercially reasonable efforts to recover under such vendor warranties or insurance) in excess of $100,000.

4.26        COVID-19 Laws. Except for the Aggregate Stimulus Funds in the aggregate amount set forth on Section 4.26 of the Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries has entered into a material Contract in connection with, or materially participated in, or sought material relief of benefits under, any program under any COVID-19 related Legal Requirement, including in respect of the Small Business Administration Paycheck Protection Program.

4.27        No Other Representations and Warranties. THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV (AS MODIFIED BY THE APPLICABLE DISCLOSURE SCHEDULE) AND IN ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 2.3(a), THE COMPANY IS NOT MAKING ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, NOR HAS IT MADE IN ANY EVENT ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MATERIALS FURNISHED TO PARENT OR ITS REPRESENTATIVES DURING THE DILIGENCE PROCESS OR OTHERWISE OR MATTERS THAT WERE DISCUSSED ON OR PRIOR TO THE DATE HEREOF OR OTHERWISE. NOTWITHSTANDING THE FOREGOING, THE COMPANY MAKES AND HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO ANY FINANCIAL FORECASTS, PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO PARENT OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF THE COMPANY, IN EACH CASE EXCEPT TO THE EXTENT THE SUBJECT OF A REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE IV. PARENT SHALL ACQUIRE THE BUSINESS OF THE COMPANY WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS ARTICLE IV, AS QUALIFIED BY THE APPLICABLE DISCLOSURE SCHEDULE, OR IN ANY OTHER TRANSACTION DOCUMENT OR CERTIFICATE DELIVERED PURSUANT TO SECTION 2.3(a). Notwithstanding anything to the contrary contained in this Section 4.27 or otherwise, nothing in this Section 4.27 shall in any manner apply TO any claim of fraud.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT, Merger Sub and merger sub ii

Except as set forth in publicly available SEC Reports filed by Parent with the SEC following December 31, 2019, and prior to the date hereof but excluding any disclosures set forth in risk factors or any “forward looking statements” within the meaning of the Securities Act of 1933 (the “Securities Act” ) or the Securities Exchange Act of 1934, as amended, (the “Exchange Act” ), Parent hereby represents and warrants, as of the date hereof and as of the Closing Date, to the Company as follows in this ARTICLE V.

5.1            Organization; Existence and Good Standing. Parent, Merger Sub and Merger Sub II are each duly organized, validly existing and in good standing under the laws of its state of incorporation.

5.2            Authority; Enforceability. Each of Parent, Merger Sub and Merger Sub II has all necessary corporate power and authority, as applicable, to execute this Agreement and the other Transaction Documents to which it is or will be a party, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution and delivery of, and the performance of Parent’s obligations under, this Agreement and the other Transaction Documents to which Parent, Merger Sub or Merger Sub II is a party have been duly and validly authorized by all required corporate action on the part of Parent, Merger Sub and Merger Sub II, as applicable. This Agreement and the other Transaction Documents to which Parent, Merger Sub or Merger Sub II is a party, as the case may be, constitute the valid and binding obligations of Parent, Merger Sub or Merger Sub II, as applicable, enforceable against Parent, Merger Sub or Merger Sub II, as applicable, in accordance with each of their respective terms and conditions, except as enforceability may be limited by any of the applicable Enforceability Exceptions. Parent, Merger Sub and Merger Sub II have, in accordance with all Legal Requirements and the Charter Documents of Parent, Merger Sub and Merger Sub II, obtained all approvals and taken all actions necessary for the authorization, execution, delivery and performance of the respective obligations by each of Parent, Merger Sub and Merger Sub II of and under this Agreement and the other Transaction Documents to which it is a party. The Parent Board of Directors, at a meeting duly called and held or by written consent, adopted resolutions (i) directing that Parent submit to the holders of Common Stock a proposal to approve the removal of the Conversion Restriction (as such term is defined in the Certificate of Designations) at a meeting of the holders of Common Stock in accordance with the terms of this Agreement (ii) recommending that the holders of the Common Stock approve the removal of the Conversion Restriction (as such term is defined in the Certificate of Designations), which resolutions have not been subsequently rescinded, modified or withdrawn. The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Common Stock (excluding the Share Consideration) voting at the stockholders meeting for the removal of the Conversion Restriction (as such term is defined in the Certificate of Designations) is the only vote or approval of the holders of any class or series of capital stock of Parent or any of its Subsidiaries that is required under the rules and regulations of the SEC, the General Corporation Law of the State of Delaware or Nasdaq to approve the transactions contemplated by this Agreement and any other Transaction Document and the consummation thereof and thereby, including the conversion of all the Share Consideration under Nasdaq listing rule 5635 (the “Parent Stockholder Approval”).

5.3            No Violations. The execution, delivery and performance of the obligations under this Agreement and any other Transaction Document to which any of Parent, Merger Sub or Merger Sub II, as applicable, is a party, by Parent, Merger Sub and Merger Sub II and the execution and delivery of other Transaction Documents to which Parent, Merger Sub or Merger Sub II, as applicable, is a party does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by Parent, Merger Sub and Merger Sub II, as applicable, and the consummation of the transactions contemplated hereby and thereby by Parent, Merger Sub and Merger Sub II, as applicable, will not (with or without notice or passage of time, or both), except, with respect to clause (c), as would not have a Parent Material Adverse Effect:

(a)               violate or conflict with, result in a breach of or constitute a default under any of the provisions of any of Parent’s, Merger Sub’s or Merger Sub II’s Charter Documents;

(b)               (i) violate or conflict with any provision of, (ii) cause a default under, or (iii) give rise to, or result in, or require, any notice, filing, consent, authorization or approval under, any Legal Requirement binding upon Parent, Merger Sub or Merger Sub II; or

(c)               to the extent it would have a, require any notice or filing with respect to, result in a violation or breach of, or cause acceleration of any right or obligation under, or require any notice or constitute a default, or give rise to any right of termination, amendment, modification, cancellation, loss of benefit or acceleration under, any of the terms, conditions or provisions of or result in a Lien on any of the assets of any of Parent, Merger Sub or Merger Sub II pursuant to any Contract to which any of Parent, Merger Sub or Merger Sub II is a party or is otherwise bound or any Permit held by any of Parent, Merger Sub or Merger Sub II.

5.4            Consents. No material approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Entity is or will be required to be obtained or made by or on behalf of Parent, Merger Sub or Merger Sub II, as applicable, in connection with the execution, delivery or performance of this Agreement and the consummation of the Closing hereunder, except for (a) approval under the HSR Act, (b) the filing with the SEC of such current reports and other documents, if any, required to be filed with the SEC under the Exchange Act or Securities Act in connection with the transactions contemplated hereunder, including the filing with the SEC of a proxy statement relating to the Parent Stockholders’ Meeting (the “Proxy Statement”), (c) compliance with any applicable state securities or blue sky laws, (d) any filings required by the Amended and Restated Registration Rights Agreement, as in effect at such time, and (e) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware.

5.5            Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against (a) Parent or any of its Subsidiaries (or Parent or any of its Affiliates relating to the business of Parent and its Subsidiaries), including, without limitation, any Legal Proceeding (i) seeking equitable or injunctive relief as its principal remedy, (ii) allege criminal wrongdoing by Parent or any of its Subsidiaries or (iii) related to the transactions contemplated hereby, or (b) any director, officer or, to the Knowledge of Parent, employee of Parent or any of its Subsidiaries in such Person’s capacity as such, except, in each case, as would not be material to Parent and its Subsidiaries, taken as a whole. Neither Parent nor any of its Subsidiaries is subject to, or bound by, any Order, except as would not be material to Parent and its Subsidiaries, taken as a whole.

5.6            Brokers’ Fees. Neither Parent nor Merger Sub nor Merger Sub II is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated by this Agreement.

5.7            Financing. Parent has delivered to Company a true, correct and complete copy of the fully executed debt commitment letter(s) and the fee letter(s), dated as of the date hereof (the “Debt Financing Commitment”) (in the case of the fee letter(s), redacted form removing commercially sensitive information therein, including the fee information and “flex” provisions), pursuant to which the Debt Financing Sources have committed to Parent and/or its Affiliates, subject to the terms and conditions set forth therein, to provide or cause to be provided the debt amounts set forth therein for the purpose, among others, of financing the transactions contemplated by this Agreement and related fees and expenses to be incurred by Parent and/or its Affiliates in connection therewith and for the other purposes set forth therein (the “Debt Financing”, which may also include certain actions to be taken under and in connection with the Existing Credit Agreement). As of the date hereof, the Debt Financing Commitment is valid and in full force and effect, has not been amended, modified or waived, no such amendment, modification or waiver is pending or contemplated (except for amendments to add additional financing sources thereto in accordance with the Debt Financing Commitment), and the Debt Financing Commitment has not been withdrawn, terminated or rescinded in any respect. Parent has fully paid or caused to be fully paid any and all commitment fees or other fees required to be paid in connection with the Debt Financing Commitment that are payable on or prior to the date hereof. The Debt Financing Commitment, in the form so delivered, is a valid, legal, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other parties thereto, except as enforceability may be limited by the Enforceability Exceptions. Assuming the truth and correctness in all material respects of the Company’s representations and warranties made hereunder, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or to the Knowledge of Parent, any other parties thereto, under the Debt Financing Commitment, or a failure of any condition to the Debt Financing or otherwise result in any portion of the Debt Financing being unavailable on the Closing Date. Assuming the truth and correctness of the Company’s representations and warranties hereunder, as of the date hereof, Parent does not have any reason to believe that any of the conditions to the Debt Financing will fail to timely be satisfied or that the full amount of the Debt Financing will be unavailable on the Closing Date (taking into account the Marketing Period). As of the date of this Agreement, Parent is not aware of any fact, event or other occurrence that makes any of the representations or warranties of Parent in the Debt Financing Commitment misleading or inaccurate in any material respect. The Debt Financing Commitment is not subject to any conditions precedent to the obligations of the parties thereunder (including with respect to the Debt Financing Commitment, pursuant to any “flex” provisions in the related fee letter) to make the full amount of the Debt Financing available to Parent at the Closing other than as set forth therein (including the payment of customary fees). The Debt Financing (both before and after giving effect to any “flex” provisions contained in the Debt Financing Commitment), will be sufficient for Parent to pay the Aggregate Merger Consideration (less the Aggregate Parent Stock Value and less the Aggregate Exercise Price), the Payoff Amount and the Selling Expenses.

5.8            [RESERVED]

5.9            Capitalization.

(a)               The total number of shares of all classes of capital stock which Parent is authorized to issue is 250,000,000 shares, which consists of (a) 245,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), which Common Stock consists of (i) 210,000,000 shares of Class A Common Stock (“Class A Common Stock”) and (ii) 35,000,000 shares of Class B Common Stock (“Class B Common Stock”) and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of which 185,000 shares of Preferred Stock are authorized as Series B-1 Preferred Stock and 40,000 shares of Preferred Stock are authorized as Series A Preferred Stock. As of the close of business on November 30, 2020 (the “Capitalization Date”), there were 66,172,024 shares of Class A Common Stock outstanding, 23,590,620 shares of Class B Common Stock outstanding, 183,560.02 shares of Series B-1 Preferred Stock outstanding and no shares of Series A Preferred Stock or Series B-2 Preferred Stock. As of the close of business on the Capitalization Date, (i) 1,569,978 shares of Class A Common Stock remained available for issuance pursuant to the AdaptHealth Corp. 2019 Stock Incentive Plan (the “Stock Plan”), (ii) options to purchase 3,464,001 shares of Class A Common Stock (“Parent Stock Options”) pursuant to the Stock Plan were outstanding, (iii) 2,826,398 unvested shares of Class A Common Stock granted pursuant to the Stock Plan were outstanding (together with the Parent Stock Options, the “Parent Stock Awards”), (iv) 993,719 shares of Class A Common Stock remained available for issuance pursuant to the AdaptHealth Corp. 2019 Employee Stock Purchase Plan and (v) public and private warrants to acquire 4,280,548 shares of Class A Common Stock were outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or similar rights. From and after the Capitalization Date through the date of this Agreement, no other shares of Common Stock or Preferred Stock have been issued other than shares of Common Stock issued in respect of the exercise of Parent Stock Options or grant or payment of Parent Stock Awards in the ordinary course of business. Parent does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect.

(b)               No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Parent may vote (“Voting Debt” ) are issued and outstanding. Except (i) pursuant to any cashless exercise provisions of any Parent Stock Options or pursuant to the surrender of shares to Parent or the withholding of shares by Parent to cover tax withholding obligations under Parent Stock Options or Parent Stock Awards, (ii) for the Warrants and (iii) as set forth in Section 5.9(a), Parent does not have and is not bound by any outstanding options, preemptive rights, rights of first offer, warrants, calls, commitments or other rights or agreements calling for the purchase, sale or issuance of, or securities or rights convertible into, or exchangeable for, any shares of Common Stock or any other equity securities of Parent or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of Parent (including any rights plan or agreement).

5.10        Shares; Issuance of Share Consideration.

(a)               The Share Consideration to be delivered to certain of the Company Equityholders hereunder and under the Certificate of Designations upon conversion of the Series C Preferred Stock has been duly authorized and, when issued and paid for pursuant to this Agreement or issued pursuant to the Certificate of Designations shall be validly issued, fully paid and non-assessable and not subject to pre-emptive or similar rights created by any applicable Legal Requirement, Parent’s Charter Documents or any Contract to which Parent is a party or is otherwise bound. All shares of Class A Common Stock to be issued upon exercise of the Substitute Option Consideration have been duly authorized and shall, upon issuance, be validly issued, fully paid and non-assessable.

(b)               Assuming the accuracy of the Company's representations and warranties in Article III and the accuracy of the Accredited Investor Questionnaires delivered to Parent and the accredited investor questionnaires set forth in the Company Voting Agreements, the offer and sale of the Share Consideration is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Without limiting the foregoing, neither Parent nor, to the knowledge of Parent, any other Person authorized by Parent to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offer or sales of the Share Consideration and neither Parent nor, to the Knowledge of Parent, any other Person authorized by Parent to act on its behalf, has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Share Consideration under this Agreement to be integrated with prior offerings by Parent for purposes of the Securities Act that would result in Regulation D or any other applicable exemption from registration under the Securities Act not being available, nor will Parent take any action or steps that would cause the offering or issuance of the Share Consideration under this Agreement to be integrated with other offerings.

5.11         SEC Reports; Financial Statements.

(a)               Parent has filed, on a timely basis, all forms, reports, prospectuses, proxy statements and documents (together with all amendments thereof and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 15, 2018 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “SEC Reports”). The SEC Reports (as of the date filed with the SEC and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any SEC Reports amended or superseded by a filing prior to the date hereof, then on the date of such amending or superseding filing) (i) have complied in all material respects in accordance with either the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated by the SEC thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               As of the date hereof, (A) none of Parent’s Subsidiaries is required to file any documents with the SEC, (B) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports, and (C) to Parent’s knowledge, none of the SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. Each of the certifications and statements relating to the SEC Reports required by: (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (y) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (z) any other rule or regulation promulgated by the SEC or applicable to the SEC Reports is accurate and complete, and complies as to form and content, in all material respects with all applicable Legal Requirements.

(c)               The consolidated financial statements of Parent, and the related notes thereto, included or incorporated by reference in the SEC Reports, as of the date filed with the SEC (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any SEC Report amended or superseded by a filing prior to the date hereof, then on the date of such amending or superseding filing), have complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of footnote disclosure, none of which, individually or in the aggregate, are material to Parent and its Subsidiaries taken as a whole), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates of such financial statements and the consolidated results of their operations and cash flows for each of the periods specified.

(d)               Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to provide assurance that material information relating to Parent, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of Parent’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent’s outside auditors and the audit committee of Parent’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report material financial information, and (ii) any fraud involving Parent, whether or not material, by management or other employees who have a significant role in Parent’s internal controls over financial reporting. As of the date of this Agreement, to the Knowledge of Parent, the outside auditors and its chief executive officer and chief financial officer will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(e)               There is no transaction, arrangement or other relationship between the Parent and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by Parent in its SEC Reports and is not so disclosed.

(f)                The Proxy Statement (including any amendment or supplement thereto) will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the time it or any amendment or supplement thereto is filed with the SEC or at the time first published, sent or given to the stockholders of Parent, or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

5.12         Compliance with Legal Requirements(a). Parent and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements, including Health Care Laws, and neither Parent nor any of its Subsidiaries has received written notice of any investigation with respect to any alleged violation of any applicable Legal Requirements including Health Care Laws.

5.13         Listing and Maintenance Requirements. The shares of Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and listed on Nasdaq, and the Parent has taken no action designed to, or which to the Knowledge of the Parent is reasonably likely to, have the effect of, terminating the registration of the shares of Class A Common Stock under the Exchange Act or delisting the Class A Common Stock from the Nasdaq nor has the Parent received as of the date of this Agreement any notification that the SEC or the Nasdaq is contemplating terminating such registration or de-listing.

5.14         No Disqualification Events. With respect to the issuance of the Share Consideration, none of Parent, any of its predecessors, any Affiliated issuer, any director, executive officer, other officer of Parent, any beneficial owner of 20% or more of Parent’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Parent in any capacity at the time of sale is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act except for items covered by Rule 506(d)(2) or (d)(3).

5.15         Solvency. Assuming that the Company and its Subsidiaries are, taken as a whole, solvent as of the date hereof and as of immediately prior to Closing, that the representations and warranties set forth in Article IV and Article V are true and correct in all respects as of the date hereof and as of the Closing, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, and assuming the satisfaction of the conditions to Closing set forth in Article VII, Parent and its Subsidiaries (including the Surviving Company and its Subsidiaries), taken as a whole, shall (i) be able to pay their debts as they become due; (ii) own property which has a fair saleable value greater than the amounts required to pay their debts as and when they become due (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital or access to adequate capital to carry on their businesses.

5.16         Tax Matters. Each of Parent and its Subsidiaries has duly and timely filed with the appropriate Governmental Entities all income and other material Tax Returns required to be filed by or with respect to it (taking into account any applicable extensions to file such Tax Returns). All such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes due and owing by or with respect to Parent and its Subsidiaries on or before the date hereof (whether or not shown on any Tax Returns) have been timely paid in full (or adequate reserves have been established therefor in accordance with GAAP). Neither Parent nor its Subsidiaries (nor any predecessor of any such Person) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, other than, in each case, with respect to routine extensions to file Tax Returns. Neither Parent nor any Subsidiary of Parent has taken or agreed to take any action or has Knowledge of the existence of any fact that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.17         No Other Representations and Warranties. THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V (AS MODIFIED BY THE APPLICABLE DISCLOSURE SCHEDULE) AND IN ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 2.3(b), PARENT IS NOT MAKING ANY OTHER REPRESENTATION OR WARRANTY, NOR HAS IT MADE IN ANY EVENT ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MATERIALS FURNISHED TO COMPANY OR ITS REPRESENTATIVES DURING THE DILIGENCE PROCESS OR OTHERWISE (INCLUDING FINANCIAL FORECASTS, PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO COMPANY OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF PARENT) OR MATTERS THAT WERE DISCUSSED ON OR PRIOR TO THE DATE HEREOF OR OTHERWISE. COMPANY SHALL ACQUIRE THE SHARE CONSIDERATION WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS ARTICLE V, AS QUALIFIED BY THE APPLICABLE DISCLOSURE SCHEDULE, OR IN ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 2.3(b). Notwithstanding anything to the contrary contained in this Section 5.17 or otherwise, nothing in this SECTION 5.17 shall in any manner APPLY TO ANY claim of fraud.

ARTICLE VI
COVENANTS AND OTHER AGREEMENTS

6.1            Interim Operation of Business by the Company; Parent.

(a)               From the date hereof through the earlier of the date this Agreement is terminated in accordance with its terms and the Closing, except as otherwise expressly permitted, required or contemplated by this Agreement, or pursuant to any Legal Requirement (including COVID-19 Measures), the Company will, and will cause its Subsidiaries to, (x) use commercially reasonable efforts to conduct the Business in the Ordinary Course of Business except for any actions outside the Ordinary Course of Business for which Parent has given its prior written consent (not to be unreasonably withheld, conditioned or delayed), (y) use commercially reasonable efforts to (A) maintain in all material respects the existence and all material rights, Permits, franchises, technology, Intellectual Property and Contracts of the Company and its Subsidiaries, (B) maintain the books, accounts and records of the Company and its Subsidiaries in all material respects in accordance with past custom and practice, (C) preserve in all material respects the Company’s and its Subsidiaries’ goodwill and their relationships with their respective customers and suppliers and retain, in all material respects, the services of their employees and service providers, and (D) in the event of a condemnation, casualty, loss or other material damage to any of the assets of the Company and its Subsidiaries prior to the Closing Date, either, following consultation with Parent, repair or replace, in all material respects, such condemned or damaged property solely through the use of the proceeds of such condemnation or insurance, or preserve such proceeds for use by the Company and its Subsidiaries, as applicable, following the Closing, and, (z) except as set forth on Section 6.1 of the Disclosure Schedule, cause the Company and its Subsidiaries not to, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed with respect to clauses (ii), (iii), (iv), (v), (vi), (xi) and (xiv)):

(i)                     enter into any transactions with any Related Party (other than as contemplated by this Agreement, the payment of compensation in the Ordinary Course of Business to a Related Party who is an employee of the Company or any of its Subsidiaries or on arms lengths terms that are fair);

(ii)                    except as required by any Legal Requirement, an Employee Plan made available to Parent or as explicitly contemplated hereunder, (i)  increase the compensation or benefits of any employee or other individual independent contractor of the Company or any of its Subsidiaries outside the Ordinary Course of Business, (ii) accelerate the vesting or payment of any compensation or benefits of any employee or other individual independent contractor of the Company or any of its Subsidiaries, (iii) enter into, materially amend or terminate any Employee Plan (or any plan, program, agreement or arrangement that would be an Employee Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (iv) fund any payments or benefits that are payable or to be provided under any Employee Plan, (v) terminate without “cause” any employee of the Company or any of its Subsidiaries with annual base salary of $150,000 or more, (vi) Outside the Ordinary Course of Business, hire or engage any new employee or individual independent contractor with annual base salary of $150,000 or more, (vii) make any loan to any present or former employee or other individual independent contractor of the Company or any of its Subsidiaries (other than advancement of expenses in the Ordinary Course of Business), or (viii) enter, amend or terminate into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(iii)                   sell, lease or otherwise dispose of or subject to any Lien any assets except (other than with respect to Excess Capital Equipment between the date of the physical inventory pursuant to Section 2.8(a) and the Closing) (i) for sales or other dispositions of inventory in the Ordinary Course of Business and (ii) as may otherwise be expressly permitted or required by the terms of this Agreement;

(iv)                   make any capital expenditures with respect to the Business in excess of $15 million in the aggregate in any calendar month;

(v)                    except as required by GAAP, revalue any assets of the Company or any of its Subsidiaries or make any material change in its methods or principles of accounting or accounting practices (including changes in reserves or accrual policies);

(vi)                   except as required by GAAP, (x) change or modify any existing credit and collection policies, procedures or other practices with respect to accounts receivable or accounts payable in any material respect, (y) change, modify, or write-off as uncollectible any notes or accounts receivable of the Company and its Subsidiaries, except write-offs in the Ordinary Course of Business and any write-off of such notes and accounts receivable that are fully reserved for in a manner consistent with GAAP, or (z) materially alter its practices with respect to inventory levels or the product offerings of the Company or its Subsidiaries;

(vii)                  issue, sell, grant or otherwise dispose of any equity interest of the Company or any of its Subsidiaries (other than pursuant to the exercise or settlement of any outstanding equity awards held by current or former employees of the Company or its Subsidiaries set forth on Section 6.1(a)(vii) of the Disclosure Schedule or the issuance of equity interests of a Subsidiary to the Company or a wholly-owned Subsidiary of the Company) or grant any option or warrant or other right to purchase or obtain any such equity interests;

(viii)                 sell, transfer, assign, dispose of, license, or sublicense to any Person (other than non-exclusive licenses and sublicenses to customers and vendors in the Ordinary Course of Business), or lose, abandon, or let lapse or expire any material Owned Intellectual Property other than in the Ordinary Course of Business;

(ix)                   split, combine, redeem or reclassify, or purchase, redeem or otherwise acquire, any shares of capital stock or other securities of the Company or any of its Subsidiaries other than repurchases of capital stock from employees in connection with the termination of their employment pursuant to the terms of any plan or agreements in effect on the date hereof and made available to Parent;

(x)                     (a) incur any Indebtedness, other than Indebtedness that is included in the Estimated Closing Statement as Estimated Closing Indebtedness or Indebtedness that is repaid prior to the Closing or (b) make any loans or advances to any other Person, other than in the Ordinary Course of Business;

(xi)                   enter into any Contract that would constitute a Material Contract if existing as of the date hereof, other than in the Ordinary Course of Business consistent with past practice; or amend in any material respect or terminate any Material Contract or waive material rights under any Material Contract, other than extensions of the term, or terminations by way of expiration of the term, in each case, of the applicable Contract in the Ordinary Course of Business consistent with past practice;

(xii)                   acquire, merge or consolidate with, or effect any business combination with, any Person, or acquire any material assets of any Person, in each case whether by merger, purchase of stock, securities or assets, property transfers or otherwise, or enter into any letter of intent (whether or not binding) with respect to any of the foregoing, in each case other than the M&A Purchases;

(xiii)                 adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization with respect to the Company or any of its Subsidiaries;

(xiv)                 (i) settle or compromise any Legal Proceeding that (x) involves any admission of wrongdoing or misconduct by the Company or any of its Subsidiaries, (y) imposes any non-monetary injunctive or equitable relief against the Company or any of its Subsidiaries (other than any immaterial injunctive or equitable relief that is merely incidental to a primary obligation for monetary damages) or (z) requires payment of any amounts following the Closing by the Company or any of its Subsidiaries to the extent that such amounts are not included in the Estimated Closing Statement as Estimated Closing Indebtedness or as a liability in Net Working Capital; or (ii) initiate any material Legal Proceeding;

(xv)                  take any action which would have the effect of accelerating to pre-Closing periods collections of material receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods or the effect of postponing to post-Closing periods payments to be made by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in pre-Closing period;

(xvi)                 grant any Lien (other than Permitted Liens) with respect to, or permit to be subject to any Lien (other than by a Permitted Lien), the Company Capital Stock, Company Options, any other equity interest of the Company or, except as would not be material, any of its Subsidiaries or any of the material properties or assets owned, used or occupied by the any of the Company or any of its Subsidiaries and are released at or prior to the Closing;

(xvii)                discontinue any material business of the Company or any of its Subsidiaries or enter into any material new line of business;

(xviii)               change, amend or restate the charter, certificate of formation or incorporation, operating agreement or bylaws (or other comparable organizational or governing documents) of the Company and any of its Subsidiaries, other than corrections to inaccuracies in the charter, certificate of formation or incorporation, operating agreement, bylaws or similar documents of any Subsidiaries of the Company so long as such corrections are at no cost and without liability to any of Parent, Merger Sub or Merger Sub II;

(xix)                  (i) declare, set aside or pay any non-cash dividends or make any other non-cash distributions with respect to any of its equity interests, (ii) distribute any Restricted Cash, or (iii) between the Measurement Time and the Closing, declare, set aside or pay any cash dividend or make any other cash distribution with respect to any of its equity interests;

(xx)                   (i) make, change or revoke any material Tax election, in each case, inconsistent with past practice, (ii) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (iii) fail to pay material Taxes that would otherwise be delinquent (including estimated Tax payments), (iv) change any annual Tax accounting period or change (or make a request to any Governmental Entity to change) any material aspects of its method of accounting for Tax purposes, (v) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, (vi) amend any income or other material Tax Return that will have a material effect on Parent or either Surviving Company (or their respective Affiliates) in a Post-Closing Tax Period, (vii) surrender any right to claim a material Tax refund, (viii) enter into any material Tax sharing, closing, or similar agreement in respect of any Taxes (other than any agreement, arrangement or other Contract not principally related to Taxes), or (ix) obtain or request any material Tax ruling; or

(xxi)                  agree, resolve, authorize or enter into any material written Contract, agreement, deed, mortgage, lease, license, indenture, note, bond, or other material document or instrument to which or by which the Company or any of its Subsidiaries is legally bound to do any of the actions referred to in this Section 6.1(a).

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing, and the failure of the Company or any of its Subsidiaries to take any action prohibited by this Section 6.1 shall not be a breach of this Section 6.1 or any other provision of this Agreement. Further, notwithstanding any of the foregoing, the Company shall have the right to effect a dividend recapitalization transaction (including the incurrence of additional Indebtedness and the payment of a cash dividend or distribution to all of the Company Equityholders) prior to the Closing in an amount not to exceed $450 million (a “Dividend Recapitalization” ). Notwithstanding anything to the contrary contained in this Agreement, nothing shall prevent the Company or any of its Subsidiaries from taking or failing to take any action, including the establishment of any policy, procedure or protocol, in each case, in response to COVID-19 or any COVID-19 Measure, and none of the foregoing shall be deemed to violate or breach this Section 6.1 in any way, be deemed to constitute an action taken outside of the Ordinary Course of Business or serve as a basis for Parent to terminate this Agreement pursuant to Section 9.1(c) for a breach of this Section 6.1 or assert that the condition set forth in Section 7.1(b) has not been satisfied due to a breach of this Section 6.1; provided, that in each case, such action or failure to act is (x) taken or not taken, as applicable, in good faith, and (y) reasonable (as determined by the Company in good faith after consultation with Parent unless such consultation is not practicable).

(b)               From the date hereof through the earlier of the date this Agreement is terminated in accordance with its terms and the Closing, except as otherwise expressly permitted, required or contemplated by this Agreement, or pursuant to any Legal Requirement (including any COVID-19 Measures), Parent shall not, and it shall cause each of its Subsidiaries not to, do any of the following (except to the extent expressly provided otherwise herein or as consented to in advance in writing by the Company):

(i)                     amend, alter, repeal or otherwise modify (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation in a manner that would adversely effect the powers, preferences, rights or privileges of the Series C Preferred Stock or the Company Equityholder’s investment therein; or

(ii)                    declare, set aside or pay any cash or non-cash dividends or make any cash or other non-cash distributions with respect to any of its equity interests (other than with respect to equity interests held by direct or indirect wholly-owned subsidiaries of Parent).

6.2            Public Announcements. The Parties agree that at all times no Party hereto shall issue or make, and each Party shall cause its Affiliates and representatives not to issue or make, any press releases or public announcements with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Legal Requirement or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the Party required to make the release or announcement shall use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance. Each Party hereto will also obtain the prior written approval by the other Party hereto of any press release to be issued announcing the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, the foregoing shall not prevent: (a) disclosures by Parent or the Stockholder Representative or the Company’s material stockholders (i) to their members, holders of its equity securities, limited partners and Affiliates and (ii) in connection with any private equity, investment or similar fundraising activities by the direct or indirect, holders of their equity securities or Affiliates, in each case so long as the recipients of such disclosure are bound by customary confidentiality obligations; (b) disclosures by a Party to its respective legal counsel, accountants, financial advisors or other advisors providing legal, tax, accounting, estate planning or investment advice; (c) customary post-closing tombstone announcements that do not include price or other transaction terms; and (d) disclosures as are required to comply with the obligations under this Agreement or any of the other Transaction Documents. Without the prior written consent of Parent not to be unreasonably withheld, between the date hereof and the Closing Date, the Company shall not, and shall cause each of its Subsidiaries to not, make any broad-based announcements or disclosures regarding the transactions contemplated hereby to any customers, suppliers or other business partners of the Company or any of its Subsidiaries without the prior written consent of Parent not to be unreasonably withheld, conditioned or delayed.

6.3            Indemnification and Insurance.

(a)               Parent agrees that all rights to exculpation and indemnification now existing in favor of the Covered Persons, as provided in the Charter Documents of the Company and its Subsidiaries or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect for the six-year period beginning on the Closing Date, and that the Company will perform and discharge its obligations to provide such indemnity and exculpation after the Closing. To the fullest extent required by the Charter Documents of the Company and each of its Subsidiaries as of the date hereof or other applicable agreements as of the date hereof set forth on Section 6.3(b) of the Disclosure Schedule, such indemnification shall be mandatory rather than permissive, and Parent shall cause the Company to advance expenses in connection with such indemnification. For a period of six (6) years after the Closing, and at all times subject to applicable Legal Requirements, Parent will not (and will not cause or permit the Company, its Subsidiaries or any of Parent’s other Subsidiaries or Affiliates to) cancel, terminate, amend or otherwise modify in any way adverse to the Covered Persons, or to the other beneficiaries thereof the exculpation and indemnification provisions set forth in the Charter Documents of the Company or its Subsidiaries with respect to time periods at or prior to the Closing.

(b)               Prior to the Closing, the Company will purchase a six (6) year “tail” prepaid directors’ and officers’ liability insurance policy covering the Covered Persons effective as of the Closing, and the premium, and any other costs, for such policy will be borne 50% by the Company (as a Selling Expense) and 50% by Parent (the “Tail Policy”); provided, however, in no event shall Parent be required to pay in excess of 200% of the premiums paid as of the date hereof by or on behalf of the Company and its Subsidiaries for the current directors’ and officers’ liability insurance maintained by or on behalf of the Company and its Subsidiaries as of the date hereof. From and after the Closing, Parent will (and/or will cause the Company, its Subsidiaries or their Affiliates, as applicable, to) comply with the terms of any such insurance procured pursuant to this Section 6.3(d), and will not cancel (or permit to be canceled) or take (or cause to be taken) any other action or omission that would reasonably be expected to result in the cancellation, termination, amendment or modification thereof.

(c)               If Parent, the Company or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person and Parent or the Company will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision will be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of Parent or the Company, as the case may be, will assume the indemnification and other obligations set forth in this Section 6.3.

(d)               The provisions of this Section 6.3 will survive the Closing and (i) are intended to be for the benefit of, and will be enforceable by, each Covered Person and his or her successors, heirs and representatives and will be binding on all successors and assigns of Parent and the Company and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

6.4            Pre-Closing Access. From the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, the Company shall, and shall cause its Subsidiaries to, permit Parent and its representatives (including Debt Financing Sources) to have reasonable access (at reasonable times and upon reasonable notice during regular business hours) to the books, records (including Tax records), employees, representatives, Contracts, financial and operating data and information and documents pertaining to the Company and its Subsidiaries as Parent or its representatives may reasonably request; provided, that in exercising access rights under this Section 6.4, Parent shall not be permitted to interfere unreasonably with the conduct of the business of the Company or its Subsidiaries or to unreasonably jeopardize the health and safety of any employee of the Company or any of its Subsidiaries in light of COVID-19 (provided, that if not in violation of any applicable Legal Requirements, reasonable accommodations shall be made to provide such information by other means, including electronic video means); provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, after consultation with legal counsel, would reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or other competitively sensitive information, (ii) the waiver or jeopardizing of any information that is the subject to any applicable confidentiality restrictions or of any applicable attorney-client, attorney work product or other privilege, or (iii) the violation of any applicable Legal Requirement (including any COVID-19 Measures).  The Parties will, to the extent legally permissible and practicable, provide notice to the other Party and make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. None of the Company or any of its Subsidiaries or any other person(s) makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.4, and none of Parent or any of its Subsidiaries may rely on the accuracy of any such information, in each case, other than to the extent expressly provided in the representations and warranties expressly and specifically set forth in ARTICLE IV, as qualified by the Schedules.

6.5            Regulatory and Other Approvals.

(a)               Upon the terms and subject to the conditions set forth in this Agreement, each Party shall use commercially reasonable efforts (at its own expense, except as may be provided elsewhere in this Agreement) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to (i) obtain all necessary actions or non-actions, waivers, and consents from Governmental Entities and any other Person and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action, objection or Legal Proceeding by, any Governmental Entity or any other Person, (ii) defend any Legal Proceedings challenging this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, including seeking to have vacated or reversed any Order that could restrain, prevent or delay the Closing, (iii) promptly comply with all Legal Requirements that may be imposed on such Party or any of its Affiliates with respect to the Closing or any of the transactions contemplated by this Agreement or any other Transaction Document, (iv) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement or any other Transaction Document in accordance with their respective terms and to fully carry out the purposes of this Agreement and any other Transaction Documents to which it is a party and (v) deliver all required notices and obtain all required consents, waivers or approvals, in each case under any contracts with third parties.

(b)               Without limiting the generality of the foregoing, each of Parent and the Company shall (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement or any other Transaction Document as promptly as practicable and, in any event, within five (5) Business Days after the date of this Agreement, (ii) use reasonable best efforts to comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from the Federal Trade Commission (“FTC”) or the Antitrust Division of the Department of Justice (the “Antitrust Division”) in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Legal Requirements, providing copies of all such documents to the non-filing Party prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or any other Governmental Entity with respect to any such filing or any such transaction.  Each such Party shall use its reasonable best efforts to furnish to each other Party all information required for any application or other filing to be made pursuant to any applicable Legal Requirement in connection with the transactions contemplated by this Agreement.  Each such Party shall promptly inform the other Party hereto of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or any such transaction.  No Party hereto shall independently initiate or participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other Party hereto prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate.  Subject to applicable Legal Requirements, the Parties hereto shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to proceedings with any Governmental Entity; provided, however, that, the Parties shall not be required to share copies of filings made under the HSR Act.

(c)               Subject to Section 6.5(d), each of Parent and the Company shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Legal Requirements or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).  Subject to Section 6.5(d), each of Parent and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.  Subject to Section 6.5(d), in connection with and without limiting the foregoing, Parent agrees to use reasonable best efforts to take promptly any and all actions and steps necessary to avoid or eliminate each and every impediment that may be asserted by any Governmental Entity, so as to enable the Parties to consummate the transactions contemplated by this Agreement as expeditiously as possible.

(d)               Notwithstanding anything herein to the contrary, including this Section 6.5 and the “reasonable best efforts” standard, nothing in this Agreement shall require Parent or the Company to take or refrain from taking or to agree to it or its Affiliates taking or refraining from taking any action, or to suffer to exist any restriction, condition or requirement: (A) [INTENTIONALLY OMITTED], (B) that requires the taking of any action, including an amendment of any Transaction Document or the sale, lease, license, disposal or holding separate by the Business or Parent or any of its Affiliates of any assets, rights, product lines, licenses, categories of assets or business or other operations or interests therein that would, or would reasonably be expected to, adversely affect in any material manner the economic benefits reasonably expected to be derived by Parent or the Company Equityholders under the Transaction Documents or in connection with the consummation of the transactions contemplated thereunder, (C) that requires Parent, the Company Equityholders or any of their respective Affiliates to terminate existing relationships, ventures or arrangements or alter any agreement, change any agreement or enter into any agreement (including without limitation any direct or indirect guarantee, capital maintenance agreement, keep-well or other requirement to fund money into the Company or its Subsidiaries), in each such case, that materially alters or changes or has or would have the effect of changing or altering the economic benefits derived or expected to be derived by Parent or the Company Equityholders and their respective Affiliates under the Transaction Documents, (D) would, or would reasonably be expected to, materially adversely affect the ability of Parent and its Affiliates, as the case may be, to conduct its business in the same manner as such business is being conducted, including by materially adversely limiting its freedom of action or require the sale, lease, license, disposal or holding separate of any material assets, rights, product lines, licenses, categories of assets or business or other operations or interests therein or (E) would otherwise have a material adverse effect on the Business (each of the conditions or restrictions described in clauses (A), (B), (C), (D) or (E) above, as applied to Parent (and not the Company Equityholders), a “Parent Burdensome Condition”, and each of the conditions or restrictions described in clauses (A), (B) and (C) above, as applied to the Company Equityholders (and not Parent), a “Company Burdensome Condition”); provided, however, that nothing contained in this Agreement shall require Parent to agree to, or take, any action in connection with Section 6.5 unless such agreement or action is conditioned upon the consummation of the transactions contemplated herein. For the purposes of this Section 6.5(d), the term “material”, “materially” or “material adverse effect” shall be deemed to be based on the size the Company and Parent, after taking into account the Closing, on a combined and consolidated basis.

(e)          Prior to the Closing, each of Parent and the Company shall not, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or Equity Interests of, or by any other manner, any person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (x) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals or the expiration or termination of any applicable waiting period, under any Antitrust Laws, (y) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement or (z) delay the consummation of the transaction contemplated by this Agreement; provided, however, that notwithstanding the restrictions set forth herein, the Parties and their Subsidiaries shall be entitled to enter in and consummate the M&A Purchases (with respect to the Company) and acquisitions of any Person, division or line of business set forth on Section 6.5(e)(ii) of the Disclosure Schedule (with respect to Parent).

6.6            Efforts to Consummate. Subject to the terms and conditions herein, the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not the waiver, of the closing conditions set forth in Article VII). Each Party shall promptly notify the other Party of (i) the existence of any event or circumstance that could reasonably be expected to result in any condition to the obligations of the other Parties to effect the transactions contemplated by this Agreement or any of the other Transaction Documents not to be satisfied or (ii) the failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which could reasonably be expected to result in any condition to the obligations of the other Parties to effect the transactions contemplated by this Agreement not to be satisfied.

6.7            Preservation of Records; Post-Closing Access. Parent shall, and shall cause the Company to, preserve and keep the books and records held by them (including Tax records) relating to the respective businesses of each of the Company and its Subsidiaries prior to the Closing for a period of six (6) years from and after the Closing Date (or longer if required by Legal Requirements) and shall make such records (or copies) and officers, management, employees, advisors and representatives available, at reasonable times and upon reasonable advance notice, to the Stockholder Representative, as may be reasonably required by such Person in connection with any insurance claims by, Legal Proceedings or Tax audits against, investigations of Governmental Entities of, compliance with Legal Requirements by, or the preparation of financial statements of, the equityholders (as of the date hereof) of the Company or any of their respective Affiliates; provided, that in exercising access rights under this Section 6.7, such Persons shall not be permitted to interfere unreasonably with the conduct of the Business or to unreasonably jeopardize the health and safety of any employee of the Company or any of its Subsidiaries in light of COVID-19 (provided, that if not in violation of any applicable Legal Requirements, reasonable accommodations shall be made to provide such information by other means, including electronic video means); provided, further, that the foregoing shall not require Parent or the Company to make available any information, that in the reasonable judgment of Parent, after consultation with legal counsel, would reasonably be expected to result in (i) the disclosure of any Trade Secrets of third parties, (ii) the waiver or jeopardizing of any applicable confidentiality restrictions or of any applicable attorney-client or attorney work product privilege, or (iii) the violation of any applicable Legal Requirement.  The Parties will, to the extent legally permissible and practicable, make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. In the event that Parent or the Company intends to destroy, alter or otherwise dispose of any such books and records following the expiration of such six-year period, Parent must first provide reasonable prior notice of such intended destruction to the Stockholder Representative and provide the Stockholder Representative the opportunity to instead retrieve and/or copy such books and records from Parent.

6.8            Post-Closing Employee Matters.

(a)           With respect to each Person who is an active employee of the Company or any of its Subsidiaries immediately prior to the Closing (a “Continuing Employee”), for the period beginning on the Closing Date, and ending on the one-year anniversary of the Closing Date, or, in each case, if earlier, on the date of the termination of employment of the relevant Continuing Employee (the “Continuation Period”), Parent shall provide each such Continuing Employee, with (i) a base salary or base wage rate that is no less than the base salary or base wage rate provided to such Continuing Employee by the Company or its Subsidiaries as of the date hereof, (ii) annual cash based target incentive compensation and commission opportunities that are comparable in the aggregate to the and annual cash based target incentive compensation and commission opportunities afforded to such Continuing Employee by the Company and its Subsidiaries as of the date hereof, and (iii) employee retirement, health and welfare benefits (but specifically excluding any defined benefit plan benefits, retiree health or welfare benefits, equity based compensation or benefits or long-term incentive compensation), in each case, as determined by Parent after taking into consideration the employee retirement, health and welfare benefits that are generally made available to similarly situated employees of Parent and its Affiliates.

(b)          During the Continuation Period, for purposes of eligibility to participate and vesting and, with respect to the determination of the level or amount of vacation pay and benefits only, benefit accrual under the benefit and compensation plans, programs, agreements and arrangements of Parent and its Subsidiaries in which Continuing Employees are eligible to participate following the Closing (the “Parent Plans”), Parent shall, or shall cause its Subsidiaries to, credit each Continuing Employee with his or her years of service with the Company and its Subsidiaries, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any substantially similar Employee Plan, except that Parent and its Subsidiaries shall not be required to provide credit for service prior to the Closing (i) where such credit would result in a duplication of benefits, (ii) for benefit accruals under any defined benefit pension or similar plan or any nonqualified deferred compensation plan, (iii) for purposes of any retiree health or welfare plan, or (iv) where prior service is not recognized for similarly-situated employees of Parent and its Affiliates. Parent shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to cause each Continuing Employee to be eligible to participate, without any waiting time, in any and all Parent Plans that are group health plans to the extent coverage under such Parent Plan replaces coverage under a substantially similar Employee Plan in which such Continuing Employee participated immediately before such replacement to extent such waiting time was met under such Employee Plan. For purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such requirements were met or not applicable under the corresponding Employee Plan.

(c)           The provisions of this Section 6.8 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.8 shall constitute or be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Company (or any of their Affiliates) to terminate, any Continuing Employee, other employee or other service provider for any reason, (ii) confer upon any Person (including any current or former director, officer or employee of, or consultant or independent contractor to, Parent or the Company) any third party beneficiary or other rights or remedies, (iii) establish, amend or modify any Parent Plan, Employee Plan, or any or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Company, the Parent, or any of their respective Affiliates, or (iv) alter or limit the ability of the Parent and its Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) to amend, modify or terminate any Parent Plan, Employee Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date.

6.9            Section 280G. To the extent necessary to avoid the application of Section 280G of the Code and the Treasury regulations thereunder, (i) during the period commencing on the date hereof and ending on the date that is three (3) Business Days prior to the Closing Date, the Company shall request waivers (the “Parachute Payment Waivers” ) from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) following the execution of the waivers described in clause (i) and prior to the Closing Date, solicit the approval of the stockholders of the Company of any Waived 280G Benefits pursuant to a vote intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the Treasury regulations thereunder. At least two (2) Business Days prior to obtaining any waiver or soliciting stockholder approval, the Company shall provide Parent with copies of all Section 280G-related documents, including, without limitation, any Section 280G analysis prepared by the Company, the stockholder disclosure document, waivers and stockholder consents, for Parent’s review and comment and shall consider all reasonable comments made thereto by Parent. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 6.9 and that either (A) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “Section 280G Approval”), or (B) that the Section 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided; provided, that the Parties agree that this Section 6.9 shall not be deemed breached, and no stockholder vote shall be required pursuant to Section 4.11(h), with respect to (x) any 280G Payment to any such Person that refuses to execute a Parachute Payment Waiver or (y) the value of any arrangement entered into by or at the direction of Parent or its Affiliates, the material terms (including value) of which are not disclosed to the Company prior to the date that is at least five (5) Business Days prior to the Closing Date.

6.10         401(k) Plan. The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plans”), unless Parent or one of its Affiliates, in its sole and absolute discretion, agrees to sponsor and maintain such 401(k) Plans by providing the Company with written notice of such election at least ten (10) days before the Closing. Unless Parent or one of its Affiliates provides such notice to the Company, Parent shall receive from the Company, prior to the Closing, evidence that the board of directors of the Company or its applicable Affiliate has adopted resolutions to terminate the 401(k) Plans, effective no later than the date immediately preceding the Closing Date (the form and substance of which resolutions shall be subject to review and comment and the Company shall consider all reasonable comments made thereto by Parent). If Parent, in its sole and absolute discretion, agrees to sponsor and maintain any 401(k) Plan and provides written notice of such election at least 15 (fifteen) days before the Closing, the Company shall use commercially reasonable efforts to amend such 401(k) Plan, effective as of the Closing, to the extent necessary to limit participation to employees of the Company and its Subsidiaries and to exclude all employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries) from participation in such 401(k) Plan.

6.11         Parent’s Financing.

(a)           Parent’s Actions.

(i)                     Parent will use reasonable best efforts to, and will use reasonable best efforts to cause its Subsidiaries to, take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate on the terms and conditions described in the Debt Financing Commitment, the Debt Financing, on or prior to the Closing Date. Such reasonable best efforts will include taking the following actions: (A) complying with all obligations under, and maintaining in effect, the Debt Financing Commitment, (B) arranging and obtaining the proceeds of the Debt Financing on the terms and conditions (including any “flex” provisions) set forth in the Debt Financing Commitment or, if available, on other terms that are acceptable to Parent and as permitted under this Agreement, (C) negotiating and entering into definitive agreements with respect to the Debt Financing, including the terms and conditions contained in the Debt Financing Commitment (including any “flex” provisions) so that such agreements are in effect no later than the Closing, (D) satisfying on a timely basis all the conditions to the Debt Financing and the definitive agreements related thereto that are within its control and (E) drawing the full amount of the Debt Financing Proceeds to the extent the funds are necessary at Closing to pay the Aggregate Merger Consideration (less the Aggregate Parent Stock Value and less the Aggregate Exercise Price), the Payoff Amount and the Selling Expenses, and (F) enforcing its rights under the Debt Commitment Letter and the Debt Financing Documents in order to consummate the Debt Financing at or prior to the Closing including in the event of a breach by any lender providing such Debt Financing that impedes or delays the Closing.

(ii)                    Parent will, as promptly as reasonably practicable after obtaining knowledge thereof, give the Company written notice of any (A) actual material breach or default or termination by a Financing Party under the Debt Financing Commitment, (B) amendment or modification of, or waiver under, the Debt Financing Commitment or (C) change or event which causes Parent to believe that it will not be able to timely obtain all or any portion of the Debt Financing on the terms, in the manner or from the Financing Parties contemplated by the definitive documents related to the Debt Financing. Parent and its Subsidiaries will not amend, modify or supplement the Debt Financing Commitment or any related fee letters without the prior written approval of the Company (which shall not be unreasonably conditioned, withheld or delayed), in each case, if such amendment, modification or supplement would (1) reduce the aggregate amount of the Debt Financing below the amount required to consummate the transactions contemplated by this Agreement, (2) impose new or additional conditions or otherwise expand, amend or modify any of the conditions that would reasonably be expected to materially delay or prevent the funding of the Debt Financing on the Closing Date, or (3) adversely impact the ability of Parent to enforce its rights against the Financing Parties; provided, that Parent may modify, amend or supplement the Debt Financing Commitment to (A) correct typographical errors or mistakes, (B) add lenders, arrangers, bookrunners, agents or similar entities or titles that have not executed the Debt Financing Commitment as of the date hereof or amend titles, allocations and fee sharing arrangements in connection therewith or (C) increase the amount of the Debt Financing. Notwithstanding any of the foregoing, Parent shall have the right to reduce the commitments under the Debt Financing Commitment on a dollar-for-dollar basis with the net proceeds of consummated offerings or other incurrences of any debt for borrowed money incurred after the date of this Agreement for the purpose of financing payment of the Aggregate Merger Consideration and other amounts payable by Parent or its Subsidiaries pursuant to this Agreement and the other Transaction Documents to which Parent is a party. In the event that new commitment letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Financing Commitment permitted pursuant to this Section 6.11, such new commitment letters will be deemed to be a part of the “Debt Financing” and deemed to be the “Debt Financing Commitment” for all purposes of this Agreement. Parent will promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement of the Debt Financing Commitment. In the event that funds in the amounts set forth in the Debt Financing Commitment, or any portion thereof, become unavailable to it on the terms and conditions set forth therein (including, as necessary, any “flex” provisions), Parent will, as promptly as practicable following the occurrence of such event, (x) notify the Company in writing thereof, (y) use its reasonable best efforts to obtain substitute financing (i) in an amount sufficient to consummate the transactions contemplated hereunder, (ii) that would not involve any conditions to funding the Debt Financing that are not contained in the Debt Financing Commitment and (iii) that would not prevent, impede or delay the consummation of the transactions contemplated hereunder beyond the Closing Date required to be effected under this Agreement (the “Substitute Financing”) and obtain a new financing commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters (in redacted form removing commercially sensitive information therein, including the fee information and “flex” provisions). Upon obtaining any commitment for any such Substitute Financing, such financing will be deemed to be a part of the “Debt Financing” and any commitment letter for such Substitute Financing will be deemed the “Debt Financing Commitment” for all purposes of this Agreement.

(b)           Company’s Cooperation.

(i)                    From the date hereof until Closing or the termination of this Agreement in accordance with its terms, subject to limitations set forth in this Section 6.11(b) unless otherwise agreed by Parent, the Company will use its, and will cause its Subsidiaries to use their, reasonable best efforts to cooperate with Parent, subject to Parent’s expense reimbursement as set forth herein, as may be reasonably necessary in connection with the arrangement of the Debt Financing or other financing of Parent or its Subsidiaries in connection with the transactions contemplated hereby (including any senior notes offering) and in satisfying the conditions precedent set forth in the Debt Financing Commitment, including, in each case, unless as otherwise as set forth herein, as promptly as practicable, (A) preparing and furnishing to Parent and the Financing Parties (including for purposes of filing with the SEC) all Required Financial Information as promptly as reasonably practicable (with respect to the information set forth in clauses (a) and (b) of such definition, no later than December 15, 2020, with respect to the information set forth in clause (c) of such definition, no later than March 31, 2021, and with respect to the information set forth in clause (d) of such definition, no later than 45 days after the end of the applicable fiscal quarter) and, assisting in the preparation of any offering documents, private placement memoranda, confidential information memoranda, rating agency presentations and any customary marketing and/or syndication materials necessary in connection with the Debt Financing or other financing of Parent or its Subsidiaries in connection with the transactions contemplated hereby (including any senior notes offering), including execution and delivery of customary authorization letters related thereto (including customary representations with respect to the absence of material non-public information in the public-side versions of documents and the absence of material misstatements) and customary chief financial officer and similar certificates with respect to certain financial information in the offering documents not otherwise covered by customary “comfort” letters, and cooperating with the due diligence efforts of the Debt Financing Sources, in each case, to the extent reasonable and customary, (B) making appropriate officers or members of the management team (with appropriate seniority and expertise) available for participation at reasonable times in a reasonable number of virtual or telephonic meetings, lender presentations, due diligence sessions, drafting sessions, conference calls, meetings with prospective lenders and ratings agencies and road shows, (C) assisting in the preparation of definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be required by the Debt Financing or other financing of Parent or its Subsidiaries in connection with the transactions contemplated hereby (including any senior notes offering) (it being agreed that neither the Company nor any of its Subsidiaries will be required to execute and deliver financing agreements or certificates prior to the Closing), obtaining and/or assisting in obtaining Payoff Letters and providing true and complete Charter Documents for each Subsidiary of the Company to the extent required under such financing documentation, (D) facilitating the pledging of, granting a security interest in and obtaining perfection of any liens on, collateral for the Debt Financing or other financing of Parent or its Subsidiaries in connection with the transactions contemplated hereby (including any senior notes offering) upon consummation of the Closing, (E) assisting the Financing Parties in benefiting from the existing lending relationships of the Company and its Subsidiaries, (F) providing as promptly as reasonably practicable (and in any event, no less four (4) Business Days prior to the Closing Date provided, that Parent has made such request at least nine (9) Business Days prior to the Closing Date) all documentation and other information about the Company and its Subsidiaries as is reasonably requested by the Financing Parties with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and certifications regarding beneficial ownership, (G) causing the independent auditors of the Company and its Subsidiaries to assist and cooperate with Parent in connection with the Debt Financing or other financing of Parent or its Subsidiaries in connection with the transactions contemplated hereby (including any senior notes offering) or otherwise in connection with filings with the SEC, including by (I) providing consent to registration statements (or SEC filings incorporated by reference therein and) offering memoranda that include or incorporate the Company and its Subsidiaries’ financial information and their reports thereon, and customary comfort letters (including “negative assurance” and change period comfort) with respect to financial information relating to the Company and its Subsidiaries and (II) attending at reasonable times a reasonable number of accounting due diligence sessions in connection with the Debt Financing or other financing of Parent or its Subsidiaries in connection with the transactions contemplated hereby (including any senior notes offering) and (H) causing the taking of corporate and other actions by the Company and its Subsidiaries reasonably necessary or customary to permit the consummation of the Debt Financing or other financing of Parent or its Subsidiaries in connection with the transactions contemplated hereby (including any senior notes offering) on the Closing Date, it being understood that except as expressly provided above, no such corporate or other action will take effect prior to the Closing. Notwithstanding anything to the contrary in this Agreement, (i) the Company and its Subsidiaries shall not be required to provide any cooperation pursuant to this Section  6.11(b)(i) to the extent it would unreasonably interfere with its ongoing business operations, taken as a whole, (ii) the Company and its Subsidiaries shall not be required to pay any commitment or other similar fee or incur any other liability or expenses (other than expenses reimbursed by Parent at or prior to Closing in accordance with the terms of Section 6.11(b)(ii)), (iii) none of the Company or any of its Subsidiaries, or any Persons who are directors of the Company or any of its Subsidiaries at any time prior to the Closing that do not continue in such role as of Closing shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing, (iv) the Company and its Subsidiaries shall not be required to provide any cooperation pursuant to this Section 6.11(b)(i) to the extent it would (A) cause any covenant, representation or warranty in this Agreement to be breached (unless otherwise agreed or waived by the parties hereto in accordance with this Agreement); (B) cause any closing condition set forth in Article VII to fail to be satisfied or otherwise cause the breach of this Agreement; (C) require any officer, director or other representative of the Company or any of its Subsidiaries to deliver any certificate that such officer, director other representative believes, in good faith, contains any untrue certifications or requires the Company or its Subsidiaries to give or deliver any legal opinion or other opinion of counsel; (D) require the Company or its Subsidiaries to provide any information that is prohibited or restricted by applicable law or applicable confidentiality undertaking or that constitutes privileged information or attorney-client work-product (provided, that in such instances the Company and its Subsidiaries shall inform Parent and its Debt Financing Sources of the general nature of the information being withheld and reasonably cooperate with Parent and its Debt Financing Sources to provide such information, in whole or in part, in the manner that would not result in the loss of such privilege) or (E) require the Company or its Subsidiaries to take any action that is prohibited or restricted by, or will conflict with or violate, its organizational documents, or would result in a violation or breach of, or default under, any Material Contract to which the Company or any of its Subsidiaries is a party. Parent and Merger Sub agree that any information regarding the Company or any of its Subsidiaries or Affiliates contained in any offering document or other materials in connection with the Debt Financing shall be subject to the prior review of the Company. In furtherance of the foregoing, the Company will use its, and will cause its Subsidiaries to use their, reasonable best efforts to cooperate with Parent as may be reasonably necessary to assist in obtaining consents from lenders under the Existing Credit Agreement to permit the transactions contemplated hereby and the incurrence of incremental term loans under the Existing Credit Agreement in a similar manner and in similar time periods as agreed in causing the conditions in the Debt Financing Commitment to be satisfied.

(ii)                    Parent will (A) promptly upon request by the Company, reimburse the Company for all of its reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by the Company and its representatives in connection with any cooperation contemplated by this Section 6.11; provided, that Parent shall not be required to reimburse the Company for costs and expenses arising out of or related to (i) the preparing or delivery of the Required Financial Information or (ii) providing true and complete Charter Documents for each Subsidiary of the Company to the extent required to be provided under such financing documentation or for any items that the Company would have prepared in the ordinary course of its business and (B) indemnify the Company, its Subsidiaries and its and their officers, directors and representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including reasonable and documented out-of-pocket attorneys’ fees) or settlement payment incurred as a result of such cooperation (other than historical information provided in writing by the Company, its Subsidiaries and its and their officers and directors and representatives), except to the extent such indemnification arises out of gross negligence, breach or willful misconduct of the Company, its Subsidiaries and its and their officers, directors and representatives.

(iii)                  The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of Company or any of its Subsidiaries.

(iv)                   Parent may provide information of, and provided by, the Company and its Subsidiaries to potential sources of capital and to rating agencies and prospective lenders and investors during syndication or placement of the Debt Financing (including any Substitute Financing) subject to customary confidentiality arrangements with such Persons regarding such information, or during any offering of debt securities contemplated by the Debt Financing.

(v)                   Notwithstanding anything to the contrary, the condition precedent set forth in Section 7.1(b), as it applies to the Company’s obligations under this Section 6.11, shall be deemed as satisfied unless (i) the Company’s material breach of its obligations under this Section 6.11 is the proximate cause of Parent’s failure to obtain the Debt Financing (including any Substitute Financing) or any financing contemplated by a senior notes offering and (ii) Parent has provided to the Company written notice of such breach and, if such breach is curable, the Company fails to cure such breach by the earlier of (x) five (5) Business Days after such notice is received by the Company and (y) the Outside Date.

(vi)                   Parent acknowledges and agrees that neither the obtaining of the Debt Financing or any Substitute Financing, nor the completion of any issuance of securities contemplated by the Debt Financing or any Substitute Financing, is a condition to the Closing, and, subject to Section 10.8(b), reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any Substitute Financing, or the completion of any such issuance.

6.12         Exclusivity. Between the date hereof and the earlier to occur of the Closing and the date that this Agreement is terminated in accordance with its terms, the Company shall not, and shall cause its respective Affiliates, Subsidiaries, officers, directors, employees, agents or representatives not to, (i) solicit, initiate or encourage any proposal or offer from any Person (other than Parent, Merger Sub, Merger Sub II and their respective representatives), (ii) respond to any submissions, proposals or offers relating to, (iii) engage in any negotiations or discussions with any person relating to, (iv) furnish or make available any non-public information regarding the Company and its Subsidiaries or any of their respective assets or businesses in a manner intended to facilitate, or (v) enter into any transaction, agreement, understanding or arrangement, whether binding or nonbinding, providing for, or otherwise cooperate in any way with any person or entity relating to any part of the equity interests or all or a material portion of the assets of the Company and its Subsidiaries (including any acquisition structured as a merger, consolidation, share exchange or asset purchase) (each, an “Acquisition Proposal”). The Company will, and will cause its representatives and Affiliates to, (x) cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than Parent, Merger Sub, Merger Sub II and their respective representatives) conducted heretofore with respect to any Acquisition Proposal, (y) revoke any such Person’s and its authorized representatives’ access to any electronic data room granted in connection with any Acquisition Proposal and (z) reasonably promptly notify Parent of any bona fide inquiries, whether oral or written, by any Person other than Parent, Merger Sub and Merger Sub II related to an Acquisition Proposal, whether or not such inquiry was solicited by the Company or a representative thereof including notifying Parent of the material terms and conditions of any such inquiries.

6.13          Transfer Restrictions.

(a)           Other than Permitted Transfers, the Company agrees that the Company Equityholders receiving Share Consideration or the Substitute Option Consideration shall not Transfer any Share Consideration, any Parent Option, any share of Class A Common Stock acquired upon the exercise of Parent Options, or the other Securities into which the Share Consideration, any Parent Option or any share of Class A Common Stock acquired upon the exercise of Parent Options are converted (together, the “Prohibited Shares”), with respect to one-third (1/3rd) of the Share Consideration or the Substitute Option Consideration received by each such Company Equityholder, during the period commencing on the Closing Date and continuing until the six-month anniversary after the Closing Date, and with respect to the other two-thirds (2/3rds) of the Share Consideration or the Substitute Option Consideration received by each such Company Equityholder, during the period commencing on the Closing Date and continuing until the one-year anniversary after the Closing Date (such date, the “Restricted Period Termination Date”).

(b)           “Permitted Transfer” means, in each case so long as such Transfer is in accordance with applicable Legal Requirements:

(i)                     a Transfer of Prohibited Shares to Affiliates of such Company Equityholder, so long as such transferee, to the extent it has not already done so, executes a customary joinder to this Section 6.13, in form and substance reasonably acceptable to Parent, in which such transferee agrees to be subject to the restrictions on Transfer in this Section 6.13;

(ii)                    a Transfer of Prohibited Shares as a distribution in-kind to such Company Equityholder’s investors, and to their subsequent investors, including limited partners, so long as all such transferees, to the extent it has not already done so, executes a customary joinder to this Section 6.13, in form and substance reasonably acceptable to the Parent, in which such transferee agrees to be subject to the restrictions on Transfer in this Section 6.13;

(iii)                  a Transfer of Prohibited Shares in connection with the piggyback rights set forth in the Amended and Restated Registration Rights Agreement;

(iv)                   a Transfer of Prohibited Shares in connection with a sale of Parent approved by the Board of Directors or in connection with a tender offer into which a majority of the Unaffiliated Shareholders of Parent have tendered their respective Common Stock;

(v)                     a Transfer of Prohibited Shares to Parent;

(vi)                   if the Company Equityholder is an individual, a Transfer of Prohibited Shares to an immediate family member or a trust for the benefit of such Company Equityholder or one or more of such Company Equityholder’s immediate family members, so long as such transferee, to the extent it has not already done so, executes a customary joinder to this Section 6.13, in form and substance reasonably acceptable to Parent, in which such transferee agrees to be subject to the restrictions on Transfer in this Section 6.13;

(vii)                  a Transfer of Prohibited Shares pursuant to the laws of testamentary or intestate succession or otherwise involuntarily transferred by operation of law so long as, subject to applicable law, such transferee, to the extent it has not already done so, executes a customary joinder to this Section 6.13, in form and substance reasonably acceptable to Parent, in which such transferee agrees to be subject to the restrictions on Transfer in this Section 6.13.

(viii)                Transfer of Prohibited Shares to cover any amounts required to be withheld by Parent or any of its Affiliates in connection with the exercise of a Parent Option; and

(ix)                   a Transfer of Prohibited Shares following a voluntary filing by Parent of a petition for relief under the United States Bankruptcy Code.

(x)                    Notwithstanding anything to the contrary contained herein, including the occurrence of the Restricted Period Termination Date, the Company acknowledges that, because the Prohibited Shares are “restricted securities” as such term is defined in Rule 144 under the Securities Act, the Prohibited Shares may not be Transferred other than pursuant to a registered offering or in accordance with an exemption from registration. No Transfers of Prohibited Shares shall be made to a person that, to such Company Equityholder’s knowledge, is a competitor of Parent set forth on Exhibit P attached hereto or becomes a competitor of Parent after the date hereof, as set forth on a quarterly or annual report filed by Parent with the SEC; provided, however, that nothing contained in this Section 6.13(b)(x) shall prohibit any Transfer of Prohibited Shares on an exchange or otherwise in open market transactions or non-privately negotiated transactions or to a hedge fund or other institutional investor, other than a hedge fund or other institutional investor that is known by such Company Equityholder after reasonable inquiry to hold more than five percent (5%) of the outstanding securities of any such competitor; provided, further, that nothing contained in this Section 6.13(b)(x) shall prohibit any Transfer of Prohibited Shares in accordance with any of the foregoing clauses (ii), (iv) or (ix) of this Section 6.13(b) (unless such Transfer was structured in such manner for the purpose of avoiding the provisions of this Section 6.13(b)(x)).

6.14         Parent Stockholder Approval.

(a)           As promptly as reasonably practicable after the execution of this Agreement, and in any event no later than the later to occur of sixty (60) days following the Closing Date, Parent shall prepare the Proxy Statement in preliminary form and file it with the SEC. The Board of Directors of Parent shall recommend to Parent’s stockholders that the holders of the Common Stock vote in favor of the Parent Stockholder Approval and shall include such recommendation in the Proxy Statement and shall not rescind, modify or withdraw such recommendation except as required to comply with fiduciary duties. Prior to the Closing, the Company shall provide to Parent all information reasonably available to it concerning the Company and its Affiliates as may be reasonably requested by Parent in connection with the Proxy Statement and shall use its commercially reasonable efforts to otherwise assist and cooperate with Parent in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC if and to the extent reasonably requested by Parent. Each of Parent, the Stockholder Representative and the Company shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect. Parent shall notify the Stockholder Representative promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply the Stockholder Representative with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the resolution of any such comments.  Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of Parent, or responding to any comments from the SEC with respect thereto, Parent shall provide the Stockholder Representative with a reasonable opportunity to review and to propose comments on such document or response, which Parent shall consider in good faith.

(b)           Subject to Section 6.14(a), Parent shall take all necessary actions in accordance with applicable Legal Requirements and the Charter Documents of Parent to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Parent Stockholders’ Meeting”) for the purpose of obtaining the Parent Stockholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. Parent shall use its reasonable best efforts to obtain the Parent Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Parent may, in its sole discretion, temporarily adjourn, recess, or postpone the Parent Stockholders’ Meeting (i) after consultation with the Stockholder Representative, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of Parent within a reasonable amount of time in advance of the Parent Stockholders’ Meeting, (ii) if as of the time for which the Parent Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting or (iii) to solicit additional proxies if Parent reasonably believes it may be necessary to obtain the Parent Stockholder Approval. Parent will resume any adjourned, recessed or postponed meeting as promptly as practicable.

6.15         Company Written Consent; Company Voting and Support Agreements; Stockholder Notice.

(a)          As promptly as possible following the execution of this Agreement (but in any event within twenty four (24) hours), the Company shall deliver to Parent (i) a written consent (or written consents) of the Stockholders holding (i) at least a majority of the outstanding shares of Company Common Stock and Company Series C Preferred Stock (voting together as a single class) adopting this Agreement and approving the First Merger in accordance with the DGCL and the Company’s Charter Documents in the form attached hereto as Exhibit H (“Company Written Consent”) and (ii) the Voting and Support Agreements of the Company in the form attached hereto as Exhibit I (the “Company Voting and Support Agreements”) executed by Stockholders, including each holder of Company Series C Preferred Stock, holding sufficient type and number of shares of Company Capital Stock to adopt this Agreement and approve the First Merger in accordance with the DGCL and the Company’s Charter Documents.

(b)           The Company shall promptly (and in any event prior to the Closing) deliver to any Stockholder who has not executed the Company Written Consent a notice of the actions taken pursuant to the Company Written Consent that complies with the requirements of Section 228(e) of the DGCL, which notice shall also constitute and include the notice required by Section 262 of the DGCL that appraisal or similar rights may be available to the Stockholders who did not execute the Company Written Consent (the “Stockholder Notice”). The Stockholder Notice, as well as any information statement prepared by the Company in which the Stockholder Notice shall be included, shall be subject to review and approval by Parent which shall not be unreasonably withheld or delayed and the Company shall consider in good faith any comments proposed by Parent to the draft Stockholder Notice.

6.16         Accredited Investor Certifications. Parent, Merger Sub, Merger Sub II and the Company acknowledge and agree that the Share Consideration to be issued as consideration in the First Merger will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Notwithstanding anything to the contrary in this Agreement, a Company Equityholder who is not a party to a Company Voting and Support Agreement shall be entitled to receive Share Consideration in connection with the First Merger only if such Company Equityholder is (a) an accredited investor within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act and (b) provides an executed accredited investor questionnaire in substantially the form attached hereto as Exhibit J (an “Accredited Investor Questionnaire”) no later than 6:00 pm Eastern Time on January 15, 2020 (the “Accredited Investor Questionnaire Deadline”), unless the Company otherwise determines that such Company Equityholder is not an Accredited Investor. Each Accredited Investor Questionnaire shall also contain restrictions on the resale of the Share Consideration consistent with the restrictions set forth in Section 6.13 hereof. In furtherance of the foregoing, the Company shall use commercially reasonable efforts to, as promptly as practicable after the date of this Agreement (but in any event within ten (10) Business Days of the date hereof), deliver to each Company Equityholder who is not a party to a Company Voting and Support Agreement an Accredited Investor Questionnaire and request that each such Company Equityholder complete an Accredited Investor Questionnaire and return it to the Company by the Accredited Investor Questionnaire Deadline. If any Company Equityholder delivers an Accredited Investor Questionnaire to the Company, the Company shall promptly deliver a copy of such Accredited Investor Questionnaire to Parent. Any Company Equityholder that does not execute and deliver a Company Voting and Support Agreement or an Accredited Investor Questionnaire by the Accredited Investor Questionnaire Deadline certifying such Company Equityholder’s status as an Accredited Investor shall, for all purposes of this Agreement, be deemed not to be an Accredited Investor.

6.17         Board Rights.

(a)           Promptly following the Closing Date, and in any event within five (5) business days following the Closing Date, Parent shall increase the size of the Board of Directors of Parent (the “Parent Board of Directors”) by two (2) members to eleven (11) members and, promptly following such increase, and in any event within five (5) business days following the Closing Date, shall cause Ted Lundberg to be elected or appointed to the Board of Directors (the “Nomination Right Board Representative”), as a Class II director, and cause Stephen Griggs to be elected or appointed to the Board of Directors (the “Other Board Representative” and together with the Nomination Right Board Representative, the “Board Representatives”), as a Class I director. For so long as Peloton Equity AeroCare SPV I, L.P. and SkyKnight Aero Holdings, LLC (the “Nomination Rights Holders”) or an Affiliate of the Nomination Rights Holders hold in the aggregate among them at least 35% of the Share Consideration, on an as-converted basis, issued to the Nomination Rights Holders hereunder, on an as-converted basis, the Nomination Rights Holders shall continue to have the right to nominate the Nomination Rights Board Representative. The election or appointment of the Board Representatives will be subject to satisfaction of all legal and governance requirements regarding service as a director of Parent and to the reasonable approval of the Nominating and Governance Committee of the Board of Directors (such approval not to be unreasonably withheld, conditioned or delayed); provided, that the parties hereto agree that election of Stephen Griggs and Ted Lundberg to serve as the Board Representatives shall be acceptable and no such approval of the Nominating and Governance Committee shall be required. Parent will reimburse the Board Representatives for their respective reasonable and documented out-of-pocket expenses incurred in connection with travel to or from and attendance at each meeting of the Board of Directors, in each case to the same extent provided to other non-employee directors. The Nomination Rights Board Representative will receive the same director compensation as each other non-executive director of the Board of Directors. The Nomination Rights Holders agree, upon Parent’s request, to timely provide Parent with accurate and complete information relating to the Nomination Rights Board Representative as may be required to be disclosed by Parent under the Exchange Act and the rules and regulations promulgated thereunder. The Board will not form any “executive” or similar committees that do not include the Board Representatives. Notwithstanding any rights to be granted with respect to the Board Representatives hereunder, the Board of Directors may exclude the Board Representatives from access to any Board of Directors or committee materials or information or meeting or portion thereof or written consent if the Board of Directors determines, in good faith, including the Board Representatives in discussions relating to such determination (but not requiring the affirmative vote of such Board Representatives), that such access would reasonably be expected to result in a conflict of interest with Parent; provided, that such exclusion shall be limited to the portion of the Board of Directors or committee material or information and/or meeting or written consent that is the basis for such exclusion and shall not extend to any portion of the Board of Directors or committee material and/or meeting that does not involve or pertain to such exclusion.

(b)          Following the Closing Date and for so long as Peloton Equity AeroCare SPV I, L.P. and SkyKnight Aero Holdings, LLC (each an “Observer Rights Holder”) or such Observer Rights Holder’s Affiliate holds at least 35% of the Share Consideration, on an as-converted basis, issued to such Observer Rights Holder hereunder, on an as-converted basis, each such Observer Rights Holder shall have the right to designate a non-voting observer of the Board of Directors, which observer shall be an employee, investment professional or partner of such Observer Rights Holder or one of its Affiliates. The observer shall be entitled to receive notice of and have the right to attend any and all meetings of the Board of Directors, and Parent shall provide the observer with copies of all notices, minutes, consents and other material in connection therewith at the same time as such materials are distributed to members of the Board of Directors; provided, that (A) such Observer Rights Holder shall cause the observer to agree to hold in confidence all information provided to the observer pursuant hereto, (B) Parent and the Board of Directors shall have the right to withhold any information and to exclude the observer from any meeting or portion thereof (1) if doing so is, in the opinion of outside counsel to Parent, advisable or necessary to protect the attorney-client privilege between Parent and counsel or (2) if the Board of Directors determines in good faith, after consultation with outside counsel, that fiduciary requirements under applicable law would make attendance by the observer not advisable; provided, further, that, if Parent and/or the Board of Directors withhold any information or exclude the observer from any meeting pursuant to the foregoing clause (B), to the extent practicable they shall give such Observer Rights Holder notice of such withholding or exclusion and the parties shall cooperate in seeking to allow disclosure of such information in a manner that is not reasonably likely (in the good faith belief of Parent and the Board of Directors (after consultation with outside counsel)) to contravene such applicable law or cause such privilege to be waived. The observer shall have no right to vote on any matters presented to the Board of Directors. All obligations of Parent pursuant to this Section 6.17(b) shall terminate with respect to an Observer Rights Holder upon such Observer Rights Holder ceasing to have the right to designate the observer pursuant to this Section 6.17(b). Parent will reimburse any observer appointed pursuant to Section 6.17(b) for their respective reasonable and documented out-of-pocket expenses incurred in connection with travel to or from and attendance at each meeting of the Board of Directors, in each case to the same extent provided to other non-employee directors.

(c)           For so long as the Nomination Rights Holders have the right to designate or nominate the Nomination Rights Board Representative pursuant to Section 6.17(a), Parent and the Nominating and Governance Committee of the Board of Directors shall take such action as is required under applicable Legal Requirements or under the Charter Documents of Parent to include on the Board of Directors or in the slate of nominees recommended by the Board of Directors such person designated or nominated, as the case may be, by the Nomination Rights Holders pursuant to Section 6.17(a). Parent shall use its reasonable best efforts to have the Nomination Rights Board Representative elected as a director of Parent and Parent shall solicit proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors. For so long as the Nomination Rights Holders have the right to designate or nominate the Nomination Rights Board Representative, in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of the Nomination Rights Board Representative, the Nomination Rights Holders may designate or nominate, as applicable, another individual to be elected to fill the vacancy created thereby, and Parent hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

(d)         Parent shall maintain in effect at all times directors’ and officers’ indemnity insurance covering the Nomination Rights Board Representative to the same extent and on the same terms as any directors’ and officers’ indemnity insurance maintained by Parent with respect to the other non-executive members of the Board of Directors. Any directors’ and officers’ indemnity insurance shall be primary to any insurance coverage for the Nomination Rights Board Representative maintained by any other person. Upon the appointment of the Board Representatives to the Board of Directors, Parent and the Board Representatives shall enter into an indemnification agreement substantially similar to the form included as Exhibit 10.4 to Parent’s Form 10-K for the fiscal year ended December 31, 2019 (the “Indemnification Agreement”).

(e)          All obligations of Parent pursuant to this Section 6.17 relating to the Nomination Rights Board Representative shall terminate, and, upon request by the Board of Directors, the Nomination Rights Holders shall cause the Nomination Rights Board Representative to resign promptly from the Board of Directors, in each case upon the Nomination Rights Holders ceasing to have the right to designate or nominate a director pursuant to Section 5.1. All obligations of Parent pursuant to this Section 6.17 relating to the Other Board Representative shall terminate, and, upon request by the Board of Directors, the Other Board Representative will resign promptly from the Board of Directors, in each case upon the Other Board Representative ceasing to be employed by Parent or one of its Subsidiaries. Any vacancy created by such resignation may be filled by the Board of Directors or the shareholders of Parent in accordance its Charter Documents and applicable Legal Requirements.

6.18         Information Rights. From and after the date hereof and for so long as each Information Rights Holder or an Affiliate of such Information Rights Holder holds at least 25% of the Share Consideration, on an as-converted basis, issued to such Information Rights Holder hereunder, on an as-converted basis:

(a)           Parent will provide to such Information Rights Holder the annual, quarterly and periodic reports of Parent in the time periods required for the filing of such reports with the SEC as soon as reasonably practicable after they become available; provided, however, that the filing of such reports with the SEC shall satisfy such delivery requirement.

(b)           Parent will permit such Information Rights Holder and its representatives, at such Information Rights Holder’s expense, to reasonable and customary rights to the information of Parent and access to management of Parent, all at such reasonable times and as often as may be reasonably requested.

6.19         Tax Matters.

(a)           Transfer Taxes. Except as otherwise provided herein, all transfer, stamp, documentary, registration, recording, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) and all expenses of filing Tax Returns with respect to such Taxes will be borne one-half by Parent and one-half by the Company (as a Selling Expense). Each Person required by applicable law agrees to file, or cause to be filed, in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to such Transfer Taxes.

(b)           Tax Opinions.

(i)                     Each of Parent, Merger Sub I and Merger Sub II shall use its respective reasonable best efforts to, and cause each of their respective Subsidiaries to, (i) cause the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) obtain the opinion of counsel referred to in Section 7.1(k). Neither Parent, Merger Sub I, nor Merger Sub II shall take any action which (or fail to take any action, including failing to use its reasonable best efforts to proscribe any of its respective Subsidiaries from taking any action, the failure of which) could reasonably be expected to prevent or impede such qualification. In addition, at the request of the Company in connection with a Dividend Recapitalization, Parent shall cooperate in good faith to consider alternative structures for the transactions contemplated by this Agreement in order for the transactions to qualify as a reorganization described in Section 368(a)(1)(A) of the Code, including by converting Merger Sub II into a limited liability company treated as a disregarded entity for U.S. federal income tax purposes.

(ii)                    The Company shall use its reasonable best efforts to, and cause its Subsidiaries to, (i) cause the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) obtain the opinion of counsel referred to in Section 7.2(j). The Company shall not take any action which (or fail to take any action, including failing to use its reasonable best efforts to proscribe any of its Subsidiaries from taking any action, the failure of which) could reasonably be expected to prevent or impede such qualification.

(iii)                   Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, (i) each of the Parties shall report the Mergers for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code in all Tax Returns, and (ii) none of the Parties shall take any Tax reporting position inconsistent with the characterization of the transactions contemplated by this Agreement as a “reorganization” under Section 368(a) of the Code. The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(iv)                   Each of the Company and Parent shall use its reasonable best efforts to deliver to Goodwin Procter LLP (“Company’s Counsel”) and Willkie Farr and Gallagher LLP (“Parent’s Counsel”) (or to Company’s Replacement Counsel or Parent’s Replacement Counsel, in each case, if applicable) at such time or times as requested by the Company’s Counsel or Parent’s Counsel (or Company’s Replacement Counsel or Parent’s Replacement Counsel, in each case, if applicable) letters signed by an officer thereof and containing representations reasonably requested by Company’s Counsel and Parent’s Counsel for the purposes of obtaining (i) the tax opinion from Parent’s Counsel (or Parent’s Replacement Counsel, if applicable) described in Section 7.1(l) and (ii) the tax opinion from the Company’s Counsel (or Company’s Replacement Counsel, if applicable) described in Section 7.2(i) (such letters, the “Tax Representation Letters”). Each of Parent and the Company shall cooperate with one another and provide such other information as reasonably requested by requested by Parent’s Counsel or the Company’s Counsel (or Parent’s Replacement Counsel or Company’s Replacement Counsel, in each case if applicable) for purposes of rendering the opinions described in Sections 7.1(l) and 7.2(i).

6.20         VDR. No later than ten (10) Business Days following the date of this Agreement, the Company shall deliver to Parent a CD-ROM or flash drive containing the contents of the VDR as of the date of this Agreement.

6.21         Listing(a). As promptly as possible following the date hereof, Parent shall file a “Listing of Additional Shares Notification Form” for listing of the Share Consideration to be issued to the Accredited Investors pursuant to this Agreement and shall use its reasonable best efforts to cause Nasdaq to have completed its review of a "Listing of Additional Shares Notification Form" prior to the Closing Date.

6.22         [INTENTIONALLY OMITTED].

6.23         Form S-8. Parent will use commercially reasonable efforts to cause the Class A Common Stock issuable upon exercise of the Parent Options issued in substitution of the assumed Vested Substitute Options for which a Form S-8 registration statement is available to be registered with the SEC on Form S-8 in conjunction with the filing of the Merger Resale Shelf Registration Statement (as such term is defined in the Amended and Restated Registration Rights Agreement) (assuming timely receipt of all documentation relating to such Vested Substitute Options outstanding immediately prior to the First Effective Time and all opinions and consents required for such registration statement) to be registered with the SEC and will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such substitute Parent Options remain outstanding and Parent has one or more other Registration Statements on Form S-8 on file with the SEC and will reserve a sufficient number of shares of Class A Common Stock for issuance upon exercise or settlement thereof. The Company and its counsel will reasonably cooperate with and assist Parent in the preparation of such registration statement. The Form S-8 registration statement shall not cover the shares of Class A Common Stock subject to any Vested Substitute Options that are not Employee Options.

6.24        Excess Capital Equipment. Between the date of the physical inventory pursuant to Section 2.8(a) and the Closing, the Company shall not, and shall cause its Subsidiaries not to, sell, lease or otherwise dispose of or subject to any Lien any Excess Capital Equipment or agree or enter into any Contract to take any such action.

6.25         Section 16 Matters. Prior to the First Effective Time, the Parent shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Stock (including derivative securities with respect to such Company Common Stock) or acquisitions of Class A Common Stock (including derivative securities with respect to such Class A Common Stock) resulting from the transactions contemplated by this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, if applicable.

6.26         Related Party Transactions. Prior to the First Effective Time, the Company shall take all such actions as are necessary in order to terminate the Contracts set forth on or required to have been set forth on Section 4.18 of the Disclosure Schedule, other than those Contracts denoted with an asterisk on Section 4.18 of the Disclosure Schedule.

ARTICLE VII
CONDITIONS TO CLOSING

7.1           Conditions Precedent to Obligations of Parent, Merger Sub and Merger Sub II. The obligation of Parent, Merger Sub and Merger Sub II to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable Legal Requirements):

(a)           The Fundamental Representations of the Company shall be true and correct in all respects (except for Sections 4.2, which Section shall be true and correct in all but de minimis respects) as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), and except for Section 4.5, which shall be true and correct in all but de minimis respects, other than with respect to any inaccuracies that are corrected by the Company at no cost and without liability to any of Parent, Merger Sub or Merger Sub II prior to the Closing and reflected in the final version of the Closing Consideration Schedule delivered to Parent prior to the Closing. The Ordinary Reps made by the Company disregarding all qualifications and exceptions contained therein relating to “materiality” or “Material Adverse Effect”, other than with respect to Section 4.10(i), shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except for inaccuracies that, individually or in the aggregate, do not constitute a Material Adverse Effect.

(b)           Subject to Section 6.11(b)(v), the Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          There shall not be in effect any Order by a Governmental Entity of competent jurisdiction enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(d)           Any applicable approval or waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have been obtained or expired or been earlier terminated and any timing agreement delaying the Closing entered into in connection therewith shall have expired.

(e)           Since the date hereof, there shall not have been a Material Adverse Effect.

(f)            The Company Written Consent shall have been obtained.

(g)           No more than 3.5% of the shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time shall consist of Dissenting Shares.

(h)           The Company shall have delivered to Parent the items set forth in clauses (a), (b) and, if the Closing Date has not occurred by March 31, 2021, clause (c) of the definition of Required Financial Information, and such Required Financial Information remains Compliant as of the Closing Date.

(i)           Nasdaq shall have completed its review of a “Listing of Additional Shares Notification Form” for listing of the any Share Consideration on the Nasdaq CM; provided, that this condition will be disregarded if Parent has not fully complied with Section 6.21 and made the filing described therein within five (5) days of the Closing.

(j)            The Company Voting and Support Agreements listed in Section 7.1(j) of the Disclosure Schedule shall be in full force and effect at the Closing.

(k)           The Company shall have obtained all Consents and given all notices listed on Section 7.1(k) of the Disclosure Schedule.

(l)           Parent shall have received the written opinion of Parent’s Counsel (or if Parent’s Counsel is unable to issue such an opinion, of another nationally recognized law firm proposed by the Company that is reasonably acceptable to Parent (“Parent’s Replacement Counsel”)), dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, that notwithstanding the foregoing, if Parent’s Counsel or Parent’s Replacement Counsel is unable to render the opinion described in this Section 7.1(l) and but for a Dividend Recapitalization would be able to render the opinion described in this Section 7.1(l), the receipt of such opinion shall not be a condition of Parent to consummate the transactions contemplated by this Agreement. In rendering such opinion, Parent’s Counsel (or Parent’s Replacement Counsel, if applicable) shall be entitled to rely upon the representations contained in the Tax Representation Letters of Parent and the Company referred to in Section 6.19(b)(iv) hereto.

7.2           Conditions Precedent to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Legal Requirements):

(a)           The Fundamental Representations of Parent shall be true and correct (except for Sections 5.2 and 5.9, which Sections shall be true and correct in all but de minimis respects) as of the date hereof as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date). The Ordinary Reps made by Parent disregarding all qualifications and exceptions contained therein relating to “materiality” or “Parent Material Adverse Effect” shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except for changes that, individually or in the aggregate, do not constitute a Parent Material Adverse Effect.

(b)           Parent shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Parent on or prior to the Closing Date.

(c)           There shall not be in effect any Order by a Governmental Entity of competent jurisdiction enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(d)           Any applicable approval or waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have been obtained or expired or been earlier terminated and any timing agreement delaying the Closing entered into in connection therewith shall have expired.

(e)           Since the date hereof, there shall not have been a Parent Material Adverse Effect.

(f)            Parent shall have delivered to the Company a copy of the Certificate of Designations that has been filed with the Secretary of State of the State of Delaware.

(g)         Nasdaq shall have completed its review of a “Listing of Additional Shares Notification Form” for listing of the any Share Consideration on the Nasdaq CM.

(h)          The Parent Voting and Support Agreements shall be in full force and effect at the Closing or the Parent Stockholder Approval shall have been obtained.

(i)            The Company shall have received the written opinion of Company’s Counsel (or if Company’s Counsel is unable to issue such an opinion, of another nationally recognized law firm proposed by Parent that is reasonably acceptable to the Company (“Company’s Replacement Counsel”)), dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, that notwithstanding the foregoing, if Company’s Counsel or Company’s Replacement Counsel is unable to render the opinion described in this Section 7.2(i) and but for a Dividend Recapitalization would be able to render the opinion described in this Section 7.2(i), the receipt of such opinion shall not be a condition of the Company to consummate the transactions contemplated by this Agreement. In rendering such opinion, Company’s Counsel (or Company’s Replacement Counsel, if applicable) shall be entitled to rely upon the representations contained in the Tax Representation Letters of Parent and the Company referred to in Section 6.19(b)(iv) hereto.

ARTICLE VIII
INDEMNIFICATION

8.1           Representation and Warranty Insurance. Prior to the Closing, the Company shall use commercially reasonable efforts to provide to Parent such cooperation reasonably requested by Parent that is customary to obtain a claims made representation and warranty insurance policy (“Special Policy” ), including by reasonably assisting Parent in providing customary information as may reasonably be requested by any insurance broker or insurance carrier in connection therewith.

8.2           Indemnification by Company Equityholders. Subject to the provisions of this Article VIII, from and after the Closing, the Company Equityholders, solely from the Special Escrow Deposit, hereby agree to indemnify and hold harmless Parent, its Affiliates and each of their respective directors, managers, officers and Affiliates (collectively, the “Parent Indemnitees” or “Indemnified Parties”) from and against any and all Losses of such Parent Indemnitees resulting from or arising out of the Special Matter.

8.3           Survival. The representations and warranties in this Agreement and the covenants and agreements in this Agreement that by their terms are to be performed or complied with at or prior to the Closing (the “Pre-Closing Covenants” ), in each case, shall terminate effective as of the Closing, shall not survive the Closing for any purpose, and neither Parent or any of its Subsidiaries or any of its or their respective Affiliates nor the Company or any of its Subsidiaries or any Company Equityholder or any of its or their respective Affiliates shall have any liability with respect to any such representations or warranties or Pre-Closing Covenants, except in the case of Fraud. The Company Equityholders’ indemnification obligations under Section 8.2 shall survive until the settlement or other similar final resolution of the Special Matter (the “Special Matter Termination Date”). Any covenant or agreement contained herein that by its terms is to be performed or complied with after the Closing (“Post-Closing Covenants” ) shall survive the Closing until fully performed or fulfilled unless and only to the extent that non-compliance with such covenant or agreement is waived by the party entitled to such performance.

8.4           Limitations on Indemnification; Procedures.

(a)           The Special Escrow Deposit shall be the sole and exclusive source of recovery for any and all amounts payable to Parent or any of the other Parent Indemnitees pursuant to Article VIII, and then only for Losses resulting from or arising out of the Special Matter pursuant to Section 8.2 and in accordance with this Article VIII. Promptly following the Special Matter Termination Date, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to release and deliver from the Special Escrow Account, subject to the Escrow Agreement, any portion of the Special Escrow Deposit in excess of any unresolved bona fide claim made pursuant to Section 8.2 within five (5) Business Days after the Special Matter Termination Date, (i) to the Paying Agent, for further distribution to the Company Equityholders (other than holders of Vested Company Options that are Employee Options) and (ii) to Parent (or its designee) for further distribution to the holders of Vested Company Options that are Employee Options on the next regularly scheduled payment date, through the payroll system of Parent or a Subsidiary of Parent subject to applicable Tax withholding, in each case, in accordance with the percentage of such amount payable to each Company Equityholder based on their respective Pro Rata Shares as set forth in the Closing Consideration Schedule.

(b)          The amount of any and all Losses will be determined net of any current liability in respect of the Special Matter included in the calculation of Net Working Capital as of the Measurement Time as finally determined pursuant to Section 2.9(b). The amount of any and all Losses will also be determined net of any amounts actually recovered by any Parent Indemnitees under insurance policies or otherwise with respect to such Losses (and Parent will, and will cause its Subsidiaries to, use commercially reasonable efforts to recover under any applicable insurance policies).

8.5           Defense of the Special Matter. Following the Closing, the Indemnified Parties may assume defense of the Special Matter (and will use commercially reasonable efforts to successfully conduct such defense and promptly resolve the Special Matter); provided, however, that no Indemnified Party will agree to the entry of any judgment or enter into any settlement or compromise with respect to the Special Matter without the prior written consent of the Stockholder Representative, on behalf of the Company Equityholders (not to be unreasonably withheld, conditioned or delayed). The Stockholder Representative shall have the right to participate in the defense of the Special Matter and to employ counsel of its own choosing, at its own cost, for such purpose, in each case on behalf of the Company Equityholders.

8.6           Sole and Exclusive Recourse.

(a)           Each of Parent and the Company hereby acknowledge and agree that the Indemnified Parties’ sole and exclusive remedy following the Closing against the Company Equityholders with respect to any breach of, or inaccuracy in, any representation or warranty or the failure to perform under any Pre-Closing Covenant, and with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated by this Agreement, shall be the Special Policy and the Special Escrow Deposit, except for Fraud or any breach of, or inaccuracy in, or failure to perform under any covenant or obligation, in each case, set forth in any separate written agreement, document or instrument to which such Company Equityholder is a party or signatory (including, for the avoidance of doubt, failure to comply with any requirement in such agreement to comply with any provision of this Agreement).

(b)          For the avoidance of doubt, any adjustments made to the Aggregate Merger Consideration pursuant to Section 2.9 shall not be considered “remedies” for purposes of this Section 8.6 and shall not be limited by the terms of this Section 8.6.

8.7          [INTENTIONALLY OMITTED]

8.8           Treatment for Tax Purposes. For all applicable Tax purposes, each party hereto and its respective Affiliates agree to treat any indemnity payment under this Article VIII as an adjustment to the Aggregate Merger Consideration, unless otherwise required by applicable Legal Requirement.

8.9           Acknowledgement; Waiver.

(a)           EXCEPT IN THE CASE OF FRAUD OR ANY BREACH OR DEFAULT IN PERFORMANCE OF ANY POST-CLOSING COVENANT, OTHER THAN THE REMEDIES EXPRESSLY PROVIDED FOR IN THIS ARTICLE VIII IN RESPECT OF THE SPECIAL MATTER, THE PURCHASE PRICE ADJUSTMENT PROVISIONS OF SECTION 2.9, ANY AVAILABLE REMEDIES UNDER ANY OTHER TRANSACTION DOCUMENTS AND ITS RESPECTIVE RIGHTS OF SPECIFIC PERFORMANCE UNDER SECTION 10.8, EACH OF PARENT, THE COMPANY (FROM AND AFTER THE CLOSING), MERGER SUB AND MERGER SUB II, ON THEIR OWN BEHALF AND ON BEHALF OF THEIR AFFILIATES, HEREBY EXPRESSLY WAIVES AND RELEASES ANY REMEDY, LIABILITY AND ANY RIGHTS IT MAY HAVE AGAINST ANY COMPANY EQUITYHOLDER OR ANY OF THEIR RESPECTIVE AFFILIATES ARISING OUT OF, RELATING TO OR RESULTING FROM THIS AGREEMENT AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY PURSUANT TO LAW OR EQUITY OR OTHERWISE. FURTHERMORE, PARENT, THE COMPANY (FROM AND AFTER THE CLOSING), MERGER SUB AND MERGER SUB II, ON THEIR OWN BEHALF AND ON BEHALF OF THEIR AFFILIATES, EACH COVENANTS NOT TO SUE OR OTHERWISE THREATEN ANY CLAIM THAT INCLUDES ANY REMEDY WAIVED BY THE PRECEDING. PARENT, THE COMPANY (FROM AND AFTER THE CLOSING) MERGER SUB AND MERGER SUB II, ON THEIR OWN BEHALF AND ON BEHALF OF THEIR AFFILIATES, EACH AGREES THAT, TO THE EXTENT REQUIRED BY APPLICABLE LEGAL REQUIREMENT TO BE EFFECTIVE, THIS AGREEMENT AND THE WAIVERS AND RELEASES CONTAINED IN THIS SECTION 8.9(a) ARE CONSPICUOUS.

(b)          Without limiting the generality of Section 8.9(a), except for Fraud or for any breach or default of any Post-Closing Covenant, other than the remedies expressly provided for in this Article VIII, the purchase price adjustment provisions of Section 2.9, any available remedies under any other Transaction Documents and its rights of specific performance under Section 10.8, Parent, on its own behalf and on behalf of its Subsidiaries (including, after the Closing, the Company and its Subsidiaries), and any of its and their respective agents, successors and permitted assigns (including Parent, each, a “Waiving Party”), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Legal Requirement, any and all rights, claims and causes of action it may have against Company, any Company Equityholder or any of their respective Affiliates relating to the business conducted by the Company or any of its Subsidiaries, the operation of the Company and any of its Subsidiaries, or their respective businesses or relating to the subject matter of this Agreement or any of the transactions contemplated hereby, whether arising under, or based upon, any Legal Requirement (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived by the Waiving Parties. Parent, on its own behalf and on behalf of each Waiving Party, acknowledges and agrees that the Waiving Parties may not avoid such limitation on liability by seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived. The Parties acknowledge and agree that the limits imposed on the Waiving Parties’ remedies with respect to this Agreement and the transactions contemplated hereby were bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid by Parent hereunder.

(c)          EXCEPT FOR FRAUD (AS DEFINED IN THIS AGREEMENT) OR ANY BREACH OR DEFAULT OF ANY POST-CLOSING COVENANT, AND OTHER THAN THE REMEDIES PROVIDED FOR IN THIS ARTICLE VIII, THE PURCHASE PRICE ADJUSTMENT PROVISIONS OF SECTION 2.9, ANY AVAILABLE REMEDIES UNDER ANY OTHER TRANSACTION DOCUMENTS AND ITS RIGHTS OF SPECIFIC PERFORMANCE UNDER SECTION 10.8, PARENT, ON ITS OWN BEHALF AND ON BEHALF OF EACH WAIVING PARTY, EXPRESSLY AND IRREVOCABLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLES WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. PARENT, ON ITS OWN BEHALF AND ON BEHALF OF EACH WAIVING PARTY, ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF ANY STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. PARENT, ON BEHALF OF THE WAIVING PARTIES, ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

8.10        No Reliance. AS MODIFIED BY THE APPLICABLE DISCLOSURE SCHEDULE, THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY CONTAINED IN ARTICLE IV, AND OF PARENT, MERGER SUB AND MERGER SUB II IN ARTICLE V, OR IN ANY CERTIFICATE DELIVERED BY SUCH PARTY PURSUANT TO SECTION 2.3, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE PARTIES HERETO IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, AND SUCH CERTIFICATES DELIVERED BY SUCH PARTY PURSUANT TO SECTION 2.3, NEITHER COMPANY NOR PARENT MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY NATURE AND EACH OF COMPANY AND PARENT HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CONFIRMS THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V AND EACH PARTY ACKNOWLEDGES THAT THIS NO RELIANCE CONFIRMATION IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S WILLINGNESS TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION  8.10 OR OTHERWISE, NOTHING IN THIS SECTION  8.10 SHALL IN ANY MANNER (I) LIMIT EITHER PARTY’S RIGHTS UNDER ARTICLE VIII OR (II) LIMIT, OR BE TAKEN INTO ACCOUNT IN EVALUATING THE MERIT OF, ANY CLAIM OF FRAUD.

8.11        Non-Recourse. Any claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, performance or breach (whether willful, intentional or otherwise) of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as a Party. No Person who is not a named Party to this Agreement, including without limitation any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any named Party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities based upon, arising under, in connection with or related to this Agreement or for any claim based on, in respect of, arising out of, related to or by reason of this Agreement or its negotiation, execution, performance or breach (whether willful, intentional or otherwise); and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliate and expressly disclaims reliance on upon any Non-Party Affiliates with respect to the performance of this Agreement or any representation or warranty made (or alleged to have been made) in, in connection with, or as an inducement to this Agreement. Non-Party Affiliates are expressly intended as third party beneficiaries of this Section 8.11. Notwithstanding the foregoing, this Section 8.11 shall in no way limit the liabilities of Company Equityholders expressly set forth in the Company Voting and Support Agreements or Stock Letter of Transmittal.

ARTICLE IX
TERMINATION

9.1           Termination of Agreement. This Agreement may be terminated prior to the Closing only as provided below:

(a)           by Parent and Company if both agree to terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)           by either Parent or Company (with respect to each of the following, treating Parent, Merger Sub and Merger Sub II as one):

(i)                     if any Order of a Governmental Entity having the effect set forth in Section 7.1(c) or Section 7.2(c) shall be in effect and shall have become non-appealable, final and permanent at any time prior to the Closing and the terminating Party delivered written notice of such event to the other Party; provided, that no Party may terminate this Agreement pursuant to this Section 9.1(b)(i) if the Order described in this Section 9.1(b)(i) resulted primarily from such Party’s breach of any representation or warranty made by it herein or the failure of such Party to fulfill any of its covenants in this Agreement; and

(ii)                    at any time on or after May 31, 2021 (such date, as extended pursuant to Section 10.8, the “Outside Date”) upon written notice to the other Party if the transactions contemplated by this Agreement shall not have been consummated on or prior to such date; provided, that no Party may terminate this Agreement pursuant to this Section 9.1(b)(ii) if such Party is in breach of any representation or warranty made by it herein or has failed to fulfill any of its covenants in this Agreement, and such breach or failure has prevented the satisfaction of the other Party’s conditions to Closing hereunder or was the primary cause of the failure to consummate the Closing prior to the Outside Date.

(c)           by Parent, on the one hand, or Company, on the other hand, by written notice to the other, if the other shall have breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform: (i) would primarily give rise to the failure of a condition set forth in Section 7.1(a) or Section 7.1(b) (in the case of a breach or failure to perform by Company) or Section 7.2(a) or Section 7.2(b) (in the case of a breach or failure to perform by Parent) and (ii) cannot be or has not been cured prior to the earlier of: (A) the fifth (5th) Business Day prior to the Outside Date or (B) the date that is twenty (20) Business Days from the date that Parent or Company, as applicable, is notified by the other in writing of such breach or failure to perform; provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to (x) Parent if there has been a breach or failure to perform by Parent that would give the Company the right to terminate this Agreement pursuant to this Section 9.1(c) or (y) Company if there has been a breach or failure to perform by Company that would give Parent the right to terminate this Agreement pursuant to this Section 9.1(c) ;

(d)           by the Company, if (i) all the conditions set forth in Section 7.1 (other than those conditions that by their terms are required to be satisfied at the Closing, but all such conditions are then capable of being satisfied) shall have been satisfied or waived, (ii) the Parent has failed to consummate the Closing on the date on which the Closing is required to occur pursuant to Section 2.3, (iii) after the occurrence of the events described in the preceding clauses (i) and (ii), the Company has irrevocably (for the two (2) Business Day period described in the following clause (iii)) confirmed to Parent in writing that the Company is prepared and able to consummate the Closing in accordance with the terms of this Agreement, that if the Debt Financing were to be funded, will consummate the Closing in accordance with the terms of this Agreement and that all of the conditions to the Closing set forth in Section 7.2 have been satisfied or waived (other than conditions that, by their nature are to be satisfied at the Closing), and (iii) the Parent has failed to consummate the Closing within two (2) Business Days after such notification (it being understood that such confirmation remains in full force and effect at the close of business on such second (2nd) Business Day);

(e)           By Parent, if the Company shall have not delivered the executed Company Written Consent to Parent within twenty-four (24) hours of the execution of this Agreement; provided, that the right to terminate this Agreement under this Section 9.1(e) shall only be available to Parent until the earlier of (y) the date and time that the Company delivers the executed Company Written Consent to Parent and (z) the date that is five (5) Business Days after the execution of this Agreement; or

(f)           By Parent, if the Company shall have not delivered or caused to be delivered to Parent the executed Company Voting and Support Agreements listed on Section 7.1(j) of the Disclosure Schedule within twenty-four (24) hours of the execution of this Agreement; provided, that that the right to terminate this Agreement under this Section 9.1(f) shall only be available to Parent until the earlier of (y) the date and time that the Company delivers all such executed Company Voting and Support Agreements to Parent and (z) the date that is five (5) Business Days after the execution of this Agreement.

9.2            Effect of Termination.

(a)           In the event of the valid termination of this Agreement pursuant to Section 9.1, written notice thereof will be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made, and all obligations of the Parties hereunder (other than obligations under Section 6.2, Section 6.11(b)(ii), Section  6.24, this Section 9.2 and ARTICLE X, and any related definitions contained in any such Sections and Article, which shall survive termination) shall terminate without any liability of any Party to any other Party; provided, that notwithstanding the foregoing, subject to the terms and conditions of this Agreement, liability may exist for breach of, or otherwise with respect to, the provisions of this Agreement specified in the foregoing parenthetical (including, for the avoidance of doubt, Parent’s liability for the Termination Fee and Collection Costs, if applicable). Nothing in this Section 9.2 will be deemed to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement, subject to the terms and conditions of this Agreement. In the event of the termination of this Agreement, the Confidentiality Agreement will survive the termination of this Agreement for the period set forth therein.

(b)           In the event that this Agreement is validly terminated by the Company pursuant to Section 9.1(c) or Section 9.1(d) then Parent shall pay Sixty Million Dollars ($60,000,000) (the “Termination Fee”) to Company (or any designee of Company) within five (5) Business Days following such termination, payable by wire transfer of same day funds (it being understood that in no event shall Parent be required to pay the Termination Fee or any Collection Costs on more than one occasion). If Parent fails to promptly pay the Termination Fee when due pursuant to this Section 9.2, and, in order to obtain such payment, the Company commences a suit that results in a final and unappealable judgment against Parent for the payment of the Termination Fee, Parent shall pay to the Company or its designee its reasonable and documented out-of-pocket costs and expenses paid to independent third parties (including attorneys’ fees of outside counsel) in connection with any Action relating to the Termination Fee, together with interest on the Termination Fee at a rate per annum equal to four percent (4%) plus the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date of termination beginning on the date such payment was required to be made through the date of payment (such interest payment, together with the collection costs, the “Collection Costs”).

(c)          Notwithstanding anything to the contrary contained herein, except for (i) the Company’s remedies under the Confidentiality Agreement or in the event of Fraud, and (ii) the Company’s right to seek and obtain specific performance as to and to the extent permitted by Section 8.10 and the amounts contemplated by Section 10.8(c), the right of Company (or any designee of Company) to receive the Termination Fee (plus any Collection Costs, as applicable) pursuant to Section 9.2(b) (if payable pursuant to the terms thereof) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) of Company or any of its Affiliates against Parent and any of its Affiliates’ former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, advisers, attorneys, representatives, members, managers, general or limited partners or assignees (collectively, the “Parent Related Parties” ) for any and all breaches (whether knowing, willful, intentional or otherwise), losses, liabilities or damages, including, but not limited to, special, indirect or punitive damages, suffered or incurred by Company or any other Person in connection with this Agreement, the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither Company nor any other Person shall have any further or other recourse to, or rights or remedies against, or be entitled to bring or be entitled to assert, bring or maintain, and Company on behalf of itself and each its respective Affiliates, former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, representatives, members, managers, general or limited partners or assignees (collectively, the “Company Releasing Related Parties” ) hereby waives any right to assert, bring or maintain, any claim, demand, suit, action or proceeding against Parent any other Parent Related Party arising out of, under, or in connection with this Agreement, the negotiation, execution, performance, termination hereof, or breach of any representation, warranty, covenant or agreement hereunder (whether intentional, willful, negligent or otherwise) hereof, the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, whether by or through (a) attempted piercing of the corporate veil, (b) a claim by or on behalf of Parent or one of its Affiliates against another Parent Related Party or (c) any legal or equitable proceeding whether at law, in equity, in contract, in tort or otherwise.  For the avoidance of doubt, under no circumstances will Company or any other Company Releasing Related Party be entitled to any monetary amounts (whether money damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages) in excess of the amount of the Termination Fee (plus any Collection Costs, as applicable).  In the event this Agreement is terminated and Parent becomes obligated to pay the Termination Fee (plus any Collection Costs), no Company Releasing Related Party shall have the right to seek, obtain or be entitled to money damages (whether at law or in equity, in contract, in tort or otherwise) from any of Parent or Parent Related Parties in connection with this Agreement, the Debt Financing Commitment or in respect of any other agreement, theory of law or otherwise including for any breach, loss or damage under or related to this Agreement other than specifically set forth in this Section 9.2(c).   While the Company may pursue both (x) a grant of specific performance prior to the Closing pursuant to Section 10.8 and the amounts contemplated by Section 10.8(c), on the one hand, and (y) the payment of the Termination Fee (plus any Collection Costs, as applicable) pursuant to Section 9.2(b), on the other hand, under no circumstances shall the Company or any other Company Releasing Related Party be entitled to receive both (1) a grant of specific performance and the amounts contemplated by Section 10.8(c) and (2) all or any portion of the Termination Fee (plus any Collection Costs, as applicable); provided; however, that, in the event Parent is compelled to effect the Closing pursuant to an Order granting specific performance in accordance with the terms of this Agreement, and Parent fails to effect the Closing notwithstanding such Order, the Termination Fee would remain available to the Company in lieu of specific performance and the consummation of the Closing.  In addition, notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and of its Company Releasing Related Parties, hereby waives any claims against the Financing Parties and hereby agrees that in no event shall the Financing Parties have any liability or obligation to the Stockholder Representative, the Company or any Company Releasing Related Party relating to or arising out of this Agreement, the Debt Financing, the Debt Financing Commitments or the transactions contemplated hereby; provided, that notwithstanding the foregoing, nothing in this Section 9.2(c) shall in any way limit or modify the rights and obligations of Parent under the Debt Financing Commitments.

(d)          Notwithstanding anything to the contrary in the foregoing, the Parties acknowledge and agree that (i) the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and (ii) any payment of the Termination Fee (plus any Collection Costs, as applicable) is not a penalty but is liquidated damages in a reasonable amount that will compensate Company in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision and that, without these agreements, the parties would not enter into this Agreement.

(e)           In the event that this Agreement is validly terminated by Parent pursuant to Section 9.1(e) or 9.1(f), the Company shall pay to the Parent or its designee, or reimburse the Parent or its designee for, as applicable, the Purchasing Expenses. If Parent fails to promptly pay the Purchasing Expenses when due pursuant to this Section 9.2, and, in order to obtain such payment, Parent commences a suit that results in a final and unappealable judgment against the Company for the payment of the Purchasing Expenses, the Company shall pay to Parent or its designee its reasonable and documented out-of-pocket costs and expenses paid to independent third parties (including attorneys’ fees of outside counsel) in connection with any Action relating to the Purchasing Expenses, together with interest on the Purchasing Expenses at a rate per annum equal to four percent (4%) plus the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date of termination beginning on the date such payment was required to be made through the date of payment.

(f)            Notwithstanding this Article IX or anything in this Agreement to the contrary, subject to Section 10.8(b), Parent affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that Parent (or any of the Company or any of its Subsidiaries) obtain financing for or related to any of the transactions contemplated by this Agreement.

ARTICLE X
GENERAL

10.1        Entire Agreement. This Agreement, together with the Disclosure Schedule, the Confidentiality Agreement and the other Transaction Documents contain the sole and entire agreements between the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous discussions, understandings, negotiations, and agreements (whether written or oral) among the Parties or between any of them with respect to the subject matter of this Agreement and the other Transaction Documents.

10.2        Successor and Assigns; Third-Party Beneficiaries. Neither this Agreement, the Transaction Documents nor the rights and obligations hereunder or thereunder may be assigned, subcontracted or otherwise delegated or transferred without the prior written consent of the Stockholder Representative, Parent and Company. All of the terms, covenants, representations, warranties and conditions of this Agreement will be binding upon, and inure solely for the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns (and in the case of indemnities, for the benefit of all Persons indemnified). Nothing herein expressed or implied is intended or will be construed to confer upon or to give to any Person that is not a Party any rights, claims or remedies under or by reason of this Agreement or the other Transaction Documents, except as set forth in Section 6.3, Section 8.4, Section 8.11 and Section 10.10 and for parties expressly entitled to the protection of any indemnification provision of this Agreement. Notwithstanding the foregoing, each Financing Party is an express third party beneficiary of Sections 9.2, 10.3, 10.5 and this Section 10.2 and may enforce such provisions as if direct parties to this Agreement. Notwithstanding anything in this Agreement to the contrary, each Company Equityholder is an express third party beneficiary of Sections 6.13, 6.14, 6.16, 6.17, 6.21, 8.9, 8.10, and 8.11 and the Stockholder Representative may enforce such provisions on behalf of each Company Equityholder.

10.3        Amendments. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Parent, the Stockholder Representative and Company. The failure of any Party at any time or times to require performance of any provisions hereof will in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. Notwithstanding the foregoing, Sections 9.2, 10.2, 10.5 and this Section 10.3 and the definitions related thereto (solely as used in such sections) may not be amended in a manner materially adverse to any Financing Party without the prior written consent of such Financing Party.

10.4        Notices. Unless otherwise provided herein, all notices, requests, consents, approvals, demands and other communications to be given hereunder (collectively, “Notices”) will be in writing and will be deemed given upon (a) email transmission (so long as such transmission does not generate an error message or notice of non-delivery) to the extent transmitted by 5:00 p.m. (local time of recipient) on a Business Day or if transmitted after such time on a Business Day or any other day, the Business Day next following the day of the transmission of e-mail, (b) confirmed delivery by a reputable overnight carrier or when delivered by hand, (c) actual receipt or (d) the expiration of four (4) Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice):

If to Parent, to:

AdaptHealth Corp.

220 W. Germantown Pike, Suite 250

Plymouth Meeting, PA

Attn: General Counsel
Email: cjoyce@adapthealth.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Michael E. Brandt and Danielle Scalzo

Email: mbrandt@willkie.com and dscalzo@willkie.com

If to Company, to:

AeroCare Holdings, Inc.

3325 Bartlett Blvd.

Orlando, FL 32811

Attn: Stephen P. Griggs

Email: sgriggs@aerocareusa.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018-1405

Attention: Stuart L. Rosenthal and Matthew M. Mauney

Email: srosenthal@goodwinlaw.com

     mmauney@goodwinlaw.com

If to the Stockholder Representative, to:

Peloton Equity, LLC

c/o Peloton Equity

66 Field Point Road, 2nd Floor

Greenwich, CT 06830

Attention: General Counsel & Ted Lundberg

Email: tlundberg@pelotonequity.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018-1405
Attention: Stuart L. Rosenthal and Matthew M. Mauney
Email: srosenthal@goodwinlaw.com
            mmauney@goodwinlaw.com

10.5        Governing Law; Venue; Service of Process; Waiver of Jury Trial.

(a)               This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)               Each of the Parties hereto irrevocably and unconditionally agrees that any and all disputes, claims or proceedings arising out of, relating to or in connection with this Agreement or its subject matter and the rights and obligations arising hereunder, or for recognition and enforcement of any settlement or judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, a state or federal court sitting in the State of Delaware). Each of the Parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.4 or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Agreement, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of Notices in Section 10.4. Nothing in this Section 10.5, however, shall affect the right of any Party hereto to serve legal process in any other manner permitted by law.

(c)               EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH (INCLUDING THE DEBT FINANCING COMMITMENT), OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR OMISSIONS OF ANY PARTY IN CONNECTION WITH ANY SUCH AGREEMENTS, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD-PARTY CLAIM OR OTHERWISE. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(d)               Notwithstanding anything herein to the contrary, each of the parties hereto agrees (i) that it will not bring or support, or permit any its Affiliates to bring or support, any Legal Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties arising out of, or relating to, the transactions contemplated hereby, the Debt Financing Commitments, the Debt Financing or the performance of services thereunder or related thereto in any forum other than the state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court, (ii) to waive and hereby waives any right to trial by jury in respect of any such Legal Proceeding and (iii) that any such Legal Proceeding shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such State that would result in the application of the laws of any other state.

10.6        Severability. In the event that any of the provisions hereof is held to be invalid or unenforceable under applicable Legal Requirements, the remaining provisions hereof will not be affected thereby. In such event, the Parties hereto agree and consent that such provisions and this Agreement will be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to those provisions which were held to be invalid or unenforceable.

10.7        Transaction Costs and Expenses. Except as otherwise expressly provided in this Agreement, the Company and the Stockholder Representative, on the one hand, and Parent, Merger Sub and Merger Sub II, on the other hand, shall bear all of their own costs, fees and expenses, if any, incurred by or on their behalf in connection with this Agreement, the other Transaction Documents and the transactions covered hereby; provided, that fees associated with the Paying Agent and the Escrow Agent, all filing fees pursuant to the HSR Act, and the premiums of the Tail Policy (subject to the proviso in Section 6.3(b)) and the Special Policy each shall be borne equally by the Company and Parent; provided, further, that any Transfer Taxes that arise from the consummation of the transactions contemplated by this Agreement shall be borne as set forth in Section 6.19(a). The costs, fees and expenses to be paid by the Company may be (a) paid by the Company prior to the Closing or (b) included in Selling Expenses and thus taken into consideration in the calculation of the Aggregate Merger Consideration.

10.8        Specific Enforcement.

(a)               Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including by failure to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or were otherwise breached (including the obligation of the Parties to consummate such transactions contemplated by this Agreement in accordance with the terms and subject to the conditions of this Agreement).  Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to the valid termination of this Agreement and, as and when required pursuant to Section 9.2, payment of the Termination Fee (plus any Collection Costs, as applicable) to the Company, each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the other Party’s breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement including Parent’s (subject to Section 10.8(b)) or the Company’s obligation to consummate the transactions contemplated by this Agreement if required to do so hereunder. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity, and (y) any requirement under Legal Requirement to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b)               Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that the Company shall not be entitled to specific performance or other equitable remedies (or to seek specific performance or other equitable remedies) to cause Parent to effect the Closing, unless (i) all conditions in Sections 7.1 have been satisfied or waived (other than those conditions that by their terms are required to be satisfied at the Closing, but all such conditions are then capable of being satisfied), (ii) the Debt Financing has been funded in accordance with the terms thereof or the Financing Parties have confirmed in writing that such Debt Financing will be funded at the Closing, (iii) the Company irrevocably (for the two (2) Business Day period described in the following clause (iv)) has notified Parent in writing that all of the conditions in Section 7.2 have been satisfied or waived (other than those conditions that by their terms are required to be satisfied at the Closing, but all such conditions are then capable of being satisfied) and that the Company is ready, willing and able to consummate the Closing if specific performance is granted and the Debt Financing is funded, and (iv) Parent failed to consummate the Closing within two (2) Business Days following the date the Closing was required to have occurred pursuant to Section 2.2. In the event this Agreement is terminated, other than the Termination Fee (plus any Collection Costs) or any amounts contemplated by Section 10.8(c), no Company Releasing Related Party shall have the right to seek, obtain or be entitled to money damages (whether at law or in equity, in contract, in tort or otherwise) from any of Parent or Parent Related Parties in connection with this Agreement, the Debt Financing Commitment or in respect of any other agreement, theory of law or otherwise including for any breach, loss or damage under or related to this Agreement other than specifically set forth in Section 9.2(b).While the Company may pursue both (x) a grant of specific performance prior to the Closing pursuant to Section 10.8 and the amounts contemplated by Section 10.8(c), on the one hand, and (y) the payment of the Termination Fee (plus any Collection Costs, as applicable) pursuant to Section 9.2(b), on the other hand, under no circumstances shall the Company or any other Company Releasing Related Party be entitled to receive both (1) a grant of specific performance and the amounts contemplated by Section 10.8(c) and (2) all or any portion of the Termination Fee (plus any Collection Costs, as applicable); provided; however, that, in the event Parent is compelled to consummate the Closing pursuant to a valid Order granting specific performance made in accordance with the terms of this Agreement, and Parent fails to so consummate the Closing notwithstanding such Order, then the Termination Fee would remain available to the Company in lieu of specific performance and the consummation of the Closing. Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that (x) in no event shall the Company or any other Person be entitled to enforce, seek to enforce, or seek the remedy of specific performance with respect to Parent’s rights under the Debt Financing Commitments against the Debt Financing Sources or (y) be entitled to specific performance or other equitable remedies (or to seek specific performance or other equitable remedies) to cause Parent to effect the Closing if the Debt Financing has not been funded (or will not be funded at the Closing if the transactions completed by this Agreement shall be consummated at the Closing).

(c)               To the extent that any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date will automatically be extended to (i) the twentieth (20th) Business Day after such Legal Proceeding is no longer pending or (ii) such other date established by the Governmental Entity presiding over such Legal Proceeding. In the event that any aggrieved Party or Parties prevail in any final and unappealable judgment of any Legal Proceeding commenced to enforce the terms of this Section 10.8 all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by such aggrieved Party or Parties in such Legal Proceeding will be reimbursed by the non-prevailing Party.

10.9        Disclosure Schedule. The Disclosure Schedule is incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in the Disclosure Schedule shall be deemed to refer to this entire Agreement, including the Disclosure Schedule. The Disclosure Schedule has been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however any information set forth in or incorporated into any section of the Disclosure Schedule shall be deemed to be disclosed in any other section of the Disclosure Schedule to the extent that (i) it is reasonably apparent on the face of such disclosure that such information is relevant to such other section thereof or (ii) such information is cross-referenced in such other section thereof. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedule shall not (a) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) be deemed or interpreted to expand the scope of Company’s representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission to any third party of liability or obligation regarding such matter. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule; such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. The specification of any dollar amount in the representations or warranties contained in this Agreement or included in the Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts in any dispute or controversy as to whether any obligation, item or matter not described therein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.

10.10    Appointment of the Stockholder Representative.

(a)               By executing a Stock Letter of Transmittal or the Company Written Consent or, in the case of a Company Optionholder, participating in the Mergers and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Mergers, each Company Equityholder shall be deemed to have irrevocably constituted and appointed, effective from and after the date hereof, the Stockholder Representative as the representative, agent, proxy and attorney-in-fact for and on behalf of each Stockholder to act as the Stockholder Representative for all purposes in connection with this Agreement and any agreements ancillary hereto with full power and authority to take all actions under this Agreement and any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement.

(b)               The Stockholder Representative shall have the authority to take any and all actions it believes are required, permitted, necessary, desirable or appropriate under this Agreement or any agreement ancillary hereto, including giving and receiving any notice or instruction permitted or required under this Agreement, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto or thereto, conducting negotiations with Parent, Merger Sub or Merger Sub II or any Surviving Company and their respective agents regarding such claims, dealing with Parent and any Surviving Company under this Agreement, taking any other actions specified in or contemplated by this Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Company Equityholders authorize the Stockholder Representative to act for and on behalf of the Company Equityholders as if the Company Equityholders were acting on their own behalf, including:

(i)                       taking any and all actions as the Stockholder Representative may, in its sole discretion, deem necessary or advisable in respect of: (A) waiving any inaccuracies in the representations or warranties of Parent, Merger Sub I or Merger Sub II contained in this Agreement or in any document delivered by Parent, Merger Sub I or Merger Sub II in connection with this Agreement or the transactions contemplated hereby; (B) taking such other action as the Stockholder Representative is authorized to take under this Agreement (including executing and delivering any documents and incurring any costs and expenses, in each case, on behalf of the Company Equityholders); (C) receiving all documents or certificates and making all determinations required under this Agreement; (D) making any and all determinations and taking all such actions which may be required or permitted in connection with the implementation of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby or to otherwise carry out the responsibilities of the Stockholder Representative contemplated by this Agreement or any Transaction Documents, including any waiver of any obligation of Parent, Merger Sub I, Merger Sub II or any Surviving Company;

(ii)                   giving and receiving notices, documents and communications given or to be given to or by the Company Equityholders under or in connection with this Agreement and/or any of the Transaction Documents and accepting service of legal process in connection with any Legal Proceeding arising in connection with this Agreement;

(iii)                  negotiating, defending, settling, compromising and otherwise handling and resolving any and all claims and disputes with Parent, Merger Sub, Merger Sub II, the Surviving Company (but only from and after the Closing) and any other Parent Indemnitees arising out of or in connection with this Agreement or the Transaction Documents;

(iv)                   retaining legal counsel, accountants, consultants and other experts and incurring other expenses in connection with all matters and things set forth or necessary with respect to this Agreement or the Transaction Documents and the transactions contemplated hereby and thereby as the Stockholder Representative may in its sole discretion deem necessary or advisable; and

(v)                    making any other decision or election or exercising such rights, power and authority as are incidental to the foregoing.

(c)               Upon execution of a Stock Letter of Transmittal or the Company Written Consent, each Company Equityholder acknowledges and agrees (i) that upon any delivery by the Stockholder Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Stockholder Representative, such Company Equityholder shall be bound by such documents as fully as if such Company Equityholder had executed and delivered such documents and (ii) to be bound by the provisions set forth in this Section 10.10 as if they were a party to this Agreement.

(d)              The Stockholder Representative may resign at any time. Upon the resignation, death, disability or incapacity of the initial Stockholder Representative, then such Person as is appointed by the Company Equityholders who held a majority of the voting power of the Company Capital Stock immediately prior to the Closing shall become the Stockholder Representative; provided, that no appointment of a successor shall be effective prior to the delivery to Parent of written notice thereof from such Company Equityholders.

(e)              In the performance of its duties hereunder, the Stockholder Representative shall be entitled to (i) rely upon any document or instrument reasonably believed by it to be genuine and (ii) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so. Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Stockholder Representative in connection herewith shall be absolutely and irrevocably binding upon the Company Equityholders as if such Company Equityholder had taken such action, exercised such rights, power or authority or made such decision or determination in its individual capacity, and Parent may rely upon such action, exercise of right, power, or authority or such decision or determination of the Stockholder Representative as the action, exercise, right, power, or authority, or decision or determination of such Company Equityholders, and no Company Equityholder shall have the right to object, dissent, protest or otherwise contest the same. Parent is hereby relieved from any liability to any Person for any acts done by the Stockholder Representative and any acts done by Parent in accordance with any decision, act, consent or instruction of the Stockholder Representative.

(f)                The Stockholder Representative (including in respect of its holding and disbursement of the Representative Expense Amount) will incur no liability of any kind with respect to any action or omission by the Stockholder Representative in connection with the Stockholder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Stockholder Representative’s fraud or willful misconduct in connection with this Agreement; provided, that in no event shall the Stockholder Representative be liable hereunder or in connection herewith for any indirect, punitive or special damages. The Stockholder Representative may, in all questions arising under this Agreement, rely on the advice of counsel and other experts and advisers and shall not be liable for any action or omission pursuant to the advice of counsel or any other experts or advisers. The Company Equityholders will indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto and for service as the Stockholder Representative, in each case as such Representative Loss is suffered or incurred by the Stockholder Representative or any of its Affiliates and any of their respective managers, directors, officers, employees, agents, members, partners, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case, relating to the Stockholder Representative’s conduct as Stockholder Representative; provided, that in the event that any such Representative Loss is finally adjudicated by a court of competent jurisdiction to have been directly caused by the fraud or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Equityholders the amount of such indemnified Representative Loss to the extent attributable to such fraud or willful misconduct. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this Section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(g)               The Stockholder Representative will be entitled to full reimbursement for all expenses, disbursements and advances (including service fees and disbursements of its counsel, experts, advisors, consultants, agents or other representatives, including Affiliates of the Stockholder Representative) incurred by or on behalf of the Stockholder Representative in such capacity from the Representative Expense Amount in accordance with the terms of this Agreement. If not paid directly to the Stockholder Representative by the Company Equityholders, any such expenses, disbursements and advances or other Representative Losses may be recovered by the Stockholder Representative from the Representative Expense Amount and/or the amounts in the Adjustment Escrow Account at such time as remaining amounts would otherwise be distributable to the Company Equityholders; provided, that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Equityholders from their obligation to promptly pay such losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Equityholders or otherwise. Funds held as the Representative Expense Amount need not be invested and shall accrue no interest. In furtherance of the foregoing, notwithstanding anything in this Agreement to the contrary, the Stockholder Representative shall have the power and authority to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to be paid to the Company Equityholders (in the case of the Company Optionholders, through any Surviving Company) pursuant to this Agreement at the Closing or thereafter (including to establish such reserves as the Stockholder Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable). To the extent that the amount included in the Representative Expense Amount exceeds such expenses, disbursements or advances, the Stockholder Representative will, at such time as it deems reasonable in its sole discretion, pay such excess to the Company Equityholders in accordance with their respective percentages contributed to the Representative Expense Amount set forth on the Closing Consideration Schedule; provided, that any of such amount allocable to Company Optionholders shall be paid to the Second Surviving Company for further distribution to the Company Optionholders in accordance with the Closing Consideration Schedule.

(h)               The appointment of the Stockholder Representative hereunder is duly made and irrevocable and any action taken by the Stockholder Representative pursuant to the authority granted in this Section 10.10 shall be effective and binding as the action of the Stockholder Representative under this Agreement.

10.11    Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which will constitute one agreement. Execution and delivery of this Agreement by exchange of facsimile or other electronically transmitted counterparts bearing the signature of a Party shall be equally as effective as delivery of a manually executed counterpart of such Party.

10.12    Further Assurance. If at any time after the Closing any further action is reasonably necessary or desirable to fully effect the transactions contemplated by this Agreement, each of the Parties will, subject to the terms and conditions hereof, take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request in connection therewith.

10.13    Legal Representation.

(a)               Each of the Parties acknowledges and agrees that Goodwin Procter LLP (“Goodwin” ) has acted as counsel to the Company, the Company’s Subsidiaries and the Stockholder Representative and certain of the Company Equityholders in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby.

(b)               Parent hereby consents and agrees to, and agrees to cause the Surviving Companies and their respective Subsidiaries to consent and agree to, Goodwin representing the Stockholder Representative and/or any of the Company Equityholders after the Closing, including with respect to disputes in which the interests of the Stockholder Representative or a Company Equityholder may be directly adverse to Parent and its Subsidiaries (including the Surviving Companies and their respective Subsidiaries), and even though Goodwin may have represented the Company its Subsidiaries and/or certain of the Company Equityholders in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company, its Subsidiaries and/or certain of the Company Equityholders. Parent further consents and agrees to, and agrees to cause the Surviving Companies and their respective Subsidiaries to consent and agree to, the communication by Goodwin to the Stockholder Representative and/or any Company Equityholder in connection with any such representation of any fact known to Goodwin arising by reason of Goodwin’s prior representation of the Company, Subsidiaries and/or certain of the Company Equityholders.

(c)               In connection with the foregoing, Parent hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Companies and their respective Subsidiaries to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Goodwin’s prior representation of the Company, its Subsidiaries and/or certain of the Company Equityholders in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby and (ii) Goodwin’s representation of the Stockholder Representative and/or any Company Equityholder prior to and after the Closing.

(d)               Parent further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Companies and their respective Subsidiaries, that all communications in any form or format whatsoever between or among any of Goodwin, the Company, any of the Company’s Subsidiaries, the Stockholder Representative, any Company Equityholder, or any of their respective directors, officers, employees or other representatives to the extent related to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Company Equityholders, shall be controlled by the Stockholder Representative on behalf of the Company Equityholders and shall not pass to or be claimed by Parent, the Surviving Companies or any of their respective Subsidiaries. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Stockholder Representative and the Company Equityholders, shall be controlled by the Stockholder Representative on behalf of the Company Equityholders and shall not pass to or be claimed by Parent, the Surviving Companies or any of their Subsidiaries.

(e)               Notwithstanding the foregoing, in the event that a dispute arises between Parent, any Surviving Company or any of their Subsidiaries, on the one hand, and a third party other than the Stockholder Representative, any Company Equityholder or any of their Affiliates, on the other hand, Parent, such Surviving Company or its Subsidiaries may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Parent, any Surviving Company or its Subsidiaries may waive such privilege without the prior written consent of the Stockholder Representative. In the event that Parent, any Surviving Company or any of their Subsidiaries is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, Parent shall immediately (and, in any event, within two (2) Business Days) notify the Stockholder Representative in writing (including by making specific reference to this Section 10.13(e)) so that the Stockholder Representative can seek a protective order and Parent agrees to use all commercially reasonable efforts to assist therewith.

(f)                To the extent that Privileged Deal Communications maintained by Goodwin constitute property of its clients, only the Stockholder Representative shall hold such property rights and Goodwin shall have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between Goodwin, on the one hand, and Parent, the Company or any of its Subsidiaries, on the other hand.

(g)               Parent agrees that it will not, and that it will cause each Surviving Company and each of its Subsidiaries not to, (i) access or use the Privileged Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Stockholder Representative waive the attorney-client or other privilege, or by otherwise asserting that Parent, the Company or any Subsidiary thereof has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications from Goodwin or any other Person. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if, prior to the Closing, the Company, any of the Company’s Subsidiaries, the Stockholder Representative and/or any Company Equityholder, or any of their respective directors, officers, employees or other representatives, takes any action to protect from access or remove from the premises of the Company or any of the Subsidiaries of the Company (or any offsite back-up or other facilities) any Deal Communications, including without limitation by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

COMPANY:

AEROCARE HOLDINGS, INC.

By:	/s/ Stephen P. Griggs
Name: Stephen P. Griggs
Title: Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

STOCKHOLDER REPRESENTATIVE:

PELOTON EQUITY, LLC

By:	/s/ Theodore B. Lundberg
Name: Theodore B. Lundberg
Title: Manager

[Signature page to Agreement and Plan of Merger]

PARENT:

ADAPTHEALTH CORP.

By:	/s/ Luke McGee
Name: Luke McGee
Title: Chief Executive Officer

MERGER SUB:

AH APOLLO MERGER SUB INC.

By:	/s/ Luke McGee
Name: Luke McGee
Title: Chief Executive Officer

MERGER SUB II:

AH APOLLO MERGER SUB II INC.

By:	/s/ Luke McGee
Name: Luke McGee
Title: Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

Exhibit A

DEFINITIONS

“Accredited Investor” means a Person that (a) is, as of the First Effective Time, an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act and (b) delivers an executed Accredited Investor Questionnaire to Parent by the Accredited Investor Questionnaire Deadline stating that such Person is an “accredited investor” and agreeing to the transfer restrictions related to the Share Consideration contained therein, unless the Company otherwise determines that such Company Equityholder is not an Accredited Investor

“Adjustment Escrow Account” means the escrow account created pursuant to the Escrow Agreement in respect of the Adjustment Escrow Deposit.

“Adjustment Escrow Deposit” means $10,000,000.

“Affiliate” means, with respect to an entity, any other entity controlling, controlled by or under common control with such entity. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by Contract or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.

“Aggregate Exercise Amount” means the aggregate per share exercise price of all of the Vested Company Options (including, for the avoidance of doubt, any Vested Company Options that are Vested Substitute Options), in each case outstanding immediately prior to the First Effective Time.

“Aggregate Merger Consideration” means an amount equal to (1) $1,100,000,000; plus (2) the Aggregate Parent Stock Value, minus (3) the Selling Expenses; minus (4) the Closing Indebtedness; plus (5) the Closing Cash; plus (6) the Net Working Capital Adjustment Amount as of the Measurement Time (which may be a positive or negative dollar amount); plus (7) the Aggregate Exercise Amount plus (8) the Excess Capital Equipment Adjustment; minus (9) the Final Provider Relief Adjustment; plus (10) the M&A Adjustment.

“Aggregate Parent Stock Value” means an amount equal to the Share Consideration Amount multiplied by the Parent Stock Value.

“Aggregate Shares” means the sum of (a) the number of shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time including, for the avoidance of doubt, without duplication, the aggregate number of shares of Company Common Stock issuable upon conversion of shares of Company Series C Preferred Stock as contemplated by Section 2.4(b), plus (b), without duplication of any shares included in (a), the aggregate number of shares of Company Common Stock issuable upon exercise of the Vested Company Options that are outstanding immediately prior to the First Effective Time.

“Aggregate Stimulus Funds” means the aggregate amount of stimulus funds or other similar amounts received by the Company or any of its Subsidiaries in connection with and pursuant to any COVID-19 related Legal Requirement, including programs created by the CARES Act.

“AI Aggregate Shares” means the number of Aggregate Shares held by Accredited Investors.

“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of July 1, by and between the Company and certain of its equityholders, as amended by the Amendment to the Registration Rights Agreement, dated as of the date hereof.

“Anti-Corruption Laws” means U.S. Foreign Corrupt Practices Act of 1977, as amended, and similar Legal Requirements in any applicable foreign jurisdiction.

“Borrowed Money Debt” means, with respect to the Company and its Subsidiaries, any Indebtedness contemplated by clauses (a) or (b) of the definition thereof, including any Indebtedness incurred in connection with a Dividend Recapitalization.

“Business” means the business of the Company and its Subsidiaries as conducted during the twelve (12) months immediately preceding the Closing Date.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by law to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash on Hand” means all cash and cash equivalents of the Company and its Subsidiaries, in each case, determined in accordance with the Preparation Methodology, but excluding (a) Restricted Cash, (b) any security deposits, (c) cash funded on the Closing Date by the Parent or any of its Affiliates and (d) any amounts held for the benefit of a Person that is not the Company or its Subsidiaries, including any security deposit or escrow. For the avoidance of doubt, Cash on Hand shall (i) be calculated net of issued but uncleared checks and drafts written or issued by the Company or its Subsidiaries and (ii) include (A) checks, deposits in transit (to the extent any corresponding asset was correspondingly reduced in Net Working Capital) and drafts deposited for the account of the Company or any of its Subsidiaries and (B) any deposits and cash held as collateral in respect of outstanding letters of credit.

“Cash Option Consideration” means, in respect of each Vested Cash-Out Option, an amount in cash equal to (a) (i) the Common Per Share Amount, minus (ii) the applicable per share exercise price of such Vested Cash-Out Option multiplied by (b) the number of shares of Company Common Stock issuable upon exercise of such Vested Cash-Out Option as of immediately prior to the First Effective Time.

“Certificate of Designations” means the Series C Certificate of Designation, Preferences and Rights, in substantially the form attached hereto as Exhibit L.

“Change in Control Payment” means any transaction, retention, change in control or similar bonuses, severance payments and other employee-related change of control payments payable by the Company or its Subsidiaries as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith to the extent such amounts are accrued (or required to be accrued) as of the Closing Date) solely as a result of the consummation of the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, a severance payment for an employee of the Company or its Subsidiaries (including the employer portion of any withholding, payroll, employment or similar Taxes associated therewith) that is triggered by the occurrence of (i) the transactions contemplated by this Agreement, followed by (ii) a subsequent termination at or after the Closing Date of such employee’s employment with the Company or any of its Subsidiaries shall not be deemed a Change in Control Payment, unless such employee has the right to resign and collect severance solely as a result of the transactions contemplated by this Agreement without any additional act or omission by Parent or any of its Affiliates.

“Charter Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation or association and by-laws, the limited liability company agreement, or limited partnership agreement or other agreement or agreements that establish the legal personality of such Person, together with any stockholders agreement by and between such Person and its equityholders, in each case as amended to date.

“Claim” means (a) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (b) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

“Closing Cash” means the Cash on Hand held by the Company and its Subsidiaries as of the Measurement Time.

“Closing Indebtedness” means the aggregate amount of Indebtedness as of immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any amending or superseding tax laws of the United States of America.

“Common Per Share Amount” means the quotient of (a) the Estimated Aggregate Merger Consideration, divided by (b) the Aggregate Shares.

“Common Per Share Cash Amount” means an amount in cash equal to (a) the Common Per Share Amount minus (b) the Value of the Common Per Share Stock Issuance Amount.

“Common Per Share Stock Issuance Amount” means the number of shares equal to a fraction, the numerator of which is (a) the Share Consideration Amount, and the denominator of which is (b) the AI Aggregate Shares.

“Common Stock Share Consideration” means a number of shares of Common Stock equal to the lesser of (i) the Share Consideration Amount and (ii) the maximum number of shares of Common Stock as are issuable by the Company without obtaining prior shareholder approval pursuant to Nasdaq listing rule 5635.

“Common Stockholder” means any holder of Company Common Stock immediately prior to the First Effective Time.

“Company Capital Stock” means the Company Common Stock and the Company Series C Preferred Stock taken together.

“Company Common Stock” means shares of common stock, par value $0.001 per share, of the Company.

“Company Equity Plan” means AeroCare Holdings, Inc. 2012 Stock Option and Grant Plan.

“Company Equityholders” means the Stockholders and the Company Optionholders.

“Company Option” means an option, whether vested or unvested, to purchase Company Common Stock issued under the Company Equity Plan.

“Company Optionholder” means each holder of Company Options.

“Company Series C Preferred Stock” means the Series C Preferred Stock, par value $0.001 per share, of the Company.

“Company Systems” means all of the following owned, used by or for, or otherwise relied on by, the Company or any of its Subsidiaries: computers, servers, hardware, software, firmware, middleware, databases, networks, routers, hubs, switches, data communication and telecommunication equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or software systems, including any outsourced systems and processes (e.g., hosting locations).

“Compliant” means, with respect to any Required Financial Information, that (a) such Required Financial Information, taken as a whole, does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financial Information not misleading, in light of the circumstances under which the statements contained in such Required Financial Information were made, (b) such Required Financial Information complies with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of debt securities on Form S-1 by a non-accelerated filer (or non-large accelerated filer) (excluding the Excluded Information and other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities), (c) the Company’s auditors have not objected to the use of their audit opinion(s) related to any audited financial statements (of the Company and its Subsidiaries) included in the Required Financial Information that is to be included in a customary offering memorandum for the offering of high yield debt securities by Parent and (d) the financial statements and other financial information of the Company and its Subsidiaries included in the Required Financial Information that is to be included in a customary offering memorandum for the offering of high yield debt securities by Parent (or one of its Affiliates) are of a date and are otherwise sufficient, in each case, to permit the Company’s independent accountants to issue customary “comfort” letters with respect to such financial statements and financial information to the Debt Financing Sources providing the portion of the Debt Financing consisting of high yield debt securities (including customary “negative assurance” comfort) in order to consummate any offering by Parent (or one of its Subsidiaries) of non-convertible high yield debt securities under Rule 144A.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of June 11, 2018, between QMES LLC and AeroCare Holdings, Inc., as amended from time to time.

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or with or exemption by such Person.

“Contract” means any contract, commitment, lease, license, mortgage, bond, note or other instrument evidencing indebtedness, or other legally binding commitment, arrangement or agreement, and all amendments, waivers or other changes thereto.

“Conversion Rate” has the meaning set forth in the Certificate of Designations.

“Covered Person” means each current or former director, manager, employee and officer of the Company or its Subsidiaries, and their respective Affiliates.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any Law, order, directive or guideline by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act, that provides for any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any similar restrictions

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, sorting, treatment, manipulation, performance of operations on, enhancement, aggregation, destruction, security or disposal of any data or information (including Personal Data), databases, or collections of information.

“Debt Financing Sources” means the financial institutions identified in the Debt Financing Commitment, together with each other Person that commits to provide or otherwise provides the Debt Financing, whether by joinder to the Debt Financing Commitment or otherwise.

“Derivative Instruments” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities of Parent increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (i) such derivative security conveys any voting rights in any Equity Security, (ii) such derivative security is required to be, or is capable of being, settled through delivery of any Equity Security or (iii) other transactions that hedge the value of such derivative security.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Employee Option” means each Company Option that was granted to the holder in the holder’s capacity as an employee of the Company or its Subsidiaries for applicable employment Tax purposes as specified in the Closing Consideration Schedule.

“Employee Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other compensation and benefits plans, policies, trust funds, programs, arrangements or payroll practices, including Multiemployer Plans, and each other stock purchase, stock option, restricted stock, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, restrictive covenant, and other benefit plan, policy, trust fund, program, arrangement or payroll practice, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, funded, unfunded, insured or self-insured, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by any of the Company or its Subsidiaries, or under which any of the Company or any of its Subsidiaries has any current or potential liability.

“Environmental Laws” means all Legal Requirements relating to pollution or the protection of the environment or the workplace, occupational health and safety, or to human health as it relates to exposure to Hazardous Substances, or to the use, storage, handling, release, disposal ore remediation of, or exposure to Hazardous Substances, in each case as in effect as of the relevant time.

“Equity Securities” means any and all (a) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a person (other than a corporation), (b) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of a corporation, and securities convertible into or exchangeable for any equivalent or analogous ownership (or profit) or voting interests in a person (other than a corporation), and (c) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination; provided, that Equity Securities shall not include preferred stock that are not convertible or exchangeable for common stock in a corporation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any of its Subsidiaries, or that is, or was at the relevant time, a member of the same “controlled group” as any of the Company or its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by Parent, Company and the Escrow Agent at the Closing, in customary form as reasonably agreed by the Parties.

“Estimated Aggregate Merger Consideration” means an amount equal to (1) $1,100,000,000; plus (2) the Aggregate Parent Stock Value, minus (3) the Estimated Selling Expenses; minus (4) the Estimated Closing Indebtedness; plus (5) the Estimated Closing Cash; plus (6) the Estimated Net Working Capital Adjustment Amount (which may be a positive or negative dollar amount); plus (7) the Aggregate Exercise Amount; plus (8) the Excess Capital Equipment Adjustment; minus (9) the Provider Relief Adjustment; plus (10) the Estimated M&A Adjustment.

“Ex-Im Laws” means U.S. and non-U.S. Legal Requirements relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Legal Requirements administered by U.S. Customs and Border Protection.

“Excess Capital Equipment” means the capital equipment and inventory of the Company and its Subsidiaries set forth in Section 2.8(a) of the Disclosure Schedule.

“Excluded Information” means any (a) pro forma financial statements or adjustments (but excluding information (other than any information regarding any post-Closing or pro forma cost savings, synergies, debt or equity capitalization, ownership or other post-Closing pro forma adjustments) relating to the Company and its Subsidiaries necessary for Parent to prepare pro forma financial statements), (b) description of all or any portion of the Debt Financing, including any “description of notes” and “plan of distribution”, (c) risk factors relating to all or any component of the Debt Financing, (d) stand-alone financial statements in respect of any of the Company’s subsidiaries or (e) financial statements or other information (including segment reporting and consolidating and other financial statements and data) required by Rules 3-09, 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K, information regarding executive compensation related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of July 29, 2020 (as amended, restated, increased, extended, supplemented or otherwise modified from time to time) among AdaptHealth LLC, the guarantors party thereto, the lenders from time to time party thereto and Regions Bank, as administrative agent.

“Final Provider Relief Adjustment” means the Provider Relief Adjustment; provided, that if prior to the date which is ninety (90) days after the Closing Date, Parent and its Subsidiaries actually repay or reimburse a Governmental Entity in respect of stimulus funds they had previously received from programs created by the CARES Act that are the same programs from which the Company and its Subsidiaries obtained Aggregate Stimulus Funds, then Parent and the Stockholder Representative shall mutually agree to adjust the Provider Relief Adjustment amount, up or down, as applicable, by applying the same repayment or reimbursement methodology that was used by Parent and its Subsidiaries in respect of its stimulus funds from the same programs.

“Financing Parties” means the Debt Financing Sources, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“Fraud” means common law fraud as defined under the laws of the State of Delaware, with respect to the making by such Person of the representations and warranties (in each case, as modified by the Disclosure Schedule or Schedules hereto) pursuant ARTICLE IV or ARTICLE V or in any other Transaction Document or certificate delivered hereunder. For the avoidance of doubt, “Fraud” does not include any claim to the extent it is solely based on equitable fraud, constrictive fraud or any torts based on negligence or recklessness.

“Fundamental Representations” means any of the representations and warranties set forth in any of Sections 4.1, 4.2, 4.5(a), 4.5(b), 4.5(c), 4.5(e), 4.21, 5.1, 5.2, 5.6 and 5.9.

“GAAP” means generally accepted accounting principles in the United States as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, as of the date of the statement to which such term refers.

“Governmental Entity” means any court, governmental department, commission, council, board, agency, bureau or other instrumentality of the United States of America, any foreign jurisdiction, or any state, provincial, county, municipality or local governmental unit thereof, including any Taxing Authority and any arbitrator.

“Hazardous Substances” means any pollutants, contaminants, wastes, chemicals or other materials or substances that are regulated by or for which liability or standards of conduct may be imposed under any Environmental Law, and shall include without limitation oil, petroleum, petroleum-derived substances, radiation and radioactive materials, noise, odors, mold and microbial matter, polychlorinated biphenyls, radon, urea formaldehyde, and asbestos or materials containing asbestos.

“Health Care Laws” means all Legal Requirements pertaining to the healthcare regulatory matters applicable to the operations of the Company or any of its Subsidiaries, including: (i) the Legal Requirements, licensure, certification, or registration requirements of all Governmental Entities relating to the Business, including as applicable, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), (ii) the Medicare statute (Title XVIII of the Social Security Act, 42 U.S.C. § 1395 et seq.), the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq.), including the Medicare Part D program and the Medicare Advantage program, the federal TRICARE statute (10 U.S.C. § 1071 et seq.) and any other federal, state or local governmental healthcare programs, including applicable program requirements; (iii) any criminal Legal Requirements relating to health care, including all criminal false claims statutes (e.g., 18 U.S.C. Sections 287 and 1001); (iv) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (v) all Legal Requirements relating to health care fraud and abuse, including but not limited to the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) et seq.), and the Stark Act (42 U.S.C. § 1395nn); (vi) all federal and state self-referral prohibitions, state anti-kickback, illegal remuneration and provider conflict of interest Legal Requirements; (vii) all applicable federal and state statutes and regulations relating to medical devices, durable medical equipment, home medical equipment, or orthotics, or to the manufacturing, sale or distribution of such products; and (viii) all other applicable quality, safety certification and accreditation standards and requirements applicable to the sale of relating to medical devices, durable medical equipment, home medical equipment, or orthotics, or to the manufacturing, sale or distribution of such products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to the Company and its Subsidiaries, (a) all indebtedness for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations in respect of any letter of credit, surety bond, banker’s acceptance or similar reimbursement agreement or obligation, in each case, solely to the extent drawn, (d) all obligations to pay the deferred purchase price of property, assets or services in respect of which the Company or any of its Subsidiaries is liable (excluding trade accounts payable arising in the Ordinary Course of Business of the Company), including any “earn-out”, contingency or royalty payments, and any unfunded or underfunded holdbacks or escrows, (e) all obligations under leases required to be capitalized in accordance with GAAP as in effect as on the date hereof, (f) all obligations under, any swap, hedging or derivative instruments, in each case assuming each such instrument were terminated as of immediately prior to Closing, (g) except to the extent included as liabilities in the calculation of Selling Expenses or Net Working Capital, any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement, or any unpaid severance obligations with respect to employees (or other service providers) terminated prior to the Closing, (h) all obligations under any direct or indirect guaranties in respect of, or obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness for borrowed money or obligations of others of the kinds referred to in clauses (a) through (g) above and (i) all obligations of the kinds referred to in clauses (a) through (h) above of other Persons secured by any Lien on any property or asset of the Company, (j) all accrued interest, prepayment premiums, fees (including loan management fees) or penalties directly related to the payment of each of the foregoing items described in clauses (a) through (i) and (k) M&A Costs other than to the extent paid in cash prior to the Closing. Notwithstanding the foregoing, “Indebtedness” shall not include any (i) amounts included as Selling Expenses, (ii) any liability included in Net Working Capital, (iii) any amounts in connection with any Aggregate Stimulus Funds or incurred in connection with the CARES Act, (iv) all prepaid revenue (whether current or long-term) tied to the delivery of future services for which cash has already been received, including deferred revenue (whether current or long-term), and (v) any liabilities, obligations or guarantees solely to the extent related to any debt between the Company and its wholly-owned Subsidiaries or between the Company’s wholly-Subsidiaries.

“Information Rights Holder” means Stephen Griggs, Peloton Equity AeroCare SPV I, L.P., SkyKnight Aero Holdings, LLC and SV Life Sciences Fund VI, L.P.

“Intellectual Property” means the following in any jurisdiction around the world: (a) patents, patent applications, and statutory invention registrations, including reissues, divisionals, continuations, continuations in part, reexaminations, and extensions; (b) trademarks, trademark applications, trademark registrations, trade names, service marks, service mark applications, service mark registrations, brand names, trade dress, product designations, logos, designs, Internet domain names, and any other similar designations of source or origin, together with all adaptations, derivations, abbreviations, acronyms, and combinations thereof, all applications, registrations, and renewals in connection therewith, and all goodwill associated therewith; (c) copyrights and works of authorship, whether or not registered, copyright registrations, and copyright applications, and moral rights; (d) trade secrets, know-how or other proprietary or confidential information, inventions (whether or not patentable or reduced to practice), processes, techniques, research and development, software, source code, formulae, algorithms, data, databases, collections of data, customer and supplier lists, and business and marketing plans (collectively, “Trade Secrets”); (e) usernames, keywords, tags, and other social media identifiers and accounts, for all third-party social media sites, as well as all content uploaded or posted to such sites; and (f) all other intellectual property or proprietary rights or assets.

“IRS” means the Internal Revenue Service.

“Knowledge” means (a) with respect to the Company or its Subsidiaries, any fact, circumstance, event or other matter in question that is actually known by Stephen Griggs, Albert Prast, Daniel Bunting, Joseph Russell, Joey Russell and Jacques Schira and (b) with respect to Parent, any fact, circumstance, event or other matter in question that is actually known by Luke McGee, Joshua Parnes, Jason Clemens, Christopher Joyce and Wendy Russalesi, in each case, after reasonable inquiry of their respective direct reports.

“Legal Proceeding” means any judicial, administrative or arbitral claims, actions, suits, hearings, inquiries, challenges, investigations or other proceedings (public or private) commenced, brought, conducted or heard before, or otherwise involving, any Governmental Entity or arbitrator.

“Legal Requirement” means all laws, common law, statutes, rules, regulations, codes, ordinances, permits, bylaws, variances, policies, judgments, injunctions, orders, guidelines, conditions and licenses of a Governmental Entity, including the CARES Act, the Families First Coronavirus Response Act of 2020 or any other law intended to address the consequences of COVID-19.

“Liabilities” means all indebtedness, obligations and other liabilities of a Person, whether known or unknown, contingent or otherwise.

“Licenses for Generally Commercially Available Software” means non-exclusive licenses granted to the Company or any of its Subsidiaries in respect of commercially available, unmodified, prepackaged, off-the-shelf third-party software used by the Company or any of its Subsidiaries solely for their own internal use with a replacement cost or aggregate fee, royalty, or other consideration for any such software or group of related software licenses of no more than $150,000.

“Lien” means any lien, mortgage, pledge, condemnation award, expropriation award, encumbrance, lease, sublease, license, preferential purchase right, option, conditional sales contract, ownership interest of another Person, security interest or encumbrance or other similar third-party right of any nature whatsoever.

“Losses” means, collectively, any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of any third party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing. For the avoidance of doubt, “Losses” shall exclude special, exemplary or punitive damages except, in each case, for any such damages that are actually awarded to and owed by an Indemnified Party to a third party.

“M&A Adjustment” the M&A Costs less the M&A Target, which may be a positive or negative dollar amount.

“M&A Costs” means the aggregate amount of all consideration paid and any funded holdbacks and escrows paid by the Company or any of its Subsidiaries between the date hereof and the Closing Date (which the Company agrees will not exceed $21,000,000 for acquisitions consummated prior to February 1, 2021, or $41,000,000 for all acquisitions between the date hereof and the Closing Date) in connection with all actual M&A Purchase consummated following the date hereof and prior to the Closing; provided, that the Company may increase such $41,000,000 ceiling with Parent’s consent, not to be unreasonably withheld, conditioned or delayed.

“M&A Purchase” means each acquisition by the Company or any of its Subsidiaries of any Person, division or line of business set forth on Section 6.5(e)(i) of the Disclosure Schedule plus any other division, company or line of business which the Company determines to acquire after February 1, 2021.

“M&A Target” means $15,857,500.

“Marketing Period” means the first period of 15 consecutive Business Days after the date hereof and throughout and on the last day of which Parent shall have received the Required Financial Information from the Company, and such Required Financial Information is and remains Compliant; provided the Marketing Period shall exclude December 19, 2020 through January 3, 2021 (each, a “Non-Marketing Date”); it being understood that any Non-Marketing Date after the commencement of the Marketing Period shall be disregarded for purposes of calculating the 15 consecutive Business Days constituting the Marketing Period except for Non-Marketing Dates between December 19, 2020 through January 3, 2021, for which the Marketing Period shall be completed prior to such dates or commence after such dates; provided, further, that if the Marketing Period shall not have ended by the later to occur of (A) February 11, 2021, and (B) the date on which the Company’s auditors will provide to the underwriters in an offering negative assurance on the change period, the Marketing Period shall be deemed to have not commenced until the Company shall have delivered the information set forth in clause (c) of the definition of Required Financial Information; provided, further, (i) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 15 consecutive Business Day period, (1) the independent public accountants of the Company shall have withdrawn its audit opinion with respect to any audited financial statements included in the Required Financial Information, in which case such 15 consecutive Business Day period shall not commence unless and until a new unqualified audit opinion is issued with respect to such audited financial statements by the independent public accountant of the Company or another independent public accounting firm of recognized national standing or (2) the Company or its independent public accountants shall have announced any intention to restate any financial statements included in the Required Financial Information, in which case such 15 consecutive Business Day period shall not commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended or the Company or its independent public accountants, as applicable, has announced that it has concluded that no restatement shall be required in accordance with GAAP. If at any time the Company believes in good faith that it has delivered to Parent all Required Financial Information and such Required Financial Information is and remains Compliant, it may deliver a written notice to Parent to such effect (stating when it believes it completed such delivery), in which case the Required Financial Information shall be deemed to have been delivered and to be Compliant as of the date specified in such notice and the “Marketing Period” shall be deemed to have commenced on the date specified in such notice (and such Required Financial Information have been received on such date), unless Parent in good faith reasonably believes either any Required Financial Information has not been received or is not Compliant and, within three (3) Business Days after the date of Parent’s receipt of the aforementioned notice, delivers a written notice to the Company to that effect and stating with reasonable specificity what Required Financial Information it believes it has not received or is not Compliant (it being understood and agreed that the Marketing Period shall commence on the first (1st) Business Day following the date on which the Company delivers, or causes to be delivered, the Required Financial Information specifically identified by Parent in such notice).

“Material Adverse Effect” means any change, effect, development, event, state of facts, or circumstance that (i) is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole, on the one hand, or, the Parent and its Subsidiaries, taken as a whole, on the other hand (as applicable), or (ii) prevents the Company or Parent (as applicable) from timely consummating the transactions contemplated by this Agreement; provided, that with respect to clause (i), any change, effect, development, event, state of facts, or circumstance to the extent arising out of or relating to any of the following will not be taken into account in determining whether there has been or may be a Material Adverse Effect: (a) general economic conditions, including changes in the credit, debt or financial, capital markets (including changes in interest or exchange rates), in each case, anywhere in the world, in the United States or in the regional economies or industries in which the Company or Parent and their respective Subsidiaries (as applicable) operate; (b) conditions or fluctuations in the securities markets, capital markets, any stock exchange, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) any stoppage or shutdown of any Governmental Entity (including any default by a Governmental Entity or delays in payments or delays or failures to act by any Governmental Entity); (d) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (e) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires, epidemics, pandemics, disease outbreak (including COVID-19) or other natural disasters or any other act of God or force majeure events, in the United States or any other country or region in the world; (f) changes in GAAP or other accounting requirements or principles; (g) changes in any Legal Requirements or any change in the interpretation of such Legal Requirements (including in connection with COVID-19); (h) actions required to be taken under Order or applicable Legal Requirements (including in connection with COVID-19); (i) the announcement or pendency of this Agreement or the other transactions contemplated by this Agreement or the identity of Parent or the Company, as applicable; (j) the failure of the Company or Parent (as applicable) or any of their respective Subsidiaries to meet or achieve the results set forth in any internal budget, plan, projection or forecast (it being understood that the underlying causes of, or factors contributing to, the failure to meet such results may be taken into account in determining whether a Material Adverse Effect has occurred or would be expected to occur to the extent another exception set forth in this definition does not apply); (k) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereby or any disruption thereof; except, in the case of the foregoing clauses (a) through (e) and (h), to the extent such changes or effects referred to therein have a materially disproportionate impact on the Company or its Subsidiaries or Parent or its Subsidiaries (as applicable) as compared to other companies with businesses that operate in the same industries in which the Company or Parent (as applicable) or their respective Subsidiaries operate.

“Material Subsidiaries” means each Subsidiary of the Company that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X).

“Measurement Time” means 12:01 A.M. New York, New York time on the Closing Date.

“Multiemployer Plan” means each Employee Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“NASDAQ” means the Nasdaq Global Market.

“Net Working Capital” means the current assets of the Company and the Subsidiaries of the Company (which Subsidiaries shall be determined as of the date of this Agreement, i.e., excluding any Subsidiary acquired in connection with any M&A Purchase consummated after the date hereof and prior to Closing) (excluding Cash on Hand, Restricted Cash, current and deferred Tax assets, Excess Capital Equipment and all assets arising from any M&A Purchase structured as an asset purchase consummated after the date hereof and prior to Closing) less current liabilities of the Company and the Subsidiaries of the Company (which Subsidiaries shall be determined as of the date of this Agreement, i.e., excluding any Subsidiary acquired in connection with any M&A Purchase consummated after the date hereof and prior to Closing) (excluding Indebtedness, Selling Expenses, current Tax liabilities, deferred Tax liabilities, deferred revenue, Aggregate Stimulus Funds, M&A Costs and all liabilities assumed in any M&A Purchase structured as an asset purchase consummated after the date hereof and prior to Closing (other than, for the avoidance of doubt, any costs or expenses incurred by the Company or any of its Subsidiaries in connection with the authorization, preparation, negotiation, execution or performance of such M&A Purchase, such as those paid to accountants, attorneys, bankers and other advisors)), in each case, determined as of the Measurement Time in accordance with and including only those specific line items set forth in the Preparation Methodology.

“Net Working Capital Adjustment Amount” means the Net Working Capital less the Net Working Capital Target, which may be a positive or negative dollar amount.

“Net Working Capital Target” means $22,222,307.

“Non-Employee Option” means each Company Option that was granted to the holder in the holder’s capacity as a non-employee service provider to the Company or its Subsidiaries for applicable employment Tax purposes as specified in the Closing Consideration Schedule.

“Option Consideration” means the Cash Option Consideration and the Substitute Option Consideration, as applicable.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, actions that are consistent in all material respects with the past practices of such Person, taken in the ordinary course of the normal day-to-day operations of such Person.

“Ordinary Rep” means any representation or warranty made by Company in ARTICLE IV or the Parent in ARTICLE V, as applicable, other than the Fundamental Representations.

“Parent Material Adverse Effect” means any change, effect, development, event, state of facts, or circumstance that, with respect to Parent and its Subsidiaries, taken as a whole, constitutes a Material Adverse Effect.

“Parent Stock Value” means the volume-weighted average price per share for Class A Common Stock as reported by Nasdaq for the 20 consecutive Trading Days ending on (and including) the Trading Day that immediately precedes the fifth (5th) Business Day prior to the Closing Date.

“Per Share Cash Consideration” means an amount in cash equal to the Common Per Share Amount.

“Per Share Mixed Consideration” means (a) the Common Per Share Cash Amount and (b) the Common Per Share Stock Issuance Amount.

“Permitted Liens” means (a) statutory Liens for current Taxes or assessments, or other similar governmental charges, not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising or incurred in the Ordinary Course of Business not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) zoning, entitlement and other land use or environmental regulations regulating the use or occupancy of such Leased Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business thereon, (d) Liens created by or arising out of the express terms of any Real Property Lease, (e) title to any portion of the premises lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Company Real Property; and (f) matters that would be disclosed by an accurate survey or inspection of the Leased Real Property.

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, estate, association, organization, labor union or other entity or Governmental Entity.

“Personal Data” means any data or other information (including “Protected Health Information” and “Individually Identifiable Health Information” as defined by HIPAA) about or from an individual, including any personally identifiable data (e.g., name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, credit card number, passport number, or customer or account number, and any other piece of information that allows the identification of a natural person), or that is protected by or subject to any Privacy Laws and Requirements.

“Post-Closing Tax Period” means (a) any Tax period beginning after the Closing Date and (b) with respect to any Straddle Period, the portion of such period beginning after the Closing Date.

“Preferred Stock Share Consideration” means a number of shares of Series C Preferred Stock equal to the quotient obtained by dividing (a) (i) the Share Consideration Amount, minus (ii) the number of Common Stock Share Consideration issued hereunder, divided by (b) the Conversion Rate.

“Preparation Methodology” means a preparation approach in accordance with GAAP (as consistently applied by the Company and its Subsidiaries in the Company Financial Statements), but, in the case of Net Working Capital, using only those specific line items reflected in Exhibit N, as modified by any inclusions or exclusions to those line items set forth in Exhibit N.

“Pro Rata Share” means, with respect to each Company Equityholder (a) the sum of (i) the number of shares of Company Common Stock (including the aggregate number of shares of Company Common Stock issuable upon conversion of shares of Company Series C Preferred Stock) and (ii) the aggregate number of shares of Company Common Stock issuable upon exercise of the Vested Company Options held by such Company Equityholder immediately prior to the First Effective Time held by such Company Equityholder, divided by (b) the Aggregate Shares.

“Provider Relief Adjustment” means $8,758,130; provided, that if the Parties mutually agree prior to Closing, acting reasonably and in good faith, that the portion of the Aggregate Stimulus Funds received by the Company and its Subsidiaries which the Parties reasonably estimate will need to be repaid or reimbursed to the applicable Governmental Entity in accordance with the terms of such programs is a different amount, the Provider Relief Adjustment will be such different amount.

“Purchasing Expenses” means, whether or not incurred or paid prior to or after the termination, (a) all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, financial advisors, investment bankers, experts and consultants (including Willkie Farr & Gallagher LLP, Jefferies LLC, K&L Gates LLP, Berkeley Research Group, LLC and KPMG LLP)) incurred by Parent or its Affiliates in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby, (b) one-half of the fees associated with the filings pursuant to the HSR Act, (c) all fees, costs and expenses relating to the Parent’s portion of the Special Policy (including, to the extent required to be paid notwithstanding the termination, the premium due therefor, the underwriting fee with respect thereto, and any surplus lines Tax), (d) one-half of the fees and expenses of the Paying Agent to the extent required to be paid notwithstanding the termination, (e) all reasonable fees, costs and expenses payable by Parent in authorization, preparation, negotiation, execution or performance in seeking the Debt Financing.

“Real Property Leases” means all leases, subleases, licenses, concessions and other Contracts applicable to the Leased Real Property, and any ancillary documents pertaining thereto, including, for example, amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Rental Equipment” means the medical equipment in the Company’s or any of its Subsidiaries’ possession as of the date hereof of the type provided to patients under rental arrangements in the Ordinary Course of Business.

“Representative Expense Amount” means $500,000, as may be adjusted by the Stockholder Representative prior to the delivery of the Closing Consideration Schedule.

“Required Financial Information” means (a) the audited consolidated balance sheets and statements of income and cash flows of the Company and its consolidated Subsidiaries for the fiscal years ended December 31, 2018 and 2019, (b) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2020 and the unaudited consolidated statements of income and cash flows of the Company and its consolidated Subsidiaries for the nine months ended September 30, 2019 and September 30, 2020, upon which the Company’s auditors have performed an interim review in accordance with the Statement of Accounting Standards 100, (c) to the extent the Closing Date occurs on or after 90 days after December 31, 2020, the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2020 and the consolidated statement of income and cash flows of the Company and its consolidated Subsidiaries for the fiscal year ended December 31, 2020, (d)(1) an unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the last day of the interim fiscal quarter of the Company subsequent to December 31, 2020 ended at least 45 days prior to the Closing Date and (2) unaudited consolidated income statements and cash flow statements of the Company and its consolidated Subsidiaries for the interim period subsequent to December 31, 2020 and ended as of the date of the unaudited consolidated balance sheet referred to in clause (d)(1) of this definition of Required Financial Information (and, with respect to such unaudited consolidated income statement and cash flows statement of the Company and its consolidated Subsidiaries, the corresponding period for the prior fiscal year), in each case, upon which the Company’s auditors have performed an interim review in accordance with the Statement of Accounting Standards 100, (e) all other financial data regarding the Company and its Subsidiaries reasonably requested by Parent and required to permit Parent to prepare pro forma financial statements in accordance with Article XI of Regulation S-X and (f) such other customary financial information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to the extent such information is of the type and form customarily included in a customary bank information memorandum or an offering memorandum for private placements of non-convertible high yield bonds pursuant to Rule 144A promulgated under the Securities Act or customarily included in a registrant statement on Form S-1 under the Securities Act. The financial statements referenced in clauses (a)-(d) above shall be in conformity with GAAP applied on a consistent basis during and across the periods involved and shall satisfy the requirements of Rule 3-05 or 8-04 of Regulation S-X. Notwithstanding anything to the contrary in this definition, nothing in this Agreement will require the Company or any of its Subsidiaries to provide (or be deemed to require the Company or any of its Subsidiaries to prepare) any Excluded Information.

“Restricted Cash” means any cash and cash equivalents (a) the use of which is restricted by law or Contract, including any deposits with third parties and (b) that are insurance proceeds in respect of a condemnation, casualty, loss or other material damage to any of the assets of the Company or any of its Subsidiaries prior to the Closing Date that have not been used to repair or replace such condemned or damaged property as permitted or required pursuant to the terms hereof.

“Sanctions Laws” means Legal Requirements administered or enforced by the United States (including by the United States Department of Treasury, Office of Foreign Assets Control or the U.S. Department of State), and the United Nations Security Council.

“Securities” means the Share Consideration and any Securities into which the Share Consideration is convertible.

“Security Breach” means actions that result in an actual, suspected, alleged or potentially likely cyber or security incident that could have an adverse effect on any Company System or any information or data stored or contained therein, including an occurrence that actually or potentially likely jeopardizes the confidentiality, integrity, or availability of such system or the data or information the system processes, stores, or transmits. A Security Breach includes incidents of security breaches or intrusions, denial of service, or unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, or destruction of, any data, Company System, or Trade Secrets, or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing.

“Selling Expenses” means (a) to the extent not paid prior to the Closing, all out-of-pocket expenses (including all fees and expenses of counsel, accountants, financial advisors, investment bankers, experts and consultants (including Goodwin Procter LLP and Brown & Fortunato)) incurred on or prior to the Closing Date (whether or not payable on, at or prior to the Closing) by the Company and its Subsidiaries in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby, including a Dividend Recapitalization, (b) the Change in Control Payments, (c) the employer portion of any withholding, payroll, employment or similar Taxes payable with respect to each Company Option, and (d) to the extent not paid prior to the Closing, (i) one-half of the fees associated with the filings pursuant to the HSR Act, (ii) one-half of the premium, underwriting fee and surplus lines Tax relating to the Tail Policy (subject to Section 6.3(b)), (iii) one-half of the premium for up to $75,000,000 of coverage under the Special Policy, (iv) one-half of the amount of any Transfer Taxes, (v) one-half of the fees and expenses of the Paying Agent in accordance with Section 2.5(a) and (vi) one-half of the fees and expenses of the Escrow Agent in accordance with Section 3.1.

“Series C Preferred Stock” means Series C Convertible Preferred Stock, par value $0.0001 per share, of Parent.

“Series C Preferred Stockholders” means any holder of Company Series C Preferred Stock immediately prior to the First Effective Time.

“Share Consideration” means the Common Stock Share Consideration and the Preferred Stock Share Consideration.

“Share Consideration Amount” means 31,000,000 shares of Common Stock (as equitably adjusted for any stock split, dividend, recapitalization and similar transaction or reorganization on or after the date hereof pursuant to Section 2.13).

“Special Escrow Account” means the escrow account created pursuant to the Escrow Agreement in respect of the Special Escrow Deposit.

“Special Escrow Deposit” means $7,000,000.

“Special Matter” means the matter described in item 3 of Section 4.6(a) of the Disclosure Schedule.

“Stockholder” means any holder of Company Capital Stock, as determined immediately prior to the First Effective Time.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” or “Subsidiaries” means, as to any Person, any other Person of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by such first Person.

“Substitute Option Consideration” means, in respect of each Company Optionholder that is an Accredited Investor, the right to receive the Parent Options in respect of each Vested Substitute Option held by such Company Optionholder pursuant to Section 2.7(a) and 2.7(b).

“Surviving Companies” means, collectively, the First Surviving Company and the Second Surviving Company.

“Tax” or “Taxes” means any taxes and similar assessments imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, sales, use, real property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, escheat or unclaimed property, actual or estimated, tax, levy, assessment, duty, custom or similar governmental charge including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party Payor Programs” means all payment or reimbursement programs (including but not limited to those programs that are sponsored or maintained by any Third Party Payor and/or those programs under which a Third Party Payor bills and collects), in which the Company or any of its Subsidiaries participate and/or the Company or any of its Subsidiaries provide products or services, regardless of whether the Company or its Subsidiaries are an in-network or out-of-network provider/supplier.

“Third Party Payors” means state or local governmental insurance programs, private, non-governmental insurance and managed care programs, employers, unions, trusts, or third party administrators, including, but not limited to, any Governmental Entity that sponsors a health benefit program, including Medicare, Medicaid, CHAMPUS/TRICARE or any federal health care program, with which the Company or any Subsidiary contracts to provide goods and services or through which the Company or any Subsidiary receives payments or reimbursements for goods and services provided.

“Trade Control Laws” means, collectively, the Sanctions Laws, Ex-Im Laws, or the anti-boycott Legal Requirements administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service.

“Trading Day” means, with respect to a security, a day on which the principal national securities exchange on which such security is listed or admitted to trading is open for the transaction of business or, if such security is not listed or admitted to trading on any national securities exchange, a Business Day.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Voting and Support Agreements, the Stock Letters of Transmittal and all of the certificates, instruments and agreements required to be delivered by any of the Parties at the Closing.

“Transfer” means (a) any direct or indirect sale, lease, assignment, Lien, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any Contract, option or other arrangement or understanding with respect to any sale, lease, assignment, Lien, disposition or other transfer (by operation of law or otherwise), of any Equity Security or (b) to enter into any Derivative Instrument, swap or any other Contract, agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Equity Security, whether any such Derivative Instrument, swap, Contract, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include the conversion of one or more shares of Series C Preferred Stock into shares of Class A Common Stock pursuant to the Certificate of Designations.

“Unaffiliated Shareholders” means the shareholders of Parent, other than (a) the Company, (b) any Affiliates or representatives of the Company or any person acting for or on behalf of the Company or (c) any shareholder that is a member of a “group” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) with the Company.

“Value of the Common Per Share Stock Issuance Amount” means the Common Per Share Stock Issuance Amount multiplied by the Parent Stock Value.

“Vested Cash-Out Options” means, (i) in respect of each Company Optionholder that is an Accredited Investor, a number of Vested Company Options, rounded down to the nearest share of Company Common Stock underlying such Vested Company Option, equal to (a) the total number of Vested Company Options held by such Company Optionholder as of immediately prior to the First Effective Time, multiplied by (b) a ratio, the numerator of which is the Common Per Share Cash Amount and the denominator of which is the Common Per Share Amount, and (ii) in respect of each Company Optionholder that is not an Accredited Investor, the total number of Vested Company Options held by such Company Optionholder as of immediately prior to the First Effective Time.

“Vested Company Option” means each Company Option that (i) is outstanding and unexercised as of immediately prior to the First Effective Time, (ii) is vested as of immediately prior to or at the First Effective Time pursuant to the terms of the Company Equity Plan and the applicable agreement(s) governing such Company Option (after giving effect to any accelerated vesting that occurs at or immediately prior to the First Effective Time or otherwise in connection with, or as a result of, the consummation of the First Merger), and (iii) has an exercise price per share of Company Common Stock subject thereto that is less than the Common Per Share Amount.

“Vested Substitute Options” means, in respect of each Company Optionholder that is an Accredited Investor, a number of Vested Company Options equal to (i) the total number of Vested Company Options held by such Company Optionholder as of immediately prior to the First Effective Time, minus (ii) the number of Vested Cash-Out Options held by such Company Optionholder.

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